Filed Pursuant to Rule 424(b)(5)
Registration No. 333-200387

Information contained in this preliminary prospectus supplement is subject to completion or amendment. This preliminary prospectus supplement and the accompanying prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Subject to completion, dated November 24, 2014.

Preliminary prospectus supplement

(To prospectus dated November 20, 2014)

Perrigo Finance plc

Fully and unconditionally guaranteed by

Perrigo Company plc

$         % Senior Notes due 20

$         % Senior Notes due 20

$         % Senior Notes due 20

Perrigo Finance plc, a public limited company incorporated under the laws of Ireland (the “Issuer”), a wholly owned subsidiary of Perrigo Company plc, a public limited company incorporated under the laws of Ireland (the “Parent”), is offering for sale $     aggregate principal amount of its     % Senior Notes due 20     (the “20     notes”), $     aggregate principal amount of its     % Senior Notes due 20     (the “20     notes”) and $     aggregate principal amount of its     % Senior Notes due 20     (the “20     notes” and, together with the 20     notes and the 20     notes, the “notes”) pursuant to this prospectus supplement and the accompanying prospectus. Payment of principal of, premium, if any, and interest on the notes will be fully and unconditionally guaranteed on an unsecured senior basis by the Parent.

This offering is part of the financing for the Parent’s proposed acquisition (the “Acquisition”) of 685,348,257 shares of Omega Pharma Invest N.V., a limited liability company incorporated under the laws of Belgium (“Omega”) for cash and the Parent’s ordinary shares. The shares represent 95.77% of the issued and outstanding share capital of Omega. Omega will hold the remaining shares as treasury shares. Upon consummation of the Acquisition, Omega and its subsidiaries will become direct or indirect subsidiaries of the Parent.

The net proceeds from this offering will be used, together with cash on hand, the net proceeds from the Parent’s offering of its ordinary shares, which priced on November 20, 2014, and the net proceeds from borrowings under a New Term Loan Facility (as defined herein) to fund the cash purchase price of the Acquisition and repay or refinance certain outstanding indebtedness of the Parent and/or Omega. To the extent the net proceeds of this offering and other sources of financing are insufficient to fund the cash portion of the purchase price for the Acquisition, the Parent intends to incur borrowings under its Bridge Loan Facility (as defined herein) in the amount of the shortfall. If the Share Purchase Agreement (as defined herein) is terminated or the Acquisition is not consummated for any other reason prior to August 6, 2015 (which may be extended up to September 7, 2015 upon notice by the Issuer), the notes of each series will be subject to a special mandatory redemption at a redemption price (the “Special Mandatory Redemption Price”) equal to 101% of the aggregate principal amount of the notes of such series, plus accrued and unpaid interest to, but not including, the redemption date (the “Special Mandatory Redemption Date”). See “Description of the notes—Special mandatory redemption.”

The 20     notes will bear interest at the rate of     % per annum, the 20     notes will bear interest at the rate of     % per annum and the 20     notes will bear interest at the rate of     % per annum. Interest on the 20     notes is payable on             and             of each year, beginning on                     , 2015. Interest on the 20     notes is payable on             and             of each year, beginning on                     , 2015. Interest on the 20     notes is payable on              and              of each year, beginning on                     , 2015. The 20     notes will mature on                     , 20    , the 20     notes will mature on                     , 20     and the 20     notes will mature on                     , 20    .

The notes will not be secured and will be the Issuer’s senior obligations and will rank equally in right of payment with its existing and future senior obligations and senior to any of our future subordinated obligations. The notes will be guaranteed on a senior unsecured basis by the Parent and will rank pari passu with the Parent’s other senior indebtedness. The notes will not be guaranteed by any of the Parent’s other subsidiaries and will therefore be structurally subordinated to all liabilities of the Parent’s subsidiaries (other than the Issuer) from time to time outstanding. The Issuer is a finance subsidiary of the Parent whose primary purpose is to finance the business and operations of the Parent and its affiliates.

The Issuer may redeem all or part of the notes of any series at a redemption price equal to 100% of the principal amount of the notes of such series, plus a “make-whole” amount and accrued and unpaid interest, to, but excluding, the redemption date. In addition, the Issuer may redeem all or part of the 20     notes on or after                     , 20     (             months prior to their maturity date), the 20     notes on or after                     , 20     (             months prior to their maturity date) and the 20     notes on or after                     , 20     (             months prior to their maturity date), in each case, at a redemption price equal to 100% of the aggregate principal amount of the notes of the applicable series being redeemed plus, in each case, accrued and unpaid interest, to, but excluding, the redemption date. The Issuer must offer to repurchase the notes if it experiences certain kinds of changes of control and there is a downgrade in the ratings of such series of notes. See “Description of the notes—Change of control offer.”

Investing in the notes involves risks. See “Risk factors” beginning on page S-15 of this prospectus supplement and page 2 of the accompanying prospectus.

	Public offering price(1)	Underwriting discount	Proceeds, before expenses, to us(1)
Per 20 note	%	%	%
Total	$	$	$
Per 20 note	%	%	%
Total	$	$	$
Per 20 note	%	%	%
Total	$	$	$

(1) Plus accrued interest from                     , 2014, if settlement occurs after that date.

The Issuer will not be regulated by the Central Bank of Ireland by virtue of issuing the notes. Any investment in the notes does not have the status of a bank deposit and is not subject to the deposit protection scheme operated by the Central Bank of Ireland or any other government guarantee scheme.

The Issuer intends to apply for the notes to be listed on the Global Exchange Market of the Irish Stock Exchange or the New York Stock Exchange. We will have no obligation to maintain such listing, and we may delist the notes at any time. Currently, there are no public markets for the notes.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes on or about                     , 2014.

Joint book-running managers

J.P. Morgan		Barclays
BofA Merrill Lynch	HSBC	Wells Fargo Securities

                    , 2014

Prospectus supplement

Prospectus

About this prospectus supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where you can find more information” on page s-iii of this prospectus supplement.

Our fiscal year is a 52- or 53-week period, which ends the Saturday on or about June 30. An extra week is required approximately every six years in order to re-align our fiscal reporting dates with the actual calendar months. Fiscal years 2014 and 2013 were comprised of 52 weeks and ended on June 28, 2014 and June 29, 2013, respectively. Fiscal year 2012 was a 53-week period and ended on June 30, 2012.

Currency amounts in this prospectus supplement are stated in U.S. dollars, unless otherwise indicated.

This prospectus supplement and the accompanying prospectus may be used only for the purpose for which they have been prepared. No one is authorized to give information other than that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires, “Perrigo,” “the Company,” “the Parent,” “we,” “us,” “our” and similar terms refer to Perrigo Company plc (formerly known as Perrigo Company Limited, and prior thereto, Blisfont Limited), a public limited company incorporated under the laws of Ireland, and its consolidated subsidiaries, including Perrigo Finance plc, the issuer of the notes offered hereby, and “the Issuer” refers to Perrigo Finance plc.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or a solicitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

Non-GAAP financial measures

We refer to the terms EBITDA and Adjusted EBITDA (each as defined in “Summary—Summary consolidated financial data”) in various places in this prospectus supplement. These are supplemental financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). They are not

S-ii

measurements of our financial performance or liquidity under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP.

The SEC has adopted rules to regulate the use in filings with the SEC and public disclosures and press releases of non-GAAP financial measures, such as EBITDA and Adjusted EBITDA and the ratios related thereto. These rules govern the manner in which non-GAAP financial measures are publicly presented and require, among other things:

•	a presentation, with equal or greater prominence, of the most directly comparable financial measure calculated and presented in accordance with GAAP;

•	a reconciliation of the differences between the non-GAAP measure and the most comparable financial measure calculated and presented in accordance with GAAP;

•

a statement disclosing the reasons a company’s management believes that presentation of the non-GAAP financial measure provides useful information to investors regarding a company’s financial condition and results of operations; and

•	to the extent material, a statement disclosing the additional purposes, if any, for which a company’s management uses the non-GAAP financial measure.

The rules prohibit the following, among other things, in filings with the SEC:

•

exclusion of charges or liabilities that require, or will require, cash settlement or would have required cash settlement, absent an ability to settle in another manner, from non-GAAP liquidity measures;

•

adjustment of a non-GAAP performance measure to eliminate or smooth items identified as non-recurring, infrequent or unusual, when the nature of the charge or gain is such that it has occurred in the past two years or is reasonably likely to recur within the next two years; and

•	presentation of non-GAAP financial measures on the face of any pro forma financial information.

Where you can find more information

We are a reporting company under the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. The Issuer does not and will not file separate reports with the SEC. You may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at the SEC’s Internet website, www.sec.gov. In addition, you may request copies of these filings at no cost by writing or telephoning us at the following address: Attention: Secretary, Perrigo Company plc, 515 Eastern Avenue, Allegan, Michigan 49010, (269) 673-8451; or at our Internet website.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus supplement. This prospectus supplement is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement to a contract or other document filed or

S-iii

incorporated by reference as an exhibit to our registration statement, the reference is only a summary. For a copy of the contract or other document, you should refer to the exhibits that are a part of the registration statement or incorporated by reference into the registration statement by the filing of a Current Report on Form 8-K, Form 10-Q, Form 10-K or otherwise. You may review a copy of the registration statement and the documents we incorporate by reference at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s Internet website as listed above.

The following documents, which have been filed with the SEC by us, are hereby incorporated by reference into this prospectus supplement:

•	Annual Report on Form 10-K for the fiscal year ended June 28, 2014;

•	Quarterly Report on Form 10-Q for the quarter ended September 27, 2014;

•	Proxy Statement on Schedule 14A filed with the SEC on October 1, 2014; and

•

Current Reports on Form 8-K (not including portions thereof furnished under Item 2.02 or Item 7.01 and exhibits related thereto) filed on December 19, 2013 (Film No. 131287596), August 15, 2014 (except for the information filed pursuant to Item 9.01(b) and the filed exhibits relating to that information), November 6, 2014 (Film No. 141198794), November 12, 2014 (Film No. 141212366), November 12, 2014 (Film No. 141214670), November 20, 2014 (Film No. 141237413), November 20, 2014 (Film No. 141237417), November 20, 2014 (Film No. 141237418), November 20, 2014 (Film No. 141237423), November 20, 2014 (Film No. 141237434), November 21, 2014 (Film No. 141242602), November 24, 2014 and November 24, 2014.

Also, all documents filed by us with the SEC under File No. 001-36353 pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (not including Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 under Form 8-K) after the date of this prospectus supplement and prior to termination of the offering to which this prospectus supplement relates shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide, without charge, copies of any document incorporated by reference into this prospectus supplement, excluding exhibits, other than those that are specifically incorporated by reference in this prospectus supplement. You can obtain a copy of any document incorporated by reference by writing or calling us at our principal executive offices as follows:

Perrigo Company plc

Treasury Building

Lower Grand Canal Street

Dublin 2, Ireland

+353-1-7094000

Information on our website is not part of this prospectus supplement, and you should not rely on that information in making your investment decision unless that information is also in this prospectus supplement or has been expressly incorporated by reference into this prospectus supplement.

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Cautionary note regarding forward-looking statements

This prospectus supplement, the accompany prospectus and any documents we incorporate by reference herein or therein and oral statements made from time to time by us may contain so called “forward-looking statements” (within the meaning of Section 27A of the Securities Act of 1933, as amended, or the “Securities Act” and Section 21E of the Exchange Act. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements or those of our industry to be materially different from those expressed or implied by any forward-looking statements. In particular, statements about our expectations, beliefs, plans, objectives, assumptions, future events or future performance contained in this prospectus, any prospectus supplement and any documents we incorporate by reference herein or therein, are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or the negative of those terms or other comparable terminology. One should carefully evaluate such forward-looking statements in light of factors, including risk factors, described under “Risk factors” below and in the documents incorporated herein by reference in which we discuss in more detail various important factors that could cause actual results to differ from expected or historic results. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this prospectus are made only as of the date hereof, and unless otherwise required by applicable securities laws, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

We have not included or incorporated by reference any separate financial statements of the Issuer herein. We do not consider those financial statements to be material to holders of the notes because (1) the Issuer is a wholly-owned subsidiary of the Parent whose primary purpose is to provide financing for the business and operations of the Parent and its affiliates, (2) the Issuer does not currently engage in any independent operations, (3) the Issuer does not currently plan to engage, in the future, in more than minimal independent operations and (4) the Issuer’s parent, Perrigo Company plc, will fully and unconditionally guarantee the Issuer’s obligations to pay principal, premium, if any, and interest on the notes. See “Summary—Perrigo Finance plc.”

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Summary

The following summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before investing in the notes. For a more complete discussion of the information you should consider before investing in the notes, you should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

Our company

We develop, manufacture and distribute over-the-counter (“OTC”) and generic prescription (“Rx”) pharmaceuticals, nutritional products and active pharmaceutical ingredients (“API”), and have a specialty sciences business comprised of assets focused predominantly on the treatment of Multiple Sclerosis (Tysabri®). We are the world’s largest manufacturer of OTC healthcare products for the store brand market. Our mission is to offer uncompromised “Quality Affordable Healthcare Products®”, and we do so across a wide variety of product categories primarily in the United States, the United Kingdom, Mexico, Israel and Australia, as well as many other key markets worldwide, including Canada, China and Latin America.

We have five reportable segments, aligned primarily by type of product: Consumer Healthcare, Nutritionals, Rx Pharmaceuticals, API and Specialty Sciences.

•

Consumer Healthcare:    The Consumer Healthcare segment is the world’s largest store brand manufacturer of OTC pharmaceutical products. This reportable segment markets a broad line of products that are comparable in quality and effectiveness to national brand products. Major product categories include analgesics, cough/cold/allergy/sinus, gastrointestinal, smoking cessation and animal health and secondary product categories include feminine hygiene, diabetes care and dermatological care.

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Nutritionals:    The Nutritionals segment develops, manufactures, markets and distributes store brand infant and toddler formula products, infant and toddler foods, vitamin, mineral and dietary supplement products to retailers, distributors and consumers primarily in the U.S., Canada, Mexico and China. Similar to the Consumer Healthcare segment, this business markets store brand products that are comparable in quality and formulation to the national brand products.

•

Rx Pharmaceuticals:    The Rx Pharmaceuticals segment develops, manufactures and markets a portfolio of generic prescription (“Rx”) drugs primarily for the U.S. market. We define this portfolio as predominantly “extended topical” and “specialty” as it encompasses a broad array of topical dosage forms such as creams, ointments, lotions, gels, shampoos, foams, suppositories, sprays, liquids, suspensions, solutions and powders. The portfolio also includes select controlled substances, injectables, hormones, oral solid dosage forms and oral liquid formulations. The strategy in the Rx Pharmaceuticals segment is to be the first to market with those new products that are exposed to less competition because they have formulations that are more difficult and costly to develop and launch (e.g., extended topicals, specialty solutions or products containing controlled substances). In addition, the Rx Pharmaceuticals segment offers OTC products through the prescription channel (referred to as “ORx®” marketing). ORx®

products are OTC products available for pharmacy fulfillment and healthcare reimbursement when prescribed by a physician. We offer over 100 ORx® products that are reimbursable through many health plans and Medicaid and Medicare programs.

•

API:    We develop, manufacture and market API used worldwide by the generic drug industry and branded pharmaceutical companies. Certain of these ingredients are used in our own pharmaceutical products. The API business identifies APIs that will be critical to our pharmaceutical customers’ future product launches and then works closely with these customers on the development processes.

•	Specialty sciences: This segment is comprised of assets focused primarily on the treatment of Multiple Sclerosis (Tysabri®).

In addition, we have an Other category that consists of the Israel Pharmaceutical and Diagnostic Products operating segment, which does not individually meet the quantitative thresholds required to be a separately reportable segment for SEC reporting purposes. Our segment structure is consistent with the way our management makes operating decisions, allocates resources and manages the growth and profitability of our business.

Perrigo Company plc was incorporated under the laws of Ireland on June 28, 2013, and became the successor registrant of Perrigo Company on December 18, 2013 in connection with the consummation of the acquisition of Elan Corporation, plc (“Elan”). Our principal executive offices are located at the Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland, and our administrative offices are located at 515 Eastern Avenue, Allegan, MI. Our telephone number is +353 1 709400. Our website address is www.perrigo.com. Information contained in or accessible through our website is not part of or incorporated by reference into this prospectus supplement or the accompanying prospectus.

Perrigo Finance plc

Perrigo Finance plc was incorporated under the laws of Ireland on October 19, 2004, and was formerly known as Elan Finance plc until it changed its name on November 4, 2014. Perrigo Finance plc is a finance subsidiary of Perrigo Company plc whose primary purpose is to finance the business and operations of Perrigo Company plc and its affiliates. See “Description of the notes—Limitations on activities of the Issuer.”

Omega

Omega, headquartered in Nazareth, Belgium, is one of the largest OTC healthcare companies in Europe. Omega owns many leading cough & cold, skincare, pain relief, weight management and gastrointestinal treatment brands, among its portfolio of roughly 5,000 SKUs. Omega has operations in 35 countries across Europe and select emerging growth economies. See “—Summary historical financial data of Omega” and “The transactions—Omega.”

The transactions

The acquisition

On November 6, 2014, we entered into an Agreement for the Sale and Purchase of 685,348,257 Shares of Omega (the “Share Purchase Agreement”) with Alychlo NV (“Alychlo”) and Holdco I BE

NV (“Holdco” and, together with Alychlo, the “Sellers”), limited liability companies incorporated under the laws of Belgium, pursuant to which we have, upon the terms and subject to conditions in the Share Purchase Agreement, agreed to purchase (the “Acquisition”) from the Sellers 685,348,257 shares (the “Omega Shares”) of Omega, representing 95.77% of the issued and outstanding share capital of Omega. The remaining shares of Omega will be held by Omega as treasury shares.

In consideration for the Omega Shares, we will pay the Sellers EUR 1.85 billion in cash (the “Cash Consideration”) and issue to Alychlo 5,397,711 of our ordinary shares (the “Non-Cash Consideration” and, together with the Cash Consideration, the “Acquisition Consideration”). We will also assume or repay all outstanding indebtedness of Omega and its subsidiaries, as described below. The ordinary shares comprising the Non-Cash Consideration will be subject to a lock-up agreement, and we have agreed to grant Alychlo registration rights in connection with the issuance of such ordinary shares. Under this agreement, Alchylo may require us to register all or part of the ordinary shares comprising the Non-Cash Consideration with the SEC under one or more registration statements, subject to certain limitations. The Acquisition Consideration will be increased by interest from September 30, 2014 until the completion date on an amount of EUR 2.48 billion starting at a rate of 5% per annum, subject to monthly increases as set forth in the Share Purchase Agreement.

The Cash Consideration will be financed by the net proceeds from this offering (which will be provided to the Parent by the Issuer, directly or indirectly), the net proceeds from our offering of our ordinary shares, which priced on November 20, 2014, and borrowings under a New Term Loan Facility. To the extent the proceeds of this offering and other sources of financing are insufficient to fund the cash portion of the purchase price for the Acquisition, we intend to incur borrowings under our Bridge Loan Facility in the amount of the shortfall.

The Sellers have agreed to indemnify us for certain losses, subject to certain limitations as set forth in the Share Purchase Agreement. The Sellers’ indemnification and other obligations to us under the Share Purchase Agreement will be secured up to EUR 248.0 million, in the form of an 15-month escrow of cash and shares and/or guarantee and comfort letters. See “The transactions.”

In connection with the Acquisition, we will assume or repay all outstanding indebtedness of Omega and its subsidiaries, which included, as of the date of the Share Purchase Agreement, (i) EUR 135 million of 5.1045% Senior Notes due 2023 and $20 million (after hedging arrangements, EUR 16 million) of 6.19% Series D Guaranteed Senior Notes due 2016, (ii) EUR 300 million of 5.125% retail bonds due 2017, EUR 180 million of 4.500% retail bonds due 2017 and EUR 120 million of 5.000% retail bonds due 2019 and (iii) EUR 390 million outstanding (with additional amounts available to be drawn) under certain credit and overdraft facilities (collectively the “Omega Indebtedness”). See “The transactions.”

The Acquisition is conditioned upon certain closing conditions, including antitrust approval, no governmental restraints, accuracy of representations and warranties, compliance with covenants and no material adverse effect (as defined in the Share Purchase Agreement). We are obligated to use our best efforts to satisfy the antitrust approval condition as soon as reasonably practicable, including making any required divestitures. If we fail to use our best efforts to satisfy the antitrust approval condition or otherwise fail to comply with our completion obligations (as defined in the Share Purchase Agreement), the Sellers have the right to terminate the Share Purchase Agreement and receive a EUR 100 million termination fee. If antitrust approval is not obtained or any action is taken or indication is given by a governmental authority that antitrust approval will not be obtained by August 6, 2015, either we or the Sellers can terminate the Share Purchase Agreement. Subject to the closing conditions, the Acquisition is expected to be completed during the third quarter of our fiscal year 2015. However, there can be no assurance the Acquisition will be consummated.

Under the terms of the Share Purchase Agreement, Alychlo will be subject to a three-year non-compete in Europe and Belgium. Under the terms of the non-compete agreement with Mr. Coucke, attached as a schedule to the Share Purchase Agreement, Mr. Coucke, an affiliate of Alychlo, will be subject to a non-compete until the later of five years from the completion date of the Acquisition or three years after the date he ceases to be either an employee, service provider, consultant, manager or director of us or any of our subsidiaries, subject to certain exceptions. The Sellers and Alychlo and Mr. Coucke will each be subject to a two-year non-solicit agreement, subject to certain exceptions.

The Share Purchase Agreement also contains other customary representations, warranties, and covenants of the parties thereto.

The related financing transactions

On November 6, 2014, we entered into a Senior Unsecured 364-Day Bridge Facility Commitment Letter (the “Bridge Commitment Letter”) and a Senior Unsecured Credit Facilities Commitment Letter (the “Senior Commitment Letter” and, together with the Bridge Commitment Letter, the “Commitment Letters” and, the commitments thereunder, the “Commitments”) pursuant to which JPMorgan Chase Bank, N.A. and Barclays Bank PLC have committed to: (i) provide up to EUR 1.75 billion under a 364-day senior unsecured bridge loan facility (the “Bridge Loan Facility”); (ii) (x) solicit consents to amend the terms of our existing term loan credit agreement (the “Existing Term Loan Credit Agreement”) to permit the Acquisition, (y) replace the Existing Term Loan Credit Agreement with a backstop term loan facility permitting the Acquisition and otherwise containing the same terms and commitments as the Existing Term Loan Agreement, or (z) seek to arrange the replacement of the Existing Term Loan Credit Agreement with a new term loan credit agreement providing for increased commitments up to an aggregate principal amount of USD 300 million and EUR 800 million (any such amended, backstop, or new agreement, the “New Term Loan Facility”); and (iii) (x) solicit consents to amend the terms of our existing revolving credit agreement (the “Existing Revolving Credit Agreement”) to permit the Acquisition, (y) replace the Existing Revolving Credit Agreement with a backstop revolving facility permitting the Acquisition and otherwise containing the same terms and commitments as the Existing Revolving Credit Agreement, or (z) seek to arrange the replacement of the Existing Revolving Credit Agreement with a new revolving credit agreement providing for increased commitments up to an aggregate principal amount of USD 1 billion (any such amended, backstop, or new agreement, the “New Revolving Facility” and, together with the Bridge Loan Facility and the New Term Loan Facility, the “New Facilities”). The Commitments are subject to various conditions, including the absence of any material adverse effect with respect to Omega and its subsidiaries, taken as a whole, the negotiation of definitive documentation with respect to the New Facilities, and the other closing conditions set forth in the Commitment Letters.

On November 19, 2014, we entered into (i) an Amendment (the “Revolving Credit Agreement Amendment”) of our Existing Revolving Credit Agreement and (ii) an Amendment (the “Term Loan Credit Agreement Amendment” and, together with the Revolving Credit Agreement Amendment, the “Amendments”) to our Existing Term Loan Credit Agreement.

The Amendments amended the Existing Revolving Credit Agreement and Existing Term Loan Credit Agreement to, among other things, (i) release the guarantors of their guarantees under the Existing Revolving Credit Agreement and Existing Term Loan Credit Agreement and waive any applicable requirements to maintain the guarantees under the Existing Revolving Credit Agreement and Existing Term Loan Credit Agreement and (ii) permit the incurrence of new senior indebtedness in connection with the Acquisition, including to exclude the effect of such new senior indebtedness from the calculation of the financial covenants, in each case, so long as the proceeds of such new senior indebtedness is held in a segregated account and remain unused pending the consummation of the Acquisition.

The Amendments were subject to various conditions including the release of the guarantors from their guarantees of the Company’s existing senior notes and certain various representations, warranties, including no default or event of default under the Loan Documents (as defined in the Existing Revolving Credit Agreement and Existing Term Loan Credit Agreement), and bring-downs of the representations and warranties made by the Loan Parties (as defined in the Existing Revolving Credit Agreement and Existing Term Loan Credit Agreement) in the Loan Documents.

On November 20, 2014, we priced the offering of 5,291,053 of our ordinary shares, and the underwriters in that offering have exercised their option to purchase an additional 888,157 ordinary shares, yielding aggregate net proceeds to us of approximately $1.0 billion, a portion of which will also be used to finance a portion of the Cash Consideration. This offering of ordinary shares is expected to close on November 26, 2014, subject to customary closing conditions.

See “Use of proceeds” for more information regarding the financing of the Acquisition from the net proceeds of this offering, the net proceeds of our offering of ordinary shares and of the debt financing described above.

Special mandatory redemption

If the Share Purchase Agreement is terminated or the Acquisition is not consummated on or prior to August 6, 2015 (which may be extended up to September 7, 2015 upon notice by the Issuer) (the “Long Stop Date”), the proceeds from this offering will be used to finance, in part, the redemption of the notes at a redemption price of 101% of the aggregate principal amount of the notes plus accrued and unpaid interest to, but not including, the redemption date. In addition, any interest payment required to be made in respect of an interest payment date that occurs on or prior to the Long Stop Date will be paid out of the net proceeds from this offering. See “Description of the notes—Special mandatory redemption.”

Recent developments

Our business for October 2014 continued certain trends present in the first fiscal quarter which included relatively lower year over year sales in certain product categories and adjustments in Rx pricing as well as limited new product launches. These trends were offset in part by strengths in other categories such as smoking cessation and international sales.

We cannot predict whether these trends will continue. You should read this information in conjunction with our audited consolidated financial statements and related notes, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended June 28, 2014 and our unaudited consolidated financial statements and related notes, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended September 27, 2014, and the unaudited pro forma condensed consolidated financial statements included in the Pro Forma 8-K (defined below).

The offering

Issuer	Perrigo Finance plc

Guarantor	Perrigo Company plc

Notes offered by this prospectus supplement	$ aggregate principal amount of % Senior Notes due 20 ,

$ aggregate principal amount of % Senior Notes due 20 , and

$ aggregate principal amount of % Senior Notes due 20 .

Maturity dates	The 20 notes will mature on , 20 , the 20 notes will mature on , 20 , and the 20 notes will mature on , 20 .

Interest rates	Interest on the 20 notes will be payable in cash and will accrue at a rate of % per annum, interest on the 20 notes will be payable in cash and will accrue at a rate of % per annum, and interest on the 20 notes will be payable in cash and will accrue at a rate of % per annum.

Interest payment dates	and , beginning on , 2015, with respect to the 20 notes, and , beginning on , 2015, with respect to the 20 notes, and and , beginning on , 2015, with respect to the 20 notes. Interest will accrue on the notes from , 2014.

Use of proceeds	We estimate that the net proceeds from the sale of the notes will be approximately $ .

The net proceeds from this offering will be used, together with the net proceeds from the Parent’s offering of its ordinary shares, which priced on November 20, 2014, and the net proceeds from borrowings under a New Term Loan Facility to fund the cash purchase price of the Acquisition and repay or refinance certain outstanding indebtedness of Perrigo and/or Omega. See “Use of proceeds.”

Special mandatory redemption
If the Share Purchase Agreement is terminated or the Acquisition is not consummated on or prior to the Long Stop Date, proceeds from this offering will be used to finance, in part, the redemption of the notes at a redemption price of 101% of the aggregate principal amount of the notes plus accrued and unpaid interest to, but not including, the redemption date. In addition, any interest payment required to be made in respect of an interest payment date that occurs on or prior to the Long Stop Date will be paid out of the net proceeds from this offering. See “Description of the notes—Special mandatory redemption.”

Guarantee	The notes will be fully and unconditionally guaranteed as to payment of principal, interest and premium, if any, on a senior unsecured basis by Perrigo Company plc. The notes will not be guaranteed by any of the Parent’s other subsidiaries and will therefore be structurally subordinated to all liabilities of the Parent’s other subsidiaries from time to time outstanding.

Ranking	As of September 27, 2014, on a pro forma basis giving effect to the Acquisition and this offering, we would have had $5.5 billion of long-term indebtedness outstanding. This amount does not include the approximately €800.0 million principal amount of existing debt of Omega that will remain outstanding after completion of the Acquisition, which we will assume and intend to repay following the Acquisition. See “Capitalization.”

The notes will be the Issuer’s unsecured, senior obligations and will:

•	rank equally with all of the existing and future unsecured, unsubordinated indebtedness of the Issuer and the Parent;

•	be effectively subordinated to any of the Parent’s or the Parent’s subsidiaries’ existing and future secured obligations;

•	be senior in right of payment to any of the obligations of the Issuer and the Parent that are by their terms expressly subordinated or junior in right of payment to the notes; and

•	be structurally subordinated to the existing and future obligations of our subsidiaries (other than the Issuer).

As of September 27, 2014, after giving effect to the Acquisition and this offering, the Parent’s direct and indirect subsidiaries (other than the Issuer and excluding Omega and its subsidiaries following the Acquisition) would have had outstanding indebtedness of approximately $1.5 million (excluding intercompany indebtedness and trade payables), and all of the indebtedness of such subsidiaries would have been structurally senior to the notes. This amount does not include the approximately €800.0 million principal amount of existing debt of Omega that will remain outstanding after completion of the Acquisition, which we will assume and intend to repay following the Acquisition. See “Capitalization.”

Optional redemption

The Issuer may redeem the notes of any series, in whole or in part, at any time or from time to time at the applicable make-whole premium redemption price as described under “Description of the notes—Optional redemption.” In addition, the Issuer may redeem all or part of the 20     notes on or after                     , 20     (             months prior to their maturity date), the 20     notes on or after                     , 20     (             months prior to their maturity date) and the 20     notes on or after                     , 20     (             months prior to their maturity date), in

each case, at a redemption price equal to 100% of the aggregate principal amount of the notes of the applicable series being redeemed plus, in each case, accrued and unpaid interest.

Change of control	Upon the occurrence of a “change of control triggering event” (as defined below) with respect to the notes, unless the Issuer has exercised its option to redeem the notes by notifying the holders to that effect, the Issuer will be required to offer to repurchase such notes at the price described in this prospectus supplement. See “Description of the notes—Change of control offer.”

Authorized denominations	Minimum denominations of $200,000 and integral multiples of $1,000 in excess of $200,000.

Trustee	Wells Fargo Bank, National Association.

Risk factors	You should consider carefully all the information set forth in and incorporated by reference into this prospectus supplement and the accompanying prospectus and, in particular, you should evaluate the specific factors set forth under the heading “Risk factors” beginning on page S-15 of this prospectus supplement, the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 28, 2014 and the heading “Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 27, 2014, as well as the other information contained or incorporated herein by reference or incorporated by reference in the accompanying prospectus, before investing in the notes offered hereby.

Listing	The Issuer intends to apply for the notes to be listed on the Global Exchange Market of the Irish Stock Exchange or the New York Stock Exchange. We will have no obligation to maintain such listing, and we may delist the notes at any time. Currently, there are no public markets for the notes.

Conflicts of interest	Affiliates of J.P. Morgan Securities LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, HSBC Securities (USA) Inc. and Wells Fargo Securities, LLC may each receive more than 5% of the net proceeds of this offering in connection with the repayment of borrowings under our Existing Term Loan Credit Agreement. See “Use of proceeds.” Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. See “Underwriting—Conflicts of interest.”

Summary consolidated financial data

Summary historical financial data of Perrigo

The following table sets forth summary historical financial data and summary pro forma condensed combined financial data of Perrigo and its consolidated subsidiaries at the dates and for the periods indicated. Perrigo derived (i) the summary historical financial data of Perrigo as of June 28, 2014 and June 29, 2013 and for the fiscal years ended June 30, 2012 through June 28, 2014 from its audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended June 28, 2014, which is incorporated herein by reference, (ii) the summary historical financial data of Perrigo as of September 27, 2014 and for the three months ended September 27, 2014 and September 28, 2013 from its unaudited condensed consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended September 27, 2014, which is incorporated herein by reference, and (iii) the summary pro forma condensed combined financial data of Perrigo as of and for the three months ended September 27, 2014 and for the fiscal year ended June 28, 2014 from our Unaudited Pro Forma Condensed Consolidated Financial Statements included in our Form 8-K filed with the SEC on November 24, 2014 (the “Pro Forma 8-K”), which is incorporated herein by reference. The unaudited summary historical financial data have been prepared on a basis consistent with Perrigo’s audited financial statements. In the opinion of management, our unaudited summary consolidated financial data reflects all adjustments (consisting of normal recurring accruals and other adjustments) considered necessary for a fair presentation. Interim results are not necessarily indicative of results of operations for a full fiscal year or any future period.

The summary pro forma financial data for the year ended June 28, 2014 gives effect to the Acquisition, the offering of our ordinary shares, which priced on November 20, 2014, the offering of the notes and Perrigo’s acquisition of Elan (which was completed on December 18, 2013) as if each had occurred on June 30, 2013. The summary pro forma financial data for the three months ended September 27, 2014 gives effect to the Acquisition as if the Acquisition, the offering of our ordinary shares which, priced on November 20, 2014, and the offering of the notes had occurred on June 28, 2013.

Perrigo’s and Elan’s historical financial statements have been prepared in accordance with U.S. GAAP and reported in U.S. dollars. The historical financial data of Omega reflected in the pro forma condensed combined financial data was prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and reported in Euro and adjusted for the identified preliminary differences between IFRS and U.S. GAAP and translated from the Euro amounts into U.S. dollars using the spot rate of $1.2685 to €1.00 as of September 30, 2014, the historical average exchange rate of $1.3266 to €1.00 for the three month period ended September 30, 2014 and the historical average exchange rate of $1.3566 to €1.00 for the period from July 1, 2013 to June 30, 2014. Actual amounts will vary from estimated pro forma amounts depending on several factors, including differences between our estimate of amounts drawn under our New Facilities and actual amounts drawn under our New Facilities, differences in outstanding shares due to the potential exercise of Perrigo and Omega stock options and the vesting of Perrigo ordinary shares and Omega share awards prior to the closing of the Acquisition and differences between our estimate of fees and expenses and actual fees and expenses upon the consummation of the Acquisition.

You should read the following tables in conjunction with our audited consolidated financial statements and related notes, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended June 28, 2014 and our unaudited consolidated financial statements and related notes, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended September 28, 2014, and the unaudited pro forma condensed consolidated financial statements included in the Pro Forma 8-K.

	Year ended			Pro forma year ended	Three months ended		Pro forma three months ended
(in millions of U.S. dollars)	6/28/2014	6/29/2013	6/30/2012	6/28/2014	9/27/2014	9/28/2013	9/27/2014
				(unaudited)	(unaudited)	(unaudited)	(unaudited)
Statement of operations data
Net sales	$4,060.8	$3,539.8	$3,173.2	$5,851.6	$951.5	$933.4	$1,363.9
Cost of sales	(2,613.1)	(2,259.8)	(2,077.7)	3,541.7	(629.7)	(577.1)	813.6

Gross profit	1,447.7	1,280.0	1,095.5	2,309.9	321.8	356.3	550.3

Operating expenses
Distribution	(55.3)	(47.5)	(39.1)	(150.5)	(14.4)	(13.2)	(35.4)
Research and development	(152.5)	(115.2)	(105.8)	(232.7)	(36.6)	(32.3)	(47.8)
Selling and administration	(619.9)	(426.3)	(372.7)	(1,114.6)	(131.9)	(129.0)	(273.7)
Write-off of in-process research and development	(6.0)	(9.0)	-	(6.0)	-	-	-
Restructuring	(47.0)	(2.9)	(8.8)	(132.4)	(1.7)	(2.1)	(3.1)
Other operating (income) expense, net	-	-	-	(30.6)	-	-	2.2

Total	(880.7)	(600.9)	(526.4)	(1,666.8)	(184.6)	(176.6)	(357.8)

Operating income	567.0	679.1	569.2	643.1	137.2	179.7	192.5
Interest, net	103.5	65.8	60.7	233.6	25.9	21.4	56.4
Net loss on equity method investments	-	-	-	-	-	-	-
Net charge on debt retirement	-	-	-	-	-	-	-
Other expense (income), net	12.4	0.9	(3.5)	56.8	2.7	1.0	8.4
Losses on sales of investments	(12.7)	(4.7)	-	12.7	-	-	-
Losses on extinguishment of debt	(165.8)	-	-	-	-	-	-

Income before taxes	272.6	607.7	511.9	340.0	108.6	157.3	127.7
Income tax expense	67.3	165.8	119.0	170.7	12.3	45.9	1.8

Income from continuing operations	$205.3	$441.9	$393.0	$169.3	$96.3	$111.4	$125.9
Income from discontinued operations, net of tax	-	-	8.6	-	-	-	-

Net income	$205.3	$441.9	$401.6	$169.3	$96.3	$111.4	$125.9

	Year ended			Pro forma year ended	Three months ended		Pro forma three months ended
(in millions of U.S. dollars)	6/28/2014	6/29/2013	6/30/2012	6/28/2014	9/27/2014	9/28/2013	9/27/2014
				(unaudited)		(unaudited)	(unaudited)

Balance sheet data (at period end)
Cash, cash equivalents, and current portion of investment securities	$805.4	$779.9	$602.5		$913.1	$816.6	$1,178.9
Working capital, excluding cash and current portion of investment securities	670.8	707.6	540.7		703.0	807.1	908.1
Total assets	13,880.2	5,350.8	4,024.0		13,781.0	5,508.8	20,058.6
Long-term debt, less current portion	3,090.5	1,927.8	1,329.2		3,050.8	1,936.0	6,035.7
Total equity	8,693.7	2,332.6	1,852.6		8,716.7	2,469.9	10,531.6

Other financial data(1)
EBITDA	-	-	-	1,132.7	-	-	-
Adjusted EBITDA	-	-	-	1,327.0	-	-	-

(1) We define EBITDA as net income (loss) from continuing operations before interest expense, income tax expense, depreciation and amortization. We define Adjusted EBITDA as EBITDA, as further adjusted to exclude certain non-cash expenses and other adjustments of the type set forth in the table below. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider such measures either in isolation or as a substitute for analyzing results under GAAP.

We believe that EBITDA and Adjusted EBITDA can facilitate company to company comparisons by backing out potential differences caused by variations in capital structures (affecting interest expense), taxation and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA and Adjusted EBITDA are frequently used by investors, securities analysts and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their operating activities and results. In addition, we believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about certain non-cash items and about other items that we believe do not reflect our core operations and profitability. However, EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled financial measures of other companies, including those in our industry, due to the potential inconsistencies in the method of calculation.

EBITDA and Adjusted EBITDA are not measurements of operating performance computed in accordance with GAAP and should not be considered as substitutes for operating income, net income or cash flows from operating activities computed in accordance with GAAP. EBITDA and Adjusted EBITDA have limitations as analytical tools. Some of the limitations are:

•	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

The following table (unaudited) reconciles the differences between pro forma net income (loss) to pro forma EBITDA and Adjusted EBITDA.

(in millions of U.S. dollars)	Pro forma year ended 6/28/2014
(unaudited)
Pro forma net income	$169.3
Interest, net	233.6
Income tax expense	170.7
Depreciation and amortization(a)	559.1

EBITDA	$1,132.7
Restructuring and severance(b)	146.2
Loss contingency accrual	15.0
Loss on sales of investments	12.7
Losses on equity method investments	8.6
Write-off of in-process research and development	6.0
Other net charges(c)	5.8

Adjusted EBITDA	$1,327.0

(a) Includes $358.9 million of Perrigo, $62.4 million of Omega and $137.8 million of Elan.

(b) Includes $47.0 million of Perrigo, $25.0 million of Omega and $74.2 million of Elan.

(c) Relates to the following items of Perrigo: litigation settlements of $5.3 million, acquisition-related costs of $1.9 million, adjustments to contingent consideration of $1.1 million and a favorable escrow settlement of $2.5 million.

Summary historical financial data of Omega

The following table sets forth summary historical financial data of Omega and its consolidated subsidiaries at the dates and for the periods indicated. We derived (i) the summary historical financial data of Omega as of and for the fiscal year ended December 31, 2013 from its audited consolidated financial statements included in our Form 8-K filed with the SEC on November 20, 2014 (the “Omega 8-K”), which is incorporated herein by reference and (ii) the summary historical financial data of Omega as of September 30, 2014 and for the nine months ended September 30, 2014 and September 30, 2013 from its unaudited condensed consolidated financial statements included in the Omega 8-K, which is incorporated herein by reference. The historical financial data of Omega was prepared in accordance with IFRS and reported in Euro.

The unaudited summary historical financial data have been prepared on a basis consistent with Omega’s audited financial statements. In the opinion of Omega’s management, Omega’s unaudited summary consolidated financial data reflects all adjustments (consisting of normal recurring accruals and other adjustments) considered necessary for a fair presentation. Interim results are not necessarily indicative of results of operations for a full fiscal year or any future period. You should read the following table in conjunction with Omega’s audited consolidated financial statements and related notes and Omega’s unaudited consolidated financial statements and related notes in our Omega 8-K.

	Year ended	Nine months ended	Nine months ended
(in millions of Euro)	12/31/2013	9/30/2014	9/30/2013
		(unaudited)	(unaudited)

Statement of operations data:
Net sales	€1,213.4	€960.7	€897.6
Cost of goods sold	(559.4)	(427.4)	(410.2)

Gross profit	654.0	533.3	487.4

Operating expenses
Distribution	(69.9)	(48.9)	(51.7)
Sales and Marketing	(348.4)	(268.5)	(260.2)
General Administration	(59.1)	(42.5)	(42.6)
Other operating income/expense, net	3.1	(3.8)	3.2
Non recurring expenses	(42.1)	11.1	(30.7)

Total	(516.4)	(352.6)	(382.0)

Operating profit	137.6	180.7	105.5
Finance income	4.6	3.0	3.3
Finance cost	(67.9)	(48.6)	(49.7)

Net Finance cost	(63.3)	(45.6)	(46.4)

Result before income tax	74.3	135.1	59.0
Income tax expense/benefit	(19.8)	(14.9)	(16.3)

Result after income tax	€54.5	€120.2	€42.7

Balance sheet data (at period end):
Cash and cash equivalents	€77.4	€21.6
Working capital, excluding cash and current portion of investment securities	5.0	149.3
Total assets	2,213.9	2,280.1
Long-term debt, less current portion	1,010.6	1,091.8
Total equity	626.8	700.9

Risk factors

An investment in the notes involves certain risks. In addition to the other information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, you should carefully consider the following discussion of risks before deciding whether an investment in the notes is suitable for you. You should also read and consider the risks associated with our business. The risks associated with our business can be found in our Annual Report on Form 10-K for the fiscal year ended June 28, 2014 and our Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2014, each of which is incorporated by reference herein.

Risks relating to the acquisition

We may not be able to repay all of the outstanding Omega Indebtedness on or before the closing of the Acquisition, which may trigger early repayment rights under some or all of the outstanding Omega Indebtedness.

We cannot guarantee that we will be able to repay all outstanding Omega Indebtedness on or prior to the closing of the Acquisition. Certain agreements governing the Omega Indebtedness contain change of control and cross-default provisions that may be triggered in connection with the Acquisition. If the indebtedness related to such agreements is not repaid on or before the closing of the Acquisition or if we trigger a cross-default provision under such agreements, these agreements provide (i) an early redemption put right to the note holders requiring the applicable issuer to redeem certain of the notes at 100% of the principal amount thereof and certain of the notes at a premium to the principal amount, in each case plus accrued and unpaid interest, and/or (ii) lenders the right to terminate their commitments under Omega’s credit facilities and accelerate repayment of all indebtedness incurred thereunder. We cannot predict whether Omega’s lenders and/or note holders will exercise these acceleration and cross-default rights.

In addition, certain agreements governing the Omega Indebtedness do not provide the applicable issuer with prepayment rights in the event of a change of control. If the note holders party to such agreements refuse to allow early prepayment, we may not be able to extinguish that indebtedness in connection with the Acquisition. See “The transactions—Description of certain Omega indebtedness.”

Perrigo and Omega must obtain required approvals and governmental and regulatory consents to consummate the Acquisition, which, if delayed, not granted or granted with unacceptable conditions, may delay or jeopardize the consummation of the Acquisition, result in additional expenditures of money and resources and/or reduce the anticipated benefits.

The Acquisition is subject to customary closing conditions. These closing conditions include, among others, the receipt of required approvals of Perrigo and Omega shareholders and the relevant approvals under the antitrust laws of certain foreign countries under which filings or approvals are or may be required. The Share Purchase Agreement contemplates applicable approvals, including from the competition authorities of Germany, Poland, the United Kingdom (unless the Acquisition is referred to the European Commission in accordance with Article 4(5) of Council Regulation (EC) No. 139/2004 on the control of concentrations between undertakings (the “EUMR”) or Article 22 of the EUMR), as well as the competition authorities of Russia and Ukraine. In addition, the Share Purchase Agreement requires us to accept all conditions, obligations or other requirements imposed or contained in any final decision of these competition authorities with a view to removing any impediment to the related condition in the Share Purchase Agreement. We cannot predict whether these competition authorities will approve the Acquisition or whether they may impose any conditions to approval. There can be no assurance the Acquisition will be consummated. If the Acquisition is not consummated, we intend to use the net proceeds from our offering of ordinary shares, which priced on November 20, 2014, for general corporate purposes and the notes will be redeemed by a special mandatory redemption. See “Use of proceeds” and “Description of the notes—Special mandatory redemption.

The Share Purchase Agreement contains provisions that could require Perrigo to pay Omega a termination fee.

Under the Share Purchase Agreement, if we are unable to satisfy certain closing conditions in connection with the Acquisition, Omega has the right to terminate the Share Purchase Agreement, and we could be required to pay Omega a termination fee equal to approximately EUR 100 million.

While the Acquisition is pending, Perrigo and Omega will be subject to business uncertainties that could adversely affect their businesses.

Uncertainty about the effect of the Acquisition on employees, customers and suppliers may have a material adverse effect on Perrigo and Omega. These uncertainties may impair Perrigo’s and Omega’s ability to attract, retain and motivate key personnel until the Acquisition is consummated and for a period of time thereafter, and could cause customers, suppliers and others who deal with Perrigo and Omega to seek to change existing business relationships with Perrigo and Omega. Employee retention may be particularly challenging during the pendency of the Acquisition because employees may experience uncertainty about their future roles with Perrigo. If, despite Perrigo’s and Omega’s retention efforts, key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Perrigo, our business could be seriously harmed.

We may not realize all of the anticipated benefits of the Acquisition or those benefits may take longer to realize than expected. We may also encounter significant unexpected difficulties in integrating the two businesses.

Our ability to realize the anticipated benefits of the Acquisition will depend, to a large extent, on our ability to integrate the Perrigo and Omega businesses. The combination of two independent businesses is a complex, costly and time-consuming process. As a result, we will be required to devote significant management attention and resources to integrating the business practices and operations of Perrigo and Omega. The integration process may disrupt the businesses and, if implemented ineffectively, would preclude realization of the full benefits expected by us. Our failure to meet the challenges involved in integrating the two businesses to realize the anticipated benefits of the transactions could cause an interruption of, or a loss of momentum in, the activities of Perrigo and could adversely affect our business, financial condition and results of operations.

In addition, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer relationships, and diversion of management’s attention. The difficulties of combining the operations of the companies include, among others:

•	the diversion of management’s attention to integration matters;

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from combining the business of Perrigo with that of Omega;

•	difficulties in the integration of operations and systems; and

•	difficulties in managing the expanded operations of a significantly larger and more complex company.

Many of these factors will be outside of our control, and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially impact our business, financial condition and results of operations. In addition, even if the operations of the businesses of us and Omega are integrated successfully, we may not realize the full benefits of the Acquisition, including the synergies, cost savings or sales or growth opportunities that we expect. These benefits may not be achieved within the anticipated time frame, or at all. Or, additional unanticipated costs may be incurred in the integration of our business with Omega’s. All of these factors could cause dilution to our earnings per ordinary share, decrease or delay the expected accretive effect of the Acquisition, and negatively impact the price of our ordinary shares. As a result, the combination of our businesses with Omega’s businesses may not result in the realization of the full benefits anticipated from the Acquisition.

Risks relating to the notes

Our leverage and debt service obligations could adversely affect our business.

Our pro forma long-term indebtedness as of September 27, 2014, after giving effect to the Acquisition and this offering, would have been approximately $5.5 billion. This amount does not include the approximately €800.0 million principal amount of existing debt of Omega that will remain outstanding after completion of the Acquisition, which we will assume and intend to repay following the Acquisition. See “Capitalization.”

The degree to which we will be leveraged following the Acquisition could have important consequences to us, including, but not limited to:

•	increasing our vulnerability to, and reducing our flexibility to respond to, general adverse economic and industry conditions;

•

requiring the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, acquisitions, joint ventures, product research and development or other general corporate purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the competitive environment and the industry in which we operate;

•	placing us at a competitive disadvantage as compared to our competitors, to the extent that they are not as highly leveraged; and

•	limiting our ability to borrow additional funds and increasing the cost of any such borrowing.

We, the Issuer and our other subsidiaries may incur significantly more indebtedness, which could further increase the risks associated with our indebtedness and affect our credit ratings.

We, the Issuer and our other subsidiaries may be able to incur significant additional indebtedness in the future. The indenture will not contain significant restrictions on our ability, the Issuer’s ability and our other subsidiaries’ ability to incur additional indebtedness. Therefore, we, the Issuer and our other subsidiaries will be permitted to incur additional indebtedness, and such additional indebtedness could be substantial. If new indebtedness is added to our debt levels, the related risks would be increased, and we, the Issuer and our other subsidiaries may not be able to meet all of our and their debt obligations, including repayment of the notes, in whole or in part. Any debt incurred by our subsidiaries other than the Issuer will be effectively senior to our obligations under our guarantee of the notes.

The incurrence of additional indebtedness could also affect our or the Issuer’s credit ratings. Credit ratings are continually revised. Any downgrade in credit ratings could adversely affect the trading price of the notes or the trading markets for the notes to the extent trading markets for the notes develop.

The Issuer and the Parent are both holding companies. In addition, the Issuer currently has no material assets or operations and therefore will be dependent upon funds received from the Parent and other subsidiaries of the Parent to service the notes.

The Issuer and the Parent are holding companies. The Issuer currently has no material assets or operations, and the Parent conducts its operations through its subsidiaries. Accordingly, the Issuer will be primarily dependent upon funds received from the Parent and the Parent’s subsidiaries, and the Parent will be primarily dependent on the earnings of its subsidiaries, to service the notes.

In the event that the Issuer does not receive funds from the Parent or the Parent’s subsidiaries, the Issuer may be unable to make the required principal and interest payments on the notes. The subsidiaries of the Parent are separate and distinct legal entities and have no obligation to pay any amounts due on the debt of the Issuer or the Parent or to provide them with funds for any payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances to the Issuer or the Parent, as applicable, by any respective subsidiary could be subject to statutory or contractual restrictions. Payments to the Issuer and the Parent by any respective subsidiary will also be contingent upon such subsidiary’s earnings and business considerations.

Claims of holders will be structurally subordinated to claims of creditors of the Parent’s other subsidiaries.

The notes to be issued by the Issuer will rank equally in right of payment with the existing and future senior indebtedness of the Issuer and the Parent and will rank senior to all existing and future subordinated indebtedness of the Issuer and the Parent, if any. The notes will be guaranteed by the Parent, but will not be guaranteed by any of the other subsidiaries of the Parent.

Accordingly, claims of holders of the notes will be structurally subordinated to the claims of creditors of the Parent’s other subsidiaries, including trade creditors. All obligations of the Parent’s subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to the Parent or its creditors, including the holders of the notes. As of September 27, 2014, after giving effect to the Acquisition and this offering, the Parent’s direct and indirect subsidiaries (other than the Issuer and excluding Omega and its subsidiaries following the Acquisition) would have had outstanding indebtedness of approximately $1.5 million (excluding intercompany indebtedness and trade payables). This amount does not include the approximately €800.0 million principal amount of existing debt of Omega that will remain outstanding after completion of the Acquisition, which we will assume and intend to repay following the Acquisition. See “Capitalization.” Following the Acquisition, so long as any debt of Omega remains outstanding, claims of holders of the notes will be structurally subordinated to the claims of creditors of Omega.

Payment on the notes and the guarantees will be effectively subordinated to claims of secured creditors.

The notes will be the Issuer’s unsecured general obligations. Accordingly, any of the Issuer’s secured creditors will have claims that are superior to the claims of holders of the notes to the extent of the value of the assets securing that other indebtedness. Similarly, the guarantees by the Parent will effectively rank junior to any secured debt of the Parent to the extent of the value of the assets securing the debt. In the event of any distribution or payment of the Issuer’s or the Parent’s assets in any foreclosure, dissolution, winding-up, liquidation, examination, reorganization or other bankruptcy proceeding, the Issuer’s creditors, or the secured creditors of the Parent, respectively, will have a superior claim to their collateral. If any of the foregoing events occur, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. Holders of the notes will participate ratably with all holders of the Issuer’s or the Parent’s unsecured senior indebtedness, as applicable, and with all of the Issuer’s or the Parent’s other general senior creditors, as applicable, based upon the respective amounts owed to each holder or creditor, in the Issuer’s or the Parent’s remaining assets. As a result, holders of notes may receive less, ratably, than any secured creditors of the Issuer or the Parent. As of September 27, 2014, on a pro forma basis giving effect to the Acquisition and this offering, we would have had no secured indebtedness outstanding, but we may incur secured indebtedness in the future.

The limited covenants in the indenture for the notes and the terms of the notes do not provide protection against some types of important corporate events and may not protect your investment.

The indenture for the notes will not:

•

require the Issuer or the Parent to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, and will not protect holders of the notes in the event that the Issuer or the Parent experiences significant adverse changes in its financial condition or results of operations;

•	limit the ability of the Parent’s subsidiaries to issue securities or otherwise incur indebtedness, which could rank structurally senior to the notes;

•	limit the ability of the Issuer or the Parent to incur indebtedness that is equal in right of payment to the notes and the guarantees, as applicable;

•	restrict the ability of the Issuer or the Parent to repurchase or prepay its respective securities; or

•

restrict the ability of the Issuer or the Parent to sell assets, make investments or to repurchase or pay dividends or make other payments in respect of its ordinary shares or other securities ranking junior to the notes and the guarantees, as applicable.

Furthermore, the indenture governing the notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as certain acquisitions, refinancings or recapitalizations that could substantially affect the our capital structure and the value of the notes.

In the event that the Acquisition is not consummated on or prior to the Long Stop Date, the notes will be redeemed.

If, among other things, the Share Purchase Agreement is terminated or the Acquisition is not consummated on or prior to the Long Stop Date, the notes of each series will be subject to a special mandatory redemption at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest to, but not including, the Special Mandatory Redemption Date. Upon such redemption, you may not be able to reinvest the proceeds from the redemption in an investment that yields comparable returns.

Additionally, you may suffer a loss on your investment if you purchase the notes at a price greater than the Special Mandatory Redemption Price. See “Description of the notes—Special mandatory redemption.”

The Issuer may not have the ability to raise the funds necessary to finance the offer to repurchase the notes upon a change of control triggering event.

Upon the occurrence of a change of control triggering event, the Issuer will be required to offer to repurchase all outstanding notes at the purchase price described in this prospectus supplement. See “Description of the notes—Offer to purchase upon change of control triggering event.” We cannot assure you that the Issuer will have sufficient funds available to make any required repurchases of the notes upon a change of control triggering event. Furthermore our other debt instruments may otherwise prohibit the purchase of notes pursuant to any change of control offer or may also require us to make change of control offers for which we may not have sufficient funds. Any failure to purchase tendered notes would constitute a default under the indenture governing the notes. A default could result in the declaration of the principal and interest on all the notes to be due and payable.

You may not be able to determine when a change of control triggering event has occurred.

The definition of change of control, which is a condition precedent to a change of control triggering event, includes a phrase relating to the sale, transfer, or conveyance of “all or substantially all” of the Issuer’s assets and the assets of its subsidiaries taken as a whole. There is no precisely established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require the Issuer to repurchase your notes as a result of a sale, transfer, or conveyance of less than all of its assets to another individual, group or entity may be uncertain.

As Irish incorporated companies, the Issuer and the Parent are subject to Irish insolvency law under which certain categories of preferential debts could be paid in priority to the claims of holders of the notes upon liquidation.

As Irish incorporated companies, the Issuer and the Parent may be wound up under Irish law. On a liquidation of an Irish company, the claims of those holding certain categories of preferential debts will take priority over the claims of both secured and unsecured creditors; the claims of secured creditors will rank in priority after the claims of those categories of preferential creditors but before the claims of unsecured creditors. Such preferential debts would comprise, among other things, any amounts owed in respect of local rates and certain amounts owed to the Irish Revenue Commissioners for income/corporation/capital gains tax, value added tax, employee taxes, social security and pension scheme contributions and remuneration, salary and wages of employees and certain contractors and the expenses of liquidation and examinership (if any).

The holders of the notes would be unsecured creditors of the Issuer or the Parent and would rank in priority after the claims of preferential creditors and secured creditors and on a pari passu basis with other unsecured creditors of the Issuer or the Parent. As a consequence, the holders’ return on their notes may be delayed or reduced and they may suffer a loss (including a total loss) on their investment in the event of a default or insolvency of the Issuer or the Parent.

Section 286 of the Irish Companies Act, 1963 (as amended)

Under Irish company law, a liquidator of the Issuer or the Parent could apply to court to have set aside certain transactions entered into by the Issuer or the Parent before the commencement of liquidation. Section 286 of the Irish Companies Act, 1963(as amended) provides that any conveyance, mortgage, delivery of goods, payment, execution or other act relating to property made or done by or against a company which is unable to pay its debts as they become due, to any creditor, within six months of the commencement of a winding up of the company, with a view to giving such creditor (or any surety or guarantor of the debt due to such creditor) a preference over its other creditors shall, if the company is at the time of the commencement of the winding-up unable to pay its debts (taking into account the contingent and prospective liabilities), be deemed a fraudulent preference of its creditors and be invalid accordingly. Where the conveyance, mortgage, delivery of goods, payment, execution or other action is in favor of a connected person the six month period is extended to two years. In addition, any such act in favor of a connected person is deemed to be a fraudulent preference and invalid accordingly, unless the contrary is shown.

Section 139 of the Irish Companies Act, 1990

Under section 139 of the Irish Companies Act, 1990, if it can be shown on the application of a liquidator, creditor or contributory of a company which is being wound up to the satisfaction of the Irish High Court that any property of such company was disposed of and the effect of such a disposal was to “perpetrate a fraud” on the company, its creditors or members, the Irish High Court may, if it deems it just and equitable, order any person who appears to have “use, control or possession” of such property or the proceeds of the sale or development thereof to deliver it or pay a sum in respect of it to the liquidator on such terms as the Irish High Court sees fit. In deciding whether it is just and equitable to make an order under section 139, the Irish High Court must have regard to the rights of persons who have bona fide and for value acquired an interest in the property the subject of the application.

Examinership

Examinership is a court procedure available under the Irish Companies (Amendment) Act, 1990, as amended, to facilitate the survival of Irish companies in financial difficulties. An Irish company which is in financial difficulties, its directors, its shareholders holding, at the date of presentation of the petition, not less than one-tenth of its voting share capital, or a contingent, prospective or actual creditor, are each entitled to petition the Irish High Court for the appointment of an examiner. During the period of examinership, the relevant company is under court protection and rights of creditors are suspended so that no enforcement action or other legal proceedings can be commenced against such company without the approval of the examiner or the relevant Irish court, as the case may be. Furthermore, the subject company cannot make any payment by way of satisfaction or discharge of the whole or a part of any liability incurred by it before presentation of a petition except in certain strictly defined circumstances. The examiner, once appointed, has the power, in certain circumstances, to avoid a negative pledge given by the company prior to this appointment and to sell assets the subject of a fixed charge. During the period of protection, the examiner will compile proposals for a compromise or scheme of arrangement to assist in the survival of the company or the whole or any part of its undertaking as a going concern. A scheme of arrangement may be approved by the Irish High Court if at least one class of creditors, whose interests are impaired under the proposals, has voted in favor of the proposals and the Irish High Court is satisfied that such proposals are fair and equitable in relation to any class of members or creditors who have not accepted the proposals and whose interests would be impaired by the implementation of the scheme of arrangement and the proposals are not unfairly prejudicial to any interested party.

If, for any reason, an examiner was appointed to the Issuer or the Parent while any amounts due by the Issuer under the notes were unpaid, it is likely that secured and unsecured creditors would form separate classes of creditors. The primary risks to the holders of the notes if an examiner was to be appointed to the Issuer or the Parent are as follows:

(i) the Trustee, on behalf of the holders of the notes, would not be able to take proceeding to enforce rights under the Issuer or against the Parent during the period of examinership;

(ii) a scheme of arrangement may be approved involving the writing down of the debt due by the Issuer or the Parent to the holders of the notes irrespective of their views;

(iii) an examiner may seek to set aside any negative pledge given by the Issuer or the Parent prohibiting the creation of security or the incurring of borrowings by the Issuer or the Parent to enable the examiner to borrow to fund the Issuer or the Parent during the protection period; and

(iv) in the event that a scheme of arrangement is not approved and the Issuer or the Parent subsequently goes into liquidation, the examiner’s remuneration and expenses (including certain borrowings incurred by the examiner on behalf of the Issuer or the Parent and approved by the Irish High Court) and the claims of certain other creditors referred to above (including the Irish Revenue Commissioners for certain unpaid taxes) will take priority over the amounts due by the Issuer or the Parent to the holders of the notes. Furthermore, the Irish High Court may order that an examiner shall have any of the powers of a liquidator appointed by the Irish High Court would have, which could include the power to apply to have transactions set aside under section 286 of the Irish Companies Act, 1963 (as amended) or section 139 of the Irish Companies Act, 1990.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from the Parent.

The Parent’s creditors could challenge the issuance of the guarantees as fraudulent conveyances or on other grounds. Under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, insolvency, fraudulent transfer or similar laws, the delivery of the guarantees could be found to be a fraudulent transfer and declared void. In the case of U.S. federal bankruptcy laws, if a court determined that the Parent, at the time it incurred the indebtedness evidenced by its guarantee, as applicable, (1) delivered the guarantee with the intent to hinder, delay or defraud its existing or future creditors; or (2) received less than reasonably equivalent value or did not receive fair consideration for the delivery of the guarantee, and any of the following three conditions apply:

•	the Parent was insolvent or rendered insolvent by reason of issuing or delivering the guarantees;

•	the Parent was engaged in a business or transaction for which the Parent’s remaining assets constituted unreasonably small capital; or

•	the Parent intended to incur, or believed that it would incur, debts beyond its ability to pay such debts at maturity.

In addition, any payment by the Parent pursuant to its guarantees could be voided and required to be returned to the Parent, or to a fund for the benefit of the creditors of the Parent. In any such case, the right of noteholders to receive payments in respect of the notes from the Parent would be effectively subordinated to all indebtedness and other liabilities of the Parent.

The indenture governing the notes will limit the liability of the Parent on its guarantee to the maximum amount that the Parent can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer or conveyance. The Issuer cannot assure you that this limitation will protect such guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the Notes in full when due.

If a court declares the guarantees to be void, or if the guarantees must be limited or voided in accordance with their terms, any claim a noteholder may make against the Parent for amounts payable on the notes would be effectively subordinated to the indebtedness of the Parent, including trade payables.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, the Parent would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

The credit ratings assigned to the notes may not reflect all risks of an investment in the notes.

The credit ratings assigned to the notes reflect the rating agencies’ assessments of the Issuer’s ability to make payments on the notes when due. Consequently, actual or anticipated changes in these credit ratings will generally affect the market value of the notes. These credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors related to the value of the notes.

A liquid trading market for the notes may not develop.

Each series of the notes is a new issue of securities with no established trading market. The Issuer intends to apply for the notes to be listed on the Global Exchange Market of the Irish Stock Exchange or the New York Stock Exchange; however, no assurance can be given that the notes will become or will remain listed or that an active trading market for the notes will develop or, if developed, that it will continue. The listing application will be subject to approval by the Irish Stock Exchange. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. Although the underwriters have informed the Issuer that they currently intend to make a market in the notes, they have no obligation to do so and may discontinue making a market at any time without notice. The liquidity of any market for each series of notes will depend on many factors, including prevailing interest rates, the number of holders of the notes of such series, our performance, the then-current ratings assigned to such series of notes, the market for similar securities, the interest of securities dealers in making a market in such series of notes and other factors. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of such series of notes;

•	outstanding amount of such series of notes;

•	the terms related to optional redemption of such series of notes; and

•	level, direction and volatility of market interest rates generally.

A liquid trading market may not develop for the notes. In the absence of an active trading market, you may not be able to transfer the notes within the time or at the price you desire.

Risks relating to Omega

Our business has historically focused on the U.S. market, while Omega operates primarily in Europe. The success of our expansion in Europe as a result of the Acquisition will depend on a number of factors.

Historically, we have largely focused on the U.S. market. Omega operates primarily in European markets. After the Acquisition, our expansion in Europe could subject us to additional business, financial and competitive risks. Our success in the European markets in which Omega operates will depend on a number of factors, such as:

•	consistency and transparency of foreign tax systems, transfer pricing stability across jurisdictions and ability to reinvest earnings and cash as appropriate;

•	appropriate compliance with import or export licensing requirements;

•	compliance with differing regulatory and legal requirements, including tax laws, trade laws, labor, safety, local content and consumer protection regulations;

•	ability to adapt to changes in economic and political conditions; and

•	fluctuations in the value of foreign currencies and interest rates.

Many of these factors are beyond of our control, and any one of them could result in increased costs, decreased revenues and diversion of management’s time and energy, any or all of which could materially impact our business, financial condition and results of operations after the Acquisition.

Omega’s strategy is dependent upon its broad European commercial and regulatory network and OTC branded product sales. If the reputation of Omega or one or more of their brands erodes significantly, it could have a material impact on our combined financial results.

Omega’s reputation is the foundation of their relationships with key stakeholders and other counterparties, such as customers and suppliers. In addition, many of Omega’s brands have European recognition. This recognition is the result of the large investments they have made in their products over many years. The quality and safety of their products is critical to their business. If Omega is unable to effectively manage real or perceived issues, including concerns about safety, quality, efficacy or similar matters, sentiments toward Omega or their products could be negatively impacted; their ability to operate freely could be impaired and our combined financial results could suffer. Omega’s financial success is directly dependent on the success of their brands and the success of these brands can suffer if marketing plans or product initiatives do not have the desired impact on a brand’s image or its ability to attract consumers. Our results could also be negatively impacted if one of Omega’s brands suffers a substantial impediment to its reputation due to a significant product recall, product-related litigation, allegations of product tampering or the distribution and sale of counterfeit products. Widespread use of social media and networking sites by consumers has greatly increased the speed and accessibility of information dissemination. Negative or inaccurate postings or comments about Omega could generate adverse publicity that could damage the reputation of their brands. In addition, given the association of individual products within the commercial network of Omega, an issue with one of their products could negatively affect the reputation of other products, or Omega as a whole, thereby potentially hurting results.

The uncertainties associated with the Acquisition may cause key personnel of Omega to leave.

In connection with the Acquisition, key employees of Omega may perceive uncertainty about their future role until strategies with regard to the combined business are fully executed. Any uncertainty may affect our ability to retain key management, sales, marketing, research and development, technical and financial personnel. The loss of key personnel may impede the achievement of our objectives with the Acquisition.

Political, economic and governmental instability in Russia and Ukraine could materially adversely affect our operations and financial results.

Political, ethnic, religious, historical and other differences have, on occasion, given rise to tensions within certain regions of Russia and Ukraine. Further, political and economic relations between the United States and Russia and Ukraine, two of the jurisdictions in which Omega operates, are complex. The current situation in Ukraine and Crimea, along with the response of the governments of Russia, the United States, member states of the European Union, the European Union itself and other nations to this situation, have the potential to materially adversely affect Omega’s operations in Russia and Ukraine. In connection with the current situation in Ukraine, the United States, the European Union and certain other states have imposed a broad array of sanctions against Russian and Crimean officials, Russian businesses and certain businessmen, including sectoral sanctions applicable to businesses operating in certain sectors of the economy, including energy and finance. Russia has responded with certain countermeasures, including limiting the import of certain goods from the United States and other countries. While we do not anticipate that the current sanctions will materially affect Omega’s business directly, if further sanctions are ordered by the European Union, the United States or other international interests, such sanctions may materially adversely affect Omega’s operations in Russia and the Ukraine.

Omega has not historically been subject to certain U.S. anti-corruption, anti-bribery and economic sanctions laws and regulations to which our business is subject. Therefore, we cannot be certain that Omega will be in compliance with all of the laws and regulations to which its operations will be subject immediately upon completion of the Acquisition. Any non-compliance after completion of the Acquisition could have a negative effect on our business operations, financial condition or results of operations.

Omega has operations, assets and/or makes sales throughout Europe and in other countries around the world and, following the completion of the Acquisition, will be subject to certain laws and regulations to which it is not currently subject. For example, the U.S. Foreign Corrupt Practices Act of 1977 and other similar anti-bribery laws in other jurisdictions generally prohibit companies and their intermediaries from providing money or anything of value to officials of foreign governments, foreign political parties, or international organizations with the intent to obtain or retain business or seek a business advantage. The U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. State Department administer certain laws and regulations that impose penalties upon U.S. persons and, in some instances, non-U.S. entities, for conducting activities or transacting business with certain countries, governments, entities or individuals subject to such laws and regulations. Omega has sold products through distributors or other agents in certain countries, including Iran and Sudan, subject to U.S. sanctions laws that we believe account for less than €0.5 million of Omega’s net sales in the aggregate annually. Although we believe that Omega has conducted its business in compliance with applicable anti-corruption, anti-bribery and economic sanctions laws, the comparable U.S. laws and regulations to which Omega will be subject upon completion of the Acquisition may differ in certain ways. Therefore, we may determine that certain Omega sales or other activities that were permitted while Omega was an independent, non-U.S. company may no longer be permitted following completion of the Acquisition. If Omega fails to terminate any such sales or other activities prior to the consummation of the Acquisition or if Omega’s operations otherwise fail to comply with such laws and regulations immediately following the Acquisition, we could be subject to governmental investigations, legal or regulatory proceedings, substantial fines and/or other legal or equitable penalties. Any non-compliance after completion of the Acquisition could have a negative effect on our business operations, financial condition or results of operations.

Omega is subject to regulation by various governmental agencies for manufacturing, processing, formulation, packaging, labeling, testing, storing, distribution, advertising and sales. Changes to existing regulation and/or introduction of new regulation may materially adversely affect Omega’s operations and the conduct of its business.

Various governmental agencies regulate the manufacturing, processing, formulation, packaging, labeling, testing, storing, distribution, advertising and sale of Omega’s products. Changes to existing regulation and/or introduction of new regulation may materially adversely affect Omega’s operations and the conduct of its business. Should Omega or one of its third-party suppliers fail to comply with these laws and regulations it could result in fines, sanctions, increased costs of compliance or third party litigation, as well as damage to Omega’s brands and reputation.

Omega maintains several single-source supplier relationships. Unavailability or delivery delays of single-source supplier components or products could adversely affect Omega’s ability to ship the related product in a timely manner.

Omega maintains several single-source supplier relationships, either because alternative sources are not available or because the relationship is advantageous due to regulatory, performance, quality, support, or price considerations. Unavailability or delivery delays of single-source components or products could adversely affect Omega’s ability to ship the related product in a timely manner. Omega also grows, cultivates and harvests raw materials for several naturally occurring products. Climate change and vulnerability of crops to attack by insects, pests, fungus and disease may affect raw material yields which could materially adversely affect Omega’s ability to supply the related products to customers.

Use of proceeds

We expect that the net proceeds from the sale of the notes will be approximately $             .

The net proceeds from this offering will be used, together with cash on hand, the net proceeds from our offering of our ordinary shares, which priced on November 20, 2014, and the proceeds from borrowings under a New Term Loan Facility to fund the cash purchase price of the Acquisition, repay or refinance certain outstanding indebtedness of Perrigo and/or Omega and pay related fees and expenses. To the extent the net proceeds of this offering and other sources of financing are insufficient to fund the cash portion of the purchase price for the Acquisition, we intend to incur borrowings under our Bridge Loan Facility in the amount of the shortfall.

The following table summarizes the estimated sources and uses of proceeds in connection with the offering, the related financing transactions and the Acquisition, assuming such transactions occurred on September 27, 2014. The actual amounts set forth in the table and in the accompanying footnotes are subject to adjustment and may differ at the time of the consummation of the Acquisition depending on several factors, including differences from our estimation of fees and expenses and other potential financing transactions. You should read the following together with the information included under the heading “The transactions.”

Sources	Amount	Uses	Amount
	(in millions)		(in millions)
Cash on hand(1)	$918.9	Cash consideration for the Acquisition(4)	$2,307.0
Expected proceeds from our offering of ordinary shares(2)	1,035.0	Cash to balance sheet(5)	557.2
New Term Loan Facility(3)	1,314.8	Repayment of borrowings under Existing Term Loan Credit Agreement	895.0
Notes offered hereby	1,600.0	Repayment of Omega existing long-term debt(6)	1,014.8
		Estimated fees and expenses(7)	94.7

Total sources	$4,868.7	Total uses	$4,868.7

(1)	Includes an estimated $27.4 million of cash on hand of Omega.
(2)	For information on the offering of our ordinary shares, see “The transactions—Related financing transactions—Offering of ordinary shares.”
(3)	For information on our New Term Loan Facility, see “The transactions—Related financing transactions—New Facilities.”
(4)	Reflects an exchange rate of €1.00 = $1.2685 as of September 30, 2014. See “Summary—The transactions” and “Exchange rates.” Reflects the cash consideration payable to the Sellers pursuant to the Share Purchase Agreement. Does not reflect the impact of any interest on the Acquisition consideration that may be payable pursuant to the Share Purchase Agreement. See “Summary—The transactions” and “The transactions.”
(5)	The amount of cash to the balance sheet is uncertain because we have not yet determined the amount and timing of the repayment of Omega’s existing debt.
(6)

We intend to repay approximately €800.0 million principal amount existing debt of Omega that will remain outstanding after the completion of the Acquisition, including all or a portion of (i) €135 million of 5.1045% Senior Notes due 2023 and $20 million (after hedging arrangements, €16 million) of 6.19% Series D Guaranteed Senior Notes due 2016, (ii) €300 million of 5.125% retail bonds due 2017, €180 million of 4.500% retail bonds due 2017 and

€120 million of 5.000% retail bonds due 2019 and (iii) €390 million outstanding (with additional amounts available to be drawn) under certain credit and overdraft facilities. We expect to incur prepayment premiums in respect of some of these repayments. The amount of cash to the balance sheet is uncertain because we have not yet determined the amount and timing of the repayment of Omega’s existing debt. See “The transactions—Description of certain Omega indebtedness” and “Risk factors—Risks relating to the acquisition—We may not be able to repay all of the outstanding Omega Indebtedness on or before the closing of the Acquisition, which may trigger early repayment rights under some or all of the outstanding Omega Indebtedness.”

(7)	Includes estimated underwriters’ discounts, legal and accounting fees and other expenses expected to be incurred in connection with this offering and the Acquisition.

If the Share Purchase Agreement is terminated or the Acquisition is not consummated for any other reason prior to the Long Stop Date, the notes of each series will be subject to a special mandatory redemption at the Special Mandatory Redemption Price equal to 101% of the aggregate principal amount of the notes of such series, plus accrued and unpaid interest to, but not including, the Special Mandatory Redemption Date. See “Description of the notes—Special mandatory redemption.”

Capitalization

The following table sets forth the cash and capitalization of:

•	Perrigo on a historical basis as of September 27, 2014;

•	Omega on a historical basis as adjusted for U.S. GAAP and converted into U.S. dollars as of September 30, 2014;

•

Perrigo on a pro forma basis as of September 27, 2014 after giving effect to the offering of ordinary shares, which priced on November 20, 2014, the Acquisition and the notes offered hereby (see Perrigo’s unaudited pro forma condensed consolidated financial statements included in the Pro Forma 8-K incorporated by reference herein); and

•

Perrigo on a pro forma as adjusted basis as of September 27, 2014 after giving effect to the offering of ordinary shares, which priced on November 20, 2014, the Acquisition, the notes offered hereby, the expected borrowings under the New Term Loan Facility and the repayment of existing long-term debt of Omega.

The historical financial data of Omega was prepared in accordance with IFRS and reported in Euro. The Omega financial data reflected in the pro forma financial data below was adjusted for the identified preliminary differences between IFRS and U.S. GAAP and translated from the Euro amounts into U.S. dollars using the spot rate of $1.2685 to €1.00 as of September 30, 2014. Actual amounts will vary from estimated pro forma amounts depending on several factors, including differences between our estimate of amounts drawn under credit facilities and actual amounts drawn under our credit facilities, differences in outstanding shares due to the potential exercise of Perrigo and Omega stock options and the vesting of Perrigo ordinary shares and Omega share awards prior to the closing of the Acquisition and differences between our estimate of fees and expenses and actual fees and expenses upon the consummation of the Acquisition.

The information in this table is presented and should be read in conjunction with the information under the headings “Use of proceeds,” “The transactions,” the historical consolidated financial statements, together with the related notes, of Perrigo and Omega, included or incorporated by reference in this prospectus supplement and accompanying prospectus and the unaudited pro forma condensed consolidated financial statements included in the Pro Forma 8-K, which is incorporated by reference into this prospectus supplement.

(In millions of U.S. dollars) (unaudited)	Perrigo Actual as of September 27, 2014		Omega Actual as of September 30, 2014	Perrigo Pro Forma as of September 27, 2014(1)		Perrigo Pro Forma as Adjusted as of September 27, 2014(2)
Cash	$891.5		$27.4	$1,157.3		$557.2	(4)

Short-term debt:
Current portion of long-term debt	141.5		43.3	184.8		146.3

Total short-term debt and current portion of long-term debt	141.5		43.3	184.8		146.3

Long-term debt:
Perrigo existing long-term debt	2,295.8		–	2,295.8		2,295.8
Omega existing long-term debt	–		1,384.9	1,384.9		370.1	(4)
Term loan indebtedness	755.0	(3)	–	755.0	(3)	1,213.3	(5)
Notes offered hereby	–		–	1,600.0		1,600.0

Total long-term debt, less current portion	3,050.8		1,384.9	6,035.7		5,479.2

Shareholder’s equity:
Total shareholder’s equity	8,716.7		814.2	10,531.6		10,531.6

Total capitalization (long-term debt and shareholder’s equity)	$11,767.5		$2,199.1	$16,567.3		$16,010.8

(1)	Gives effect to the offering of ordinary shares, which priced on November 20, 2014, the Acquisition and the notes offered hereby. We expect to issue 6,809,210 ordinary shares in the offering that priced on November 20, 2014 (including shares to be sold as a result of the underwriters’ exercise of their option to purchase additional shares) and to receive aggregate net proceeds of approximately $1.0 billion. See Perrigo’s unaudited pro forma condensed consolidated financial statements included in the Pro Forma 8-K incorporated by reference herein.

(2)	Gives effect to the offering of ordinary shares, which priced on November 20, 2014, the Acquisition, the notes offered hereby, the expected borrowings under the New Term Loan Facility and repayment of existing long-term debt of Omega. We expect to issue 6,809,210 ordinary shares in the offering that priced on November 20, 2014 (including shares to be sold as a result of the underwriters’ exercise of their option to purchase additional shares) and to receive aggregate net proceeds of approximately $1.0 billion. However, we are not required repay the long-term debt of Omega in connection with the Acquisition, and we have not yet determined the timing and amount of any such repayment.

(3)	Represents the amount outstanding under the Existing Term Loan Credit Agreement.

(4)	We intend to repay approximately €800.0 million principal amount of existing debt of Omega that will remain outstanding after the completion of the Acquisition, including all or a portion of (i) €135 million of 5.1045% Senior Notes due 2023 and $20 million (after hedging arrangements, €16 million) of 6.19% Series D Guaranteed Senior Notes due 2016, (ii) €300 million of 5.125% retail bonds due 2017, €180 million of 4.500% retail bonds due 2017 and €120 million of 5.000% retail bonds due 2019 and (iii) €390 million outstanding (with additional amounts available to be drawn) under certain credit and overdraft facilities. We expect to incur prepayment premiums in respect of some of these repayments. We are not required repay the long-term debt of Omega in connection with the Acquisition, and we have not yet determined the timing and amount of any such repayment. The amount of our pro forma as adjusted cash is uncertain and will depend, among other things, on the amount and timing of the repayment of Omega’s existing debt. See “The transactions—Description of certain Omega indebtedness” and “Risk factors—Risks relating to the acquisition—We may not be able to repay all of the outstanding Omega Indebtedness on or before the closing of the Acquisition, which may trigger early repayment rights under some or all of the outstanding Omega Indebtedness.”

(5)	Represents amounts to be outstanding under the New Term Loan Facility (which includes a $300 million facility and an €800 million facility, which was translated from the Euro amounts into U.S. dollars using the spot rate of $1.2685 to €1.00 as of September 30, 2014), less the current portion.

The transactions

The acquisition

On November 6, 2014, we entered into the Share Purchase Agreement with Alychlo and Holdco, pursuant to which we have, upon the terms and subject to conditions in the Share Purchase Agreement, agreed to purchase from the Sellers, the Omega Shares, representing 95.77% of the issued and outstanding share capital of Omega. The remaining shares of Omega will be held by Omega as treasury shares.

Consideration

In consideration for the Omega Shares, we will pay the Sellers EUR 1.85 billion in cash and issue to Alychlo 5,397,711 of our ordinary shares. We will also assume or repay all outstanding indebtedness of Omega and its subsidiaries, as described below. The ordinary shares comprising the Non-Cash Consideration will be subject to a lock-up agreement, and we have agreed to grant Alychlo registration rights in connection with the issuance of such ordinary shares. Under this agreement, Alchylo may require us to register all or part of the ordinary shares comprising the Non-Cash Consideration with the SEC under one or more registration statements, subject to certain limitations. The Acquisition Consideration will be increased by interest from September 30, 2014 until the completion date on an amount of EUR 2.48 billion starting at a rate of 5% per annum, subject to monthly increases as set forth in the Share Purchase Agreement.

The Cash Consideration will be financed by the proceeds from this offering (which will be provided to the Parent by the Issuer, directly or indirectly), our offering of our ordinary shares, which priced on November 20, 2014, and borrowings under our New Term Loan Facility. To the extent the net proceeds of this offering and other sources of financing are insufficient to fund the cash portion of the purchase price for the Acquisition, we intend to incur borrowings under our Bridge Loan Facility in the amount of the shortfall.

In connection with the Acquisition, we will assume or repay all outstanding indebtedness of Omega and its subsidiaries, which included, as of the date of the Share Purchase Agreement, (i) EUR 135 million of 5.1045% Senior Notes due 2023 and USD 20 million (after hedging arrangements, EUR 16 million) of 6.19% Series D Guaranteed Senior Notes due 2016, (ii) EUR 300 million of 5.125% retail bonds due 2017, EUR 180 million of 4.500% retail bonds due 2017 and EUR 120 million of 5.000% retail bonds due 2019 and (iii) EUR 390 million outstanding (with additional amounts available to be drawn) under certain credit and overdraft facilities (collectively the “Omega Indebtedness”).

Indemnities

The Sellers have agreed to indemnify us for certain losses, subject to certain limitations as set forth in the Share Purchase Agreement. The Sellers’ indemnification and other obligations to us under the Share Purchase Agreement will be secured up to EUR 248.0 million, in the form of an 15-month escrow of cash and shares and/or guarantee and comfort letters.

Under the Share Purchase Agreement, the Sellers have agreed to indemnify us against any loss that we or any of our subsidiaries incur as a result of, or in connection with, (1) certain matters specified on a schedule to the Share Purchase Agreement, which has been filed as Exhibit 10.1 to our first Current Report on Form 8-K filed on November 12, 2014, which is incorporated by reference into this prospectus supplement, (2) termination of a specified agreements due to any change of control in connection with the Acquisition, (3) the October 2014 pullback of Omega’s

Bibi Excellence Soothers pacifiers out of trade warehouses and trade channels, as well as any consumer or pharmacy level pullback for which any subsidiary of Omega would be liable, subject to certain mitigating factors and (4) the lack of renewal of the environmental permit with respect to the operations of one of our facilities in Belgium. Any losses we or our subsidiaries incur in connection with claims arising out of the matters described in clause (1) of this paragraph are expected to be offset by certain escrow amounts and cash deposits specified in the Share Purchase Agreement, and payment under the indemnity is subject to a deductible. The specified matters include certain commercial disputes, a dispute arising out of Omega’s sale of an interest in an investment, certain product liability issues and other matters, none of which we believe will have a material adverse effect on our company either individually or in the aggregate.

Conditions

The Acquisition is conditioned upon certain closing conditions, including receipt of required approvals of Perrigo and Omega shareholders, approvals under the antitrust laws of certain foreign countries under which filings or approvals are or may be required, no governmental restraints, accuracy of representations and warranties, compliance with covenants and no material adverse effect (as defined in the Share Purchase Agreement). The Share Purchase Agreement contemplates approvals from the competition authorities of Germany, Poland, the United Kingdom and Ireland (unless the Acquisition is referred to the European Commission in accordance with Article 4(5) of Council Regulation (EC) No. 139/2004 on the control of concentrations between undertakings (the “EUMR”) or Article 22 of the EUMR), as well as the competition authorities of Russia and Ukraine. We are obligated to use our best efforts to satisfy the antitrust approval condition as soon as reasonably practicable, including making any required divestitures.

If we fail to use our best efforts to satisfy the antitrust approval condition or otherwise fail to comply with our completion obligations (as defined in the Share Purchase Agreement), the Sellers have the right to terminate the Share Purchase Agreement and receive a EUR 100 million termination fee. If antitrust approval is not, or any action is taken or indication is given by a governmental authority that antitrust approval will not be, obtained by August 6, 2015, either we or the Sellers can terminate the Share Purchase Agreement. Subject to the closing conditions, the Acquisition is expected to be completed during the third quarter of our fiscal year 2015.

Certain other provisions

Under the terms of the Share Purchase Agreement, Alychlo will be subject to a three-year non-compete in Europe and Belgium. Under the terms of the non-compete agreement with Mr. Coucke, attached as a schedule to the Share Purchase Agreement, Mr. Coucke, an affiliate of Alychlo, will be subject to a non-compete until the later of five years from the completion date of the Acquisition or three years after the date he ceases to be either an employee, service provider, consultant, manager or director of us or any of our subsidiaries, subject to certain exceptions. The Sellers will be subject to a two-year non-solicit agreement, subject to certain exceptions.

The Share Purchase Agreement also contains other customary representations, warranties, and covenants of the parties thereto.

Related financing transactions

Bridge loan facility

On November 6, 2014, we entered into the Bridge Commitment Letter relating to the Bridge Loan Facility, among Perrigo Finance plc, as borrower, the banks and other financial institutions or entities from time to time party thereto as lenders, JPMorgan Chase Bank, N.A. (“JPMCB”) as administrative agent, Barclays Bank PLC (“Barclays”) as Syndication Agent, and J.P. Morgan Securities LLC and Barclays as joint lead arrangers and joint bookrunners, providing for up to €1.75 billion in interim bridge financing, maturing 364 days after the consummation of the Acquisition and priced at LIBOR plus a rate based on the credit rating for Index Debt of the Company from Moody’s Investors Service, Inc. and Standard & Poor’s Financial Services LLC in accordance with the schedule set forth below:

	Rating	Applicable margin
Level 1	BBB+ / Baa1 or better	1.125%
Level 2	BBB/Baa2	1.25%
Level 3	BBB-/Baa3	1.50%
Level 4	BB+/Ba1	1.75%
Level 5	Any ratings lower than Level 4	2.00%

The obligations under the Bridge Loan Facility would be unsecured and will not benefit from any guarantees.

The Bridge Loan Facility would contain certain (i) restrictive covenants, including restrictions on non-guarantor subsidiary indebtedness; liens; fundamental changes; investments, loans, advances, guarantees and acquisitions; swap agreements, restricted payments; transactions with affiliates; restrictive agreements; disposition of assets; and a customary passivity covenant and (ii) financial maintenance covenants, including an interest coverage ratio and a maximum consolidated leverage ratio. The Bridge Loan Facility would also include affirmative covenants, representations and warranties and events of default, including certain cross-default provisions, customary for an agreement of its type.

However, assuming that the conditions to closing our offering of ordinary shares described below under “—Offering of ordinary shares” are met and that this offering of the notes is consummated, we do not expect to enter into, or draw amounts under, the Bridge Loan Facility.

New Facilities

The Issuer expects to enter into (i) a new senior unsecured Revolving Credit Facility (the “New Revolving Facility”) and (ii) a new senior unsecured Term Loan Credit Facility (the “New Term Loan Facility” and, together with the New Revolving Facility, the “New Facilities”), among it as the borrower under the New Revolving Facility and the 5-Year Tranche (as defined below), the Company as the borrower under the 2-Year Tranche (as defined below), the banks and other financial institutions or entities from time to time party thereto as lenders, JPMCB as administrative agent, Barclays as Syndication Agent, and JPMorgan and Barclays as joint lead arrangers and joint bookrunners. The New Facilities will provide for:

•

a $1 billion senior unsecured revolving line of credit, including a $50 million letter of credit sub-facility and a $100 million swingline sub-facility, maturing as of the fifth anniversary of the effective date of the New Revolving Facility;

•	up to $300 million in senior unsecured term loan financing (the “2-Year Tranche”), maturing on December 18, 2015; and

•

up to €800 million in senior unsecured term loan financing (the “5-Year Tranche”), maturing on the fifth anniversary of the effective date of the New Term Loan Facility, up to €300 million of which will be structured as delayed draw facility.

The borrowings under the New Facilities will be priced at LIBOR plus a rate based on the credit rating for Index Debt of the Company from Moody’s and S&P in accordance with the Pricing Schedule set forth above.

The Borrower’s obligations under the New Facilities will be unsecured and will not benefit from any guarantees.

The New Facilities will contain certain (i) restrictive covenants, including restrictions on non-guarantor subsidiary indebtedness; liens; fundamental changes; investments, loans, advances, guarantees and acquisitions; swap agreements, restricted payments; transactions with affiliates; restrictive agreements; and disposition of assets; and (ii) financial maintenance covenants, including an interest coverage ratio and a maximum consolidated leverage ratio. The New Facilities will also include affirmative covenants, representations and warranties and events of default, including certain cross-default provisions, customary for agreements of this type.

The effectiveness of the New Facilities will be subject to, among other things, the termination of the our existing revolving and term loan facilities, and the repayment of all indebtedness incurred thereunder. The terms of the New Facilities could differ from the foregoing.

Offering of ordinary shares

On November 20, 2014, we priced the offering of 5,291,053 of our ordinary shares, and the underwriters in the offering of ordinary shares have exercised their option to purchase an additional 888,157 ordinary shares from us at the public offering price of $152.00 per ordinary share, less the underwriting discount. The aggregate net proceeds of the offering of ordinary shares (including the shares to be sold as a result of the underwriters’ exercise of their option to purchase additional shares) is expected to be approximately $1.0 billion, which will also be used to finance a portion of the Cash Consideration. This offering of ordinary shares is expected to close on November 26, 2014, subject to customary closing conditions. Our ordinary shares are quoted on The New York Stock Exchange and the Tel Aviv Stock Exchange under the symbol “PRGO”.

Omega

Omega Pharma Invest N.V. (“Omega”), headquartered in Nazareth, Belgium, is one of the top five over-the-counter (“OTC”) healthcare companies in Europe with approximately €1.3 billion revenue during the twelve months ended September 30, 2014 and is one of the top two over-the-counter healthcare companies in four individual European markets. Since its founding in 1987, Omega has executed a pharmacist-focused growth strategy across Europe and has successfully developed a strong OTC product portfolio and a leading European commercial infrastructure. Omega was a public company from 1998 until it was taken private in 2012.

Omega’s key product segments include Cough, Cold and Allergy, Personal Care and Derma-Therapeutics, Weight and Sleep Management and Natural Health. Omega’s brand portfolio consists of approximately 5,000 SKUs, including a breadth of market leading brands, such as Solpadeine for pain relief, Nytol for snoring and sleep management, Jungle Formula as insect repellent, Zantac for heartburn, Lactacyd for intimate hygiene, XLS-Medical for weight loss,

Dermalex for skin health especially for eczema, psoriasis and rosacea, and Prevalin Allergy for hayfever, among others. Omega’s products are sold across an extensive network of pharmacies and related retail outlets.

Omega has a strong presence in both established and emerging growth economies. Omega has a commercial presence in 35 countries, including the United Kingdom, Ireland, Belgium, Germany, France, Italy, Spain, Portugal, Greece, the Netherlands most Central and Eastern European countries, Nordic countries, Russia, and Australia, among others. Omega is a top two player in Belgium, France, Norway and the Netherlands. Omega has historically operated in four business segments: (1) Omega Pharma Western Europe, (2) Omega Pharma Belgium, (3) Omega Pharma Emerging Markets and (4) Omega Pharma France. For more information about Omega’s segments, see note 4 (Segment Information) to Omega’s audited consolidated financial statements as of and for the year ended December 31, 2013 included in Exhibit 99.1 to the Omega 8-K.

Omega has approximately 2,500 employees globally, including a sales team of approximately 1,100 individuals.

Omega generally enjoys an established business environment with relatively stable pricing and margins with the exception of its operations in Ukraine, the future of which depends on the political situation in the region. As the OTC market in Europe continues to grow, Omega believes it is well positioned to retain its market share. Although Omega expects a more demanding regulatory environment for its products in the future, Omega believes it is well positioned to adapt to such developments.

Omega enjoys a diverse customer and supplier base without any material concentrations either customers or suppliers.

For more information regarding the recent performance of Omega, see the business review information with respect to the year ended December 31, 2013 provided on pages 3-6 of Exhibit 99.1 to the Omega 8-K and the business review information with respect to the nine months ended September 30, 2014 provided on page 3 of Exhibit 99.2 to the Omega 8-K, which is incorporated by reference into this prospectus supplement.

In addition, you should read the audited consolidated financial statements of Omega as of and for the year ended December 31, 2013 included in Exhibit 99.1 to the Omega 8-K and the unaudited condensed interim financial statements of Omega as of September 30, 2014 and for the nine months ended September 30, 2014 and 2013 included in Exhibit 99.2 to the Omega 8-K.

Description of certain Omega indebtedness

Omega has certain existing indebtedness that will remain outstanding after the Acquisition. Although we expect to repay, redeem or repurchase all or a portion of the indebtedness described below following the Acquisition, we are not required to do so in connection with the Acquisition. See “Capitalization.”

5.125% retail bonds due 2017, 4.500% retail bonds due 2017 and 5.000% retail bonds due 2019

On December 12, 2012, Omega issued €300 million aggregate principal amount of 5.125% retail bonds at 101.875% of par pursuant to a prospectus, dated as of November 27, 2012 (the “5.125% Bonds”). Interest on the 5.125% Bonds is paid on December 12 of each year. The 5.125% Bonds mature on December 12, 2017.

On May 23, 2012, Omega issued, pursuant to a prospectus, dated as of April 23, 2012, (i) €180.0 million aggregate principal amount of 4.500% retail bonds at 101.875% of par (the “4.500% Bonds”) and (ii) €120.0 million aggregate principal amount of 5.000% retail bonds at 101.875% of par (the “5.000% Bonds” and, together with the 5.125% Bonds and the 4.500% Bonds, the “Retail Bonds”). Interest on the 4.500% Bonds and 5.000% Bonds is paid on December 12 of each year. The 4.500% Bonds and 5.000% Bonds mature on May 23, 2017 and May 23, 2019 respectively.

The Retail Bonds do not permit early redemption at the issuer’s option. Upon the occurrence of certain changes of control, Omega must offer to purchase the Retail Bonds at a price equal to the lesser of (i) 101% or (ii) 100% multiplied with the exponential function of T times 0.74720148386% that would result in the gross actuarial yield of an investor between the issue date and the redemption date not exceeding the interest rate plus 0.75 basis points, plus accrued and unpaid interest.

The Retail Bonds are unsecured obligations of the Omega and are not subject to any guarantees. The Retail Bonds are subject to certain customary restrictive covenants and events of default.

6.190% series D guaranteed senior notes due 2016 and 5.1045% guaranteed senior notes due 2023

On July 27, 2004, Omega issued and sold $20.0 million aggregate principal amount of 6.190% Series D Guaranteed Senior Notes in a private placement pursuant to a Note Purchase Agreement, dated as of July 27, 2004 (the “6.190% Notes”). As a result of hedging arrangements entered into by Omega, the aggregate principal amount due under the 6.190% Notes as of the date of the Share Purchase Agreement was €16.2 million. The 6.190% Notes mature on July 28, 2016.

On May 29, 2011, Omega issued and sold €135 million aggregate principal amount of 5.1045% Guaranteed Senior Notes in a private placement pursuant to a Note Purchase Agreement, dated as of May 29, 2011 (the “5.1045% Notes” and, together with the 6.190% Notes, the “Guaranteed Notes”). The 5.1045% Notes mature on July 28, 2023.

Omega may redeem the Guaranteed Notes in whole or any portion in excess of 5% of the aggregate principal amount then outstanding, at any time or from time to time at a price equal to 100% of the principal amount of the Guaranteed Notes plus accrued and unpaid interest, plus a “Make-Whole Amount” as set forth in the Note Purchase Agreement. Upon the occurrence of certain changes of control, Omega must offer to purchase Guaranteed Notes at a price equal to 100% of the face amount of the notes plus accrued and unpaid interest, but otherwise without premium.

The Guaranteed Notes are unsecured and are guaranteed by the guarantors party thereto, which includes certain of Omega’s subsidiaries.

The Guaranteed Notes are subject to certain customary restrictive covenants and events of default.

Revolving facility agreement

Omega and Omega Pharma Capital NV are borrowers (in such capacity, the “Omega Borrowers”) under a Revolving Facility Agreement (the “Revolving Facility Agreement”), dated July 14, 2011,

between the Omega Borrowers, the guarantors party thereto, the banks and other financial institutions or entities from time to time party thereto as lenders, and ING Bank NV as agent, which provides a €525,000,000 revolving line of credit maturing in July 14, 2016 and priced at EURIBOR plus a margin as set forth in the Revolving Facility Agreement.

The Omega Borrowers’ obligations under the Revolving Facility Agreement are jointly and severally guaranteed by the guarantors party thereto, which include certain subsidiaries of the Omega Borrowers. The obligations under the Revolving Facility Agreement are unsecured.

The Revolving Facility Agreement contains certain (i) restrictive covenants, including, but not limited to, restrictions on indebtedness and guarantees, negative pledges, disposal of assets, arm’s length transactions, mergers, changes of business, acquisitions, treasury transactions, and subsidiary indebtedness; and (ii) financial maintenance covenants, including an interest coverage ratio and a consolidated total net debt ratio. The Revolving Facility Agreement also includes affirmative covenants, representations and warranties and events of default, including certain cross-default provisions, customary for an agreement of its type.

As of the date of the Share Purchase Agreement, €340 million of loans were outstanding under the Revolving Facility Agreement.

Cash pooling and overdraft facilities

Omega and certain of its subsidiaries are party to cash pooling and overdraft facilities with various banks and financing institutions. As of the date of the Share Purchase Agreement, indebtedness incurred in connection with these facilities was €50 million.

Exchange rates

The following tables show, for the periods indicated, the exchange rate between the U.S. dollar and the Euro. This information is provided solely for your information, and we do not represent that Euros could be converted into U.S. dollars at these rates or at any other rate, during the periods indicated or at any other time. These rates are not the rates used by us in the preparation of our consolidated financial statements included in this prospectus supplement.

As used in this prospectus supplement, the term “Noon Buying Rate” refers to the rate of exchange for Euros, expressed in U.S. dollars per Euro, in the City of New York for cable transfers payable in foreign currencies as certified by the Federal Reserve Bank of New York for customs purposes. The Noon Buying Rate certified by the New York Federal Reserve Bank for the Euro on November 14, 2014 was $1.2494= €1.00. The following tables describe, for the periods and dates indicated, information concerning the Noon Buying Rate for the Euro. Amounts are expressed in U.S. dollars per €1.00.

	U.S. dollar per Euro 1.00
	High	Low	Period average(1)	Period end

Fiscal Year Ended
June 28, 2014	$1.3927	$1.2774	$1.3571	$1.3631
June 29, 2013	1.3692	1.2062	1.2935	1.3010
June 30, 2012	1.4523	1.2364	1.3406	1.2668
June 25, 2011	1.4875	1.2187	1.3628	1.4189
June 26, 2010	1.5100	1.1959	1.3923	1.2332

Three Months Ended September 27,
2014	1.3690	1.2686	1.3276	1.2686

Month
May 2014	1.3924	1.3596	1.3739	1.3640
June 2014	1.3690	1.3522	1.3595	1.3690
July 2014	1.3681	1.3375	1.3533	1.3390
August 2014	1.3436	1.3150	1.3315	1.3150
September 2014	1.3136	1.2628	1.2889	1.2628
October 2014	1.2812	1.2517	1.2677	1.2530
November 2014 (data as of November 14, 2014)	1.2554	1.2414	1.2468	1.2494

(1) The average of the Noon Buying Rates on each day of the relevant period.

Ratio of earnings to fixed charges

Our consolidated ratio of earnings to fixed charges for the periods indicated are as follows:

Three months ended September 27,	Fiscal years
2014	2014	2013	2012	2011	2010

4.8x	3.3x	8.7x	8.1x	9.8x	9.7x

For purposes of computing the ratio of earnings to fixed charges, (1) earnings consist of income from continuing operations before income taxes plus fixed charges, and (2) fixed charges consist of interest expense on indebtedness, amortization of deferred financing fees and an interest component related to rent expense.

Description of the notes

General

The notes are to be issued as separate series of senior debt securities under an indenture, to be dated as of the closing date, among Perrigo Finance plc, a public limited company incorporated under the laws of Ireland (the “Issuer”), as issuer, Perrigo Company plc, a public limited company incorporated under the laws of Ireland, (“Parent” or “Parent Guarantor”), as guarantor, and Wells Fargo Bank, National Association, as trustee, as supplemented by one or more supplemental indentures, dated as of the closing date, for each series of notes. The supplemental indentures will set forth the specific terms applicable to the notes of each series. The statements under this caption relating to the notes and the indenture, including the supplemental indentures (collectively, the “Indenture”), are brief summaries only, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture and the notes, forms of which are available from us. In addition, the following description is qualified in all respects by reference to the actual text of the Indenture and the forms of the notes. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), as in effect on the date of the Indenture.

The Issuer will issue the     % notes due 20     (the “20     notes”) in an initial aggregate principal amount of $        . The 20     notes will mature on                     , 20    . We will issue the     % notes due 20     (the “20     notes”) in an initial aggregate principal amount of $        . The 20     notes will mature on                    , 20    . We will issue the      % notes due 20     (the “20     notes” and, together with the 20     notes and the 20     notes, the “notes”) in an initial aggregate principal amount of $        . The 20     notes will mature on                     , 20    .

The notes will be issued in book-entry form, in denominations of $200,000 and integral multiples of $1,000 in excess of $200,000. The notes will not be subject to any sinking fund and will not be convertible into or exchangeable for any of equity interests of the Issuer or Parent.

We may, without the consent of the holders of the notes of any series, issue additional debt securities under the Indenture having the same ranking and the same interest rate, maturity and other terms as the notes of a particular series in all respects (except for the issue date, issue price, if applicable, payment of interest accruing prior to the issue date of such additional debt securities or, if applicable, the first payment of any interest following the issue date of such additional debt securities). Any such additional debt securities and the notes of such series will constitute a single series of notes under the Indenture; provided, that any additional debt securities that are not fungible for U.S. federal income tax purposes with the notes of such series shall be issued under a separate CUSIP number.

References in this “Description of the notes” to “we,” “us” and “our” refer to the Issuer individually. Capitalized terms used herein but not defined have the meanings set forth in the accompanying prospectus or the Indenture.

Ranking

The notes:

•	will be the unsecured, senior obligations of the Issuer and will rank equally with all of the Issuer’s other unsecured senior indebtedness;

•	will be effectively subordinated to any existing or future secured obligations of the Issuer, to the extent of the value of the collateral securing such other obligations;

•	will be senior in right of payment to any obligations of the Issuer that are by their terms expressly subordinated or junior in right of payment to the notes; and

•	will be structurally subordinated to the obligations of the Parent’s other subsidiaries.

The guarantee of the notes of each series:

•	will be a senior obligation of Parent;

•	will rank equally in right of payment with any existing and future senior indebtedness of Parent;

•	will be senior in right of payment to any obligations of Parent that are by their terms expressly subordinated or junior in right of payment to the guarantees of the notes; and

•	will be effectively subordinated to any existing or future secured obligations of Parent, to the extent of the value of the collateral securing such obligations.

As of September 27, 2014, on a pro forma basis giving effect to the Acquisition and this offering, Parent would have had $5.5 billion of indebtedness outstanding on a consolidated basis. This amount does not include the approximately €800.0 million principal amount of existing debt of Omega that will remain outstanding after the completion of the Acquisition, which we will assume and intend to repay following the Acquisition. See “Capitalization.”

As of September 27, 2014, after giving effect to the Acquisition and this offering, Parent’s direct and indirect subsidiaries (other than the Issuer, and excluding Omega and its subsidiaries following the Acquisition) would have had outstanding indebtedness of approximately $1.5 million (excluding intercompany indebtedness and trade payables), and all of such indebtedness of such subsidiaries would have been structurally senior to the notes.

Principal and interest

20     notes

The 20     notes will mature on                     , 20     , will bear interest at the annual rate of     % and will accrue interest from                     , 2014 or from the most recent date to which interest has been paid or provided for. Interest, if any, will be payable semiannually in arrears, on             and            , beginning on                     , 2015, to persons in whose name the notes are registered at the close of business on each              and             (whether or not that date is a business day as that term is defined in the Indenture). We will compute interest on the 20     notes on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date or maturity or redemption date falls on a day that is not a business day, then the payment will be made on the next business day without additional interest and with the same effect as if it were made on the originally scheduled date.

20     notes

The 20     notes will mature on                     , 20     , will bear interest at the annual rate of     % and will accrue interest from                     , 2014 or from the most recent date to which interest has been paid or provided for. Interest, if any, will be payable semiannually in arrears, on              and             , beginning on                     , 2015, to each person in whose name the notes are registered at

the close of business on each              and              (whether or not that date is a business day as that term is defined in the Indenture). We will compute interest on the 20         notes on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date or maturity or redemption date falls on a day that is not a business day, then the payment will be made on the next business day without additional interest and with the same effect as if it were made on the originally scheduled date.

20 notes

The 20         notes will mature on                     , 20     , will bear interest at the annual rate of     % and will accrue interest from                     , 2014 or from the most recent date to which interest has been paid or provided for. Interest, if any, will be payable semiannually in arrears, on             and             , beginning on                     , 2015, to each person in whose name the notes are registered at the close of business on each             and             (whether or not that date is a business day as that term is defined in the Indenture). We will compute interest on the 20     notes on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date or maturity or redemption date falls on a day that is not a business day, then the payment will be made on the next business day without additional interest and with the same effect as if it were made on the originally scheduled date.

Parent guarantee

Payment of principal of, premium, if any, and interest on, and Additional Amounts (as defined below), if any, payable with respect to, the notes will be fully and unconditionally guaranteed on an unsecured senior basis by Parent. The notes will not be guaranteed by any of the Parent’s subsidiaries.

The Parent’s execution of the Indenture and the supplemental indentures will evidence its guarantee of the notes, whether or not any endorsement appears on the notes.

The obligations of Parent under its guarantee of the notes will be limited as necessary to prevent such guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law; this limitation, however, may not be effective to prevent such guarantee from constituting a fraudulent conveyance.

Payment and paying agents

We will pay interest, to you, if you are listed in the trustee’s records as the owner of the notes at the close of business on a particular day in advance of each due date for interest on the notes. Interest will be paid to you if you are listed as the owner even if you no longer own the notes on the interest payment date. That particular day is called the “record date.” See “—Principal and interest.” Persons who are listed in the trustee’s records as the owners of the notes at the close of business on a particular day are referred to as “holders.”

We will deposit interest, principal and any other money due on the notes with the paying agent that we name in accordance with the terms of the Indenture. Initially, Wells Fargo Bank, National Association will serve as the paying agent for the notes. We may from time to time designate additional offices or agencies, approve a change in the location of any office or agency and, except as provided above, rescind the designation of any office or agency.

Optional redemption

All or a portion of the 20     notes, the 20     notes and the 20     notes, as the case may be, may be redeemed at our option at any time or from time to time. The redemption price for the 20     notes, the 20     notes and the 20     notes, as applicable, to be redeemed on any redemption date will be equal to the greater of the following amounts:

•	100% of the principal amount of the notes of that series being redeemed on the redemption date; and

•

the sum of the present values of the remaining scheduled payments of principal and interest on the applicable series of notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below), plus      basis points in the case of the 20     notes,     basis points in the case of the 20     notes and     basis points in the case of the 20 notes, as determined by the applicable Independent Investment Banker (as defined below), plus, in each case, accrued and unpaid interest, if any, on the applicable series of notes to the redemption date. Notwithstanding the foregoing, installments of interest on the applicable series of notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the applicable series of notes and the Indenture.

In addition, we will have the right to redeem, at our option, in whole or in part, the 20     notes at any time on or after                     , 20     (         months prior to their maturity date), the 20 notes at any time on or after                     , 20     (         months prior to their maturity date) and the 20 notes at any time on or after                    , 20     (         months prior to their maturity date), in each case, at a redemption price equal to 100% of the aggregate principal amount of the notes of the applicable series being redeemed plus, in each case, accrued and unpaid interest, if any, to, but excluding, the redemption date. Notwithstanding the foregoing, installments of interest on the applicable series of notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the applicable series of notes and the Indenture.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the applicable series of notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the applicable series of notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if we are provided fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers whom we appoint.

“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC and Barclays Capital Inc. and their respective successors and, at our option, additional Primary Treasury Dealers selected by us; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

Notice of any redemption will be mailed (or, to the extent permitted or required by applicable procedures or regulations of The Depository Trust Company (“DTC”), sent electronically) at least 15 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

If we choose to redeem less than all of the notes, the particular notes to be redeemed shall be selected by the trustee not more than 45 days prior to the redemption date. Subject to applicable DTC procedures or regulations, the trustee will select the notes to be redeemed by such method as the trustee shall deem appropriate.

The provisions of the Indenture relating to conditional optional redemption will not apply to the notes.

Payment of Additional Amounts

All payments made by the Issuer or Parent (each a “Payor”) on the notes will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:

(1) any jurisdiction from or through which payment on the notes or the guarantee thereof is made, or any political subdivision of governmental authority thereof or therein having the power to tax; or

(2) any jurisdiction in which a Payor is organized or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (each of clause (1) and (2), a “Relevant Taxing Jurisdiction”), will at any time be required from any payments made by a Payor with respect to the notes, including payments of principal, redemption price, interest or premium, the Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each holder of the notes, after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), equal the amounts which would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable with respect to:

(1) any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant holder (or between a fiduciary, settlor, beneficiary, partner of, member or shareholder of, or possessor of power over the relevant holder, if the relevant holder is an estate, nominee, trust, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction (including being or having been a citizen, resident or national thereof or being or having been present or engaged in a trade or carrying on a business in, or having had a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) other than by the mere ownership or holding of such notes or enforcement of rights thereunder or under the guarantee thereof or the receipt of payments in respect thereof;

(2) any Taxes to the extent such Taxes are imposed or withheld by reason of the failure of a holder of notes to comply with any certification, identification, information or other reporting requirement, whether required by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including a certification that the holder is not resident in the Relevant Taxing Jurisdiction) (provided that at least 30 days prior to the first payment date with respect to which such withholding, deduction or imposition is required under the applicable law of the Relevant Taxing Jurisdiction, the relevant holder at that time has been notified (in the manner contemplated by the Indenture) by the Payor or any other person through whom payment may be made of such certification, identification, information or other reporting requirement);

(3) any Taxes, to the extent such Taxes were imposed as a result of a note being presented for payment (where notes are legended notes in certificated form and presentation is required) more than 30 days after the relevant payment is first made available for payment to the holder (except to the extent that the holder would have been entitled to Additional Amounts had such note been presented during such 30-day period);

(4) any Taxes that are payable otherwise than by withholding from a payment of the principal of, premium, if any, or interest, on the notes or under the guarantee thereof;

(5) any estate, inheritance, gift, sale, transfer, excise, personal property or similar tax, assessment or other governmental charge;

(6) any Taxes withheld, deducted or imposed on a payment to an individual or a “residual entity” (as interpreted within the context of European Council Directive 2003/48/EC) that are required to be made pursuant to European Council Directive 2003/48/EC Directive or any other directive implementing the conclusions of the ECOFIN Council meeting on November 26 and 27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to such directive;

(7) any Taxes imposed on or with respect to a payment made to a holder of the notes who would have been able to avoid such imposition by presenting (where notes are legended notes in certificated form and presentation is required) the relevant note to another paying agent in a member state of the European Union;

(8) any Taxes imposed on or with respect to any payment by the Issuer or Parent to the holder if such holder is a fiduciary or partnership or any person other than the sole beneficial owner of such payment, to the extent that Taxes would not have been imposed on such payment had such holder been the sole beneficial owner of such note; or

(9) any combination of items (1) through (8) above.

For purposes of this “Payment of Additional Amounts” section, the term “holder” shall include both a holder of notes of any series and a beneficial owner of any series of notes, as applicable. The Indenture will provide that in the event the notes are held in global form, the right to receive Additional Amounts shall be determined at the beneficial owner level.

The Payor will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Payor will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes. The Payor will furnish to the trustee (or to a holder upon written request), within a reasonable time after the date the payment of any Taxes so deducted or withheld is made, such certified copies to each holder. The Payor will attach to each certified copy a certificate stating (x) that the amount of withholding Taxes evidenced by the certified copy was paid in connection with payments in respect of the principal amount of notes then outstanding and (y) the amount of such withholding Taxes paid per $1,000 principal amount of the notes of any series. Copies of such documentation will be available for inspection during ordinary business hours at the office of the trustee by the holders of the notes of any series upon request and will be made available at the offices of the paying agent.

At least 30 days prior to each date on which any payment under or with respect to the notes of any series or the guarantee thereof is due and payable (unless such obligation to pay Additional Amounts arises shortly before or after the 30th day prior to such date, in which case it shall be promptly thereafter), if the Payor will be obligated to pay Additional Amounts with respect to such payment, the Payor will deliver to the trustee an officer’s certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and will furnish such other information necessary to enable the paying agent to pay such Additional Amounts to holders on the payment date. Each such officer’s certificate shall be relied upon until receipt of a further officer’s certificate addressing such matters.

The Indenture will further provide that, if the Payor conducts business in any jurisdiction (an “Additional Taxing Jurisdiction”) other than a Relevant Taxing Jurisdiction and, as a result, is required by the law of such Additional Taxing Jurisdiction to deduct or withhold any amount on account of taxes imposed by such Additional Taxing Jurisdiction from payments under the notes or the guarantee thereof, as the case may be, which would not have been required to be so deducted or withheld but for such conduct of business in such Additional Taxing Jurisdiction, the Additional Amounts provision described above shall be considered to apply to such holders as if references in such provision to “Taxes” included taxes imposed by way of deduction or withholding by any such Additional Taxing Jurisdiction (or any political subdivision thereof or taxing authority therein).

Wherever in the Indenture, the notes, the guarantee or this “Description of the notes” there are references in any context, to:

(1) the payment of principal,

(2) purchase prices in connection with a purchase of notes of any series,

(3) interest, or

(4) any other amount payable on or with respect to the notes of any series or the guarantee,

such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Payor will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery or registration of any notes of any series or any other document or instrument referred to therein (other than a transfer of the notes), or the receipt of any payments with respect to the notes or the guarantee, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside any Relevant Taxing Jurisdiction or any jurisdiction in which a paying agent is located, other than those resulting from, or required to be paid in connection with, the enforcement of the notes, the guarantee thereof or any other such document or instrument following the occurrence of any event of default with respect to the notes.

The foregoing obligations will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any jurisdiction in which any successor to a Payor is organized or any political subdivision or taxing authority or agency thereof or therein.

Tax redemption

The Issuer may redeem the notes of any series in whole, but not in part, at its discretion at any time upon giving not less than 30 nor more than 60 days’ notice to the holders of the applicable series of notes (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to, but excluding, the date fixed by the Issuer for redemption (a “Tax Redemption Date”) (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) and all Additional Amounts, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if as a result of:

(1) any change in, or amendment to, any law, treaty, regulations or rulings of a Relevant Taxing Jurisdiction affecting taxation; or

(2) any change in, or amendment to, the application, administration or interpretation of such laws, treaties, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice ) (each of the foregoing in clauses (1) and (2), a “Change in Tax Law”), the Issuer, with respect to the notes, or Parent, with respect to its guarantee, as the case may be, has become, is, or on the next interest payment date in respect of the notes would be, required to pay Additional Amounts and such obligation cannot be avoided by taking reasonable measures available to the Issuer.

Notice of redemption for taxation reasons will be published in accordance with the procedures described above under “—Optional redemption.” Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 60 days prior to the earliest date on which the Payor would be obliged to make such payment of Additional Amounts in respect of the notes or the guarantee were then due and (b) unless, at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. Prior to the sending or mailing of any notice of redemption of the notes of any series pursuant to the foregoing, the Issuer will deliver to the trustee (a) an officer’s certificate to the effect that the obligation to pay Additional Amounts cannot be avoided by the Issuer taking reasonable measures available to it and (b) an opinion of an independent tax counsel of recognized standing in the Relevant Tax Jurisdiction to the effect that the circumstances referred to above exist. The trustee will accept and shall be entitled to rely on such officer’s certificate and opinion of counsel as sufficient evidence of the existence and satisfaction of the conditions precedent described above, in which event such redemption will be conclusive and binding on the holders.

Special mandatory redemption

If Parent does not consummate its direct or indirect acquisition (the “Acquisition”) of 685,348,257 shares of Omega Pharma Invest NV., a limited liability company incorporated under the laws of Belgium, on or prior to August 6, 2015, (as such date may be extended, as described below, the “Long Stop Date”), or the Share Purchase Agreement is terminated any time prior to such date, the Issuer will be required to redeem all of the outstanding notes on a special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date. Upon notice by the Issuer, the Long Stop Date may be extended at the Issuer’s option to a date no later than September 7, 2015, provided that at the time of such notice, the Share Purchase Agreement shall not have been terminated for any reason. The “special mandatory redemption date” means the earlier to occur of (1) a date that is no earlier than five business days after the date of the notice of special mandatory redemption and no later than the 30th day after the Long Stop Date (or if such date is not a business day, the first business day thereafter), if the Omega Acquisition has not been consummated on or prior to the Long Stop Date, or (2) a date that is no earlier than five business days after the date of the notice of special mandatory redemption and no later than the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the Share Purchase Agreement for any reason. Notwithstanding the foregoing, installments of interest on any series of notes that are due and payable on interest payment dates falling on or prior to the special mandatory redemption date will be payable on such interest payment dates to the registered holders as of the close of business on the relevant record dates in accordance with the notes and the Indenture.

We will cause the notice of special mandatory redemption to be mailed (or, to the extent permitted or required by applicable DTC procedures or regulations, sent electronically), with a copy to the trustee, within five business days after the occurrence of the event triggering the special mandatory redemption to each holder at its registered address. If funds sufficient to pay the special mandatory redemption price of the notes to be redeemed on the special mandatory redemption date are deposited with the trustee or a paying agent on or before such special mandatory redemption date, on and after such special mandatory redemption date, the notes will cease to bear interest.

Offer to purchase upon change of control triggering event

If a change of control triggering event occurs with respect to a series of notes, unless we have exercised our option to redeem the applicable notes as described above, we will be required to make an offer (the “change of control offer”) to each holder of the notes of the applicable series as to which the change of control triggering event has occurred to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s applicable notes on the terms set forth in such notes. In the change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest and Additional Amounts, if any, on the applicable notes repurchased to, but not including, the date of repurchase (the “change of control payment”). Within 30 days following any change of control triggering event or, at our option, prior to any change of control triggering event, but after public announcement of the transaction that constitutes or may constitute the change of control triggering event, a notice will be mailed (or, to the extent permitted or required by applicable DTC procedures or regulations, sent electronically) to holders of the applicable notes and the trustee describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or sent (the “change of control payment date”). The notice will, if mailed or sent prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on the change of control triggering event occurring with respect to the applicable notes on or prior to the change of control payment date.

On the change of control payment date, we will, to the extent lawful:

•	accept for payment all applicable notes or portions of such notes properly tendered pursuant to the applicable change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all such notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee the applicable notes properly accepted together with an officer’s certificate stating the aggregate principal amount of the applicable notes or portions of such notes being repurchased and that all conditions precedent provided for in the Indenture to the change of control offer and to the repurchase by us of the applicable notes pursuant to the change of control offer have been met.

We will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all applicable notes properly tendered and not withdrawn under its offer.

We will comply with the requirements of Rule 14e-1 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations applicable to the repurchase of the notes. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.

If a change of control offer is made, there can be no assurance that we will have available funds sufficient to make the change of control payment for all of the notes that may be tendered for repurchase. Furthermore our other debt instruments may otherwise prohibit the purchase of notes pursuant to any change of control offer or may also require us to make change of control offers for which we may not have sufficient funds. See “Risk factors—risks relating to the notes—The Issuer may not have the ability to raise the funds necessary to finance the offer to repurchase the notes upon a change of control triggering event.”

For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

“Change of control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting stock of Parent (or Parent’s Affiliate Transferee) or other voting stock into which the voting stock of Parent (or Parent’s Affiliate Transferee) is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Parent (or Parent’s Affiliate Transferee) and the assets of the subsidiaries of Parent (or Parent’s Affiliate Transferee), taken as a whole, to one or more “persons” (as that term is defined in the Indenture), other than Parent or a subsidiary of Parent (or Parent’s Affiliate Transferee). Notwithstanding the foregoing, a transaction referenced in clause (1) of this definition will not be deemed to be a change of control if (i) Parent becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of Parent’s voting stock immediately prior to that transaction or (B) immediately following that transaction no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company. Notwithstanding the foregoing, a transaction referenced in clause (2) of this definition will not be deemed a change of control if (i) Parent becomes a direct or indirect wholly-owned subsidiary of a holding company, (ii) the transferee of all or substantially all of Parent’s assets and the assets of Parent’s subsidiaries, taken as a whole, is also a direct or indirect wholly-owned subsidiary of such holding company (such transferee, Parent’s “Affiliate Transferee”), (iii) such holding company provides a full and unconditional guarantee of the notes (whereupon such holding company shall be substituted as “Parent” for the purposes of the notes and Indenture (without the release of the guarantee of the entity formerly considered to be “Parent”) and (iv)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of Parent’s voting stock immediately prior to that transaction or (B) immediately following that transaction no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

“Change of control triggering event” means the occurrence of both a change of control and a rating event.

“Investment grade rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its ratings agency business.

“Rating agencies” means (1) each of Moody’s and S&P, and (2) if either Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating event” means the rating on such series of notes is lowered by each of the rating agencies and such series of notes is rated below an investment grade rating by each of the rating agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of such series of notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (1) the occurrence of a change of control and (2) public notice of Parent’s intention to effect a change of control, provided, however, that a rating event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a rating event for purposes of the definition of change of control triggering event) if each rating agency making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the trustee in writing at our or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control has occurred at the time of the rating event).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and any successor to its ratings agency business.

“Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act), as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The definition of change of control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of “all or substantially all” of the assets of Parent and the assets of the subsidiaries of Parent, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of such phrase under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase that holder’s notes as a result of the sale, transfer, conveyance or other disposition of less than all of the assets of Parent and the assets of the subsidiaries of Parent, taken as a whole, to one or more persons may be uncertain.

Covenants

Limitations on liens

The Indenture will provide that Parent will not and Parent will not permit any Restricted Subsidiary to create, incur, issue, assume or guarantee any Debt secured by a Lien upon or with respect to any Principal Property of Parent or any Restricted Subsidiary, or on the capital stock of any Restricted Subsidiary held by Parent or any other Restricted Subsidiary unless:

•	the notes will be secured by such Lien equally and ratably with such other Debt; or

•	the aggregate amount of:

•	all of such secured Debt,

•

together with all Attributable Debt of Parent and its Restricted Subsidiaries in respect of Sale and Lease-Back Transactions existing at such time, with the exception of transactions which are not subject to the limitation described in “—Limitations on sale and lease-back transactions,”

does not exceed 15% of Parent’s Consolidated Net Tangible Assets.

This limitation will not apply to any Debt secured by:

•	any Lien existing on the Issue Date;

•	any Lien in Parent’s favor or in favor of any Restricted Subsidiary;

•

any Lien existing on any asset of any entity at the time such entity becomes a Restricted Subsidiary or at the time such entity is merged or consolidated with or into the Issuer, Parent or a Restricted Subsidiary, as long as such Lien does not attach to any of the other assets of Parent or any Restricted Subsidiary;

•	any Lien on any property or assets or shares of stock or Debt which exists at the time of the acquisition thereof;

•

Liens on any property or assets or shares of stock or Debt securing the payment of all or any part of the purchase price or construction cost thereof (including improvements thereon) or securing any Debt incurred or assumed for the purpose of financing all or any part of the purchase price or construction cost thereof if such Lien attaches concurrently with or within 180 days after the acquisition of such property or assets or shares of stock or Debt or the completion of any such construction, whichever is later, provided the principal amount of the Debt secured by any such Lien, together with all other Debt secured by a Lien on such property or assets or shares of stock or Debt, does not exceed the purchase price of such property or assets or shares of stock or Debt or the cost of such improvement;

•	any Lien incurred or assumed in connection with pollution control, industrial revenue or any similar financing;

•

Liens imposed by law for taxes, fees, assessments or other governmental charges that are not delinquent or for which (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and Parent or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest could not reasonably be expected to result in a material adverse effect on the business, operations, affairs, financial condition, assets or properties of the Parent and its Subsidiaries taken as a whole (such, a “Material Adverse Effect”);

•

any (i) minor survey exceptions, minor encumbrances, minor title defects or irregularities, easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business and (ii) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business, that in each case do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Parent or any Restricted Subsidiary;

•	any Liens, pledges or deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security and similar laws or regulations;

•	any Lien on any Debt of any joint ventures;

•	judgment Liens in respect of judgments for the payment of money aggregating to less than the greater of $75,000,000 and 3% of Parent’s Consolidated Net Tangible Assets;

•

carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens, or property securing payment for services rendered in respect of such property, in each case that are imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or for which (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Issuer or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with generally accepted accounting principles and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect;

•

any Liens or deposits incurred to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

•

statutory and contractual Liens in favor of landlords on real property leased by the Parent or any Restricted Subsidiary, provided that Parent or such Restricted Subsidiary is current with respect to payment of all rent and other amounts due to such landlord under any lease of such real property, except where the failure to be current in payment would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect; or

•

any extension, renewal, substitution or replacement of any of the Liens not restricted under “—Limitations on liens” if the Debt secured thereby is not increased and is not secured by any additional assets (plus improvements on such property and any other property or assets not then constituting a Principal Property).

Limitations on sale and lease-back transactions

The Indenture will provide that neither Parent nor any Restricted Subsidiary may enter into any Sale and Lease-Back Transaction. Such limitation will not apply to any Sale and Lease-Back Transaction if:

•	Parent or such Restricted Subsidiary would be entitled to incur Debt secured by a Lien on the property to be leased as described in the first paragraph under “—Limitations on liens”;

•	such Sale and Lease-Back Transaction involves a lease having a duration of less than three years; or

•

within 180 days of the effective date of any such Sale and Lease-Back Transaction, Parent applies an amount equal to the greater of the net proceeds of the transaction and the fair market value of the property so leased to the retirement of Funded Debt (including notes of any series constituting Funded Debt), other than Funded Debt that Parent or any Restricted Subsidiary was otherwise obligated to repay within such 180-day period, or to the acquisition of or investment in one or more Principal Properties.

Merger, consolidation and sale of assets

The Indenture will provide that neither the Issuer nor Parent may consolidate or merge with or into or amalgamate or convert into any other corporation, limited liability company, limited partnership or other legal entity and neither the Issuer nor Parent may sell, lease or convey all or substantially all of their respective assets to a legal entity organized and existing under the laws of the United States, any country in the European Union, the United Kingdom, Canada, Israel, Switzerland or any U.S. state, provided that the surviving entity (if other than the Issuer or Parent) formed by or resulting from any such consolidation or merger or which shall have received such assets shall expressly assume, pursuant to a supplemental indenture, all of the obligations of the Issuer or Parent, as the case may be, under the Indenture, the notes and the guarantee, and the Issuer shall deliver an opinion of counsel to the trustee confirming that, subject to customary assumptions and exclusions, such assumption shall not cause holders of the notes to recognize income, gain or loss for U.S. federal income tax purposes with respect to their ownership of the notes solely as a result of such assumption.

Limitations on activities of the Issuer

While the notes of any series remain outstanding, the Issuer shall not engage in any business or activity other than:

•	the establishment and maintenance of its legal existence, including the incurrence of fees, costs and expenses relating to such establishment and maintenance,

•	to the extent applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group of the Parent,

•	incurring fees, costs and expenses relating to organization overhead including professional fees for legal, tax and accounting issues and paying taxes,

•	the execution and delivery of the Indenture and the performance of its obligations thereunder and the issuance of the notes and any additional debt securities under the Indenture,

•	the performance of its obligations under the Share Purchase Agreement,

•

taking all actions, including executing and delivering any related agreements in connection with and/or to consummate the issuance of the Existing Notes, the making of the loans under, and any guarantees of the obligations under, the New Term Loan Facility and/or the Bridge Loan Facility or the establishment of, and the making of any loans under, the New Revolving Credit Facility (or Existing Revolving Credit Agreement, if applicable) or the incurrence of other indebtedness not prohibited by any of the foregoing agreements, or in connection with any other financing transactions,

•	providing indemnification to officers and directors,

•

the making of intercompany loans (including for the avoidance of doubt any intercompany loans made in connection with the Acquisition), distributions of cash, cash equivalents or Equity Interests and/or any transactions consummated substantially contemporaneously with and in connection with the consummation of the Acquisition and the financing transactions relating thereto, or in connection with any other financing transactions,

•

financing the business and operations of Parent or any of its affiliates, including the incurrence and repayment of indebtedness or other obligations, the making of loans or other investments and the payment of dividends or other distributions, and

•	activities necessary or advisable for or incidental, related, complementary, similar, supplemental or a ancillary to the businesses or activities described in any of the foregoing clauses.

Events of default, waiver and notice

With respect to the notes of any series, an event of default with respect to the notes of such series will occur in the event of:

1. default in payment of any interest on or any Additional Amounts payable in respect of the notes of such series which remains uncured for a period of 30 days;

2. default in payment of principal (and premium, if any) on the notes of such series when due either at maturity, upon redemption, by declaration or otherwise;

3. default in the payment of the purchase price of any notes of such series we are required to purchase as described under “—Offer to purchase upon change of control triggering event”;

4. default by the Issuer or Parent in the performance or breach of any other covenant or warranty in respect of the notes of such series in the Indenture which shall not have been remedied for a period of 90 days after notice by the trustee or holders of at least 25% in principal amount of the outstanding notes of such series;

5. the guarantee of the notes of such series is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or Parent, or any responsible officer acting on behalf of Parent, denies or disaffirms its obligations under the guarantee of the notes of such series; and

6. the taking of certain actions by the Issuer or Parent or a court relating to bankruptcy, insolvency or reorganization.

Whether an event of default (other than an event of default specified in clause (6) above) has occurred will be determined on a series-by-series basis.

With respect to the notes of any series, the Indenture will require the trustee to give the holders of the notes of such series notice of a default known to it within 90 days unless the default is cured or waived. However, the Indenture will provide that the trustee may withhold notice to the holders of the notes of such series of any default with respect to the notes of such series (except in payment of principal of, premium or interest on, or any Additional Amounts with respect to, the notes of such series) if the trustee in good faith determines that it is in the interest of the holders of the notes of such series to do so.

With respect to the notes of any series, the Indenture will also provide that if an event of default (other than an event of default specified in clause (6) above) shall have occurred and be continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding notes of such series then may declare the principal amount of all the notes of such series and interest accrued thereon, to be due and payable immediately.

With respect to the notes of any series, upon certain conditions such declarations (other than resulting from an event of default specified in clause (6) above with respect to Parent) may be annulled and past defaults may be waived (except a continuing default in payment of principal of, or premium or interest on, the notes of such series or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding note of such series affected) by the holders of a majority in principal amount of the outstanding notes of such series.

If an event of default under the Indenture specified in clause (6) above shall have occurred and is continuing, then the principal amount of all the outstanding notes will automatically become due and payable immediately without any declaration or other act on the part of the trustee or any holder.

With respect to the notes of any series, the holders of a majority in principal amount of the outstanding notes of such series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes of such series provided that such direction shall not be in conflict with any rule of law or the Indenture, shall not involve the trustee in any personal liability, and shall not be unduly prejudicial to the holders not taking part in such direction. If an event of default occurs and is continuing with respect to the notes of any series, then the trustee may in its discretion (and subject to the rights of the holders to direct remedies as described above) bring such judicial proceedings as the trustee shall deem necessary to protect and enforce the rights of the holders of the notes of such series under the Indenture.

With respect to the notes of any series, the Indenture will provide that no holder of the notes of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture for the appointment of a receiver or trustee for any other remedy thereunder unless:

•	that holder has previously given the trustee written notice of a continuing event of default with respect to the notes of that series;

•

the holders of not less than 25% in principal amount of the outstanding notes of such series have made written request to the trustee to institute proceedings in respect of that event of default with respect to the notes of such series and have offered the trustee security or indemnity satisfactory to the trustee against costs, expenses and liabilities incurred in compliance with such request; and

•

for 60 days after receipt of such notice, request and offer of security or indemnity, the trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding notes of such series.

Furthermore, no holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders.

However, each holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. The issuer, and, if required by the Trust Indenture Act, Parent will be required to furnish to the trustee under the Indenture annually a statement as to performance or fulfillment of their respective obligations under the Indenture and as to any default in such performance or fulfillment.

Modification, amendment and waiver

Together with the trustee, the Issuer and Parent may, when authorized by their respective boards of directors, modify the Indenture with respect to the notes of any series without the consent of the holders of the notes of such series for limited purposes, including, but not limited to, adding to the covenants or events of default, curing ambiguities or correcting any defective provisions with respect to the notes of such series.

Except as described in the prior sentence, the Indenture or the supplemental indentures, as applicable, will provide that the Issuer, Parent and the trustee may modify and amend the Indenture with respect to the notes of any series with the consent of the holders of a majority in principal amount of the outstanding notes of such series affected by the modification or amendment, provided that no such modification or amendment may, without the consent of the holder of each outstanding note of such series affected by the modification or amendment:

•	change the stated maturity of the principal of, or any installment of interest on or any Additional Amounts payable with respect to, the notes of such series;

•

reduce the principal amount of, or interest on or any Additional Amounts payable with respect to, the notes of such series, reduce the amount of principal which could be declared due and payable prior to the stated maturity or reduce the premium payable upon the redemption thereof;

•	impair the right to enforce any payment on or after the stated maturity or redemption date;

•	change the place or currency of any payment of principal of, premium or interest on, or any Additional Amounts payable with respect to, the notes of such series;

•

modify in a manner adverse in any material respect to the holder of the outstanding notes of such series the terms and conditions of Parent under its guarantee with respect to such notes or the Indenture;

•	reduce the percentage in principal amount of the outstanding notes of such series, the consent of whose holders is required to modify or amend the Indenture;

•	reduce the percentage of outstanding notes of such series necessary to waive any past default to less than a majority; or

•

modify the provisions in the Indenture relating to adding provisions or changing or eliminating provisions of the Indenture or modifying rights of holders of notes of such series to waive compliance with any term of the Indenture.

Except with respect to certain fundamental provisions, the holders of at least a majority in principal amount of outstanding notes of such series of a series may waive past defaults under the Indenture with respect to the notes of such series.

Satisfaction and discharge

The Issuer and Parent may be discharged from any and all of their respective obligations under the Indenture when all of the notes not previously delivered to the trustee for cancellation have either matured or will mature or be redeemed within one year and the Issuer or Parent deposits with the trustee enough cash or U.S. government obligations to pay all the principal, interest and any premium and Additional Amounts due to the stated maturity date or redemption date of such notes. Such discharge is subject to terms contained in the Indenture.

Defeasance

With respect to the notes of any series, the term defeasance means the discharge of some or all of the obligations of the Issuer and Parent under the Indenture with respect to the notes of such series. If the Issuer or Parent deposits with the trustee funds or U.S. government securities, or a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants, to make payments on the notes of such series on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	the Issuer and Parent will be discharged from their obligations with respect to the notes of such series and the related guarantee (“legal defeasance”); or

•

the Issuer and Parent will no longer have any obligation to comply with the restrictive covenants under the Indenture, and the related events of default will no longer apply to the Issuer and Parent (“covenant defeasance”) with respect to the notes of such series and the related guarantee.

If we defease the notes of any series, the holders of the notes of such series will not be entitled to the benefits of the Indenture, except for our obligation to register the transfer or exchange of the notes of such series, replace stolen, lost or mutilated notes of such series or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the notes of such series will also survive. We will be required to deliver to the trustee an opinion of counsel confirming that, subject to customary assumptions and exclusions, the deposit and related defeasance would not cause the holders of the notes of such series to recognize income, gain or loss for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Consent to creation of distributable reserves

The Indenture will provide that each holder of a note by its acceptance thereof irrevocably consents, to the fullest extent permitted by applicable law, to the creation of distributable reserves, from time to time, by reducing some or all of the share premium of the Parent resulting from the issuance of ordinary shares of the Parent or otherwise.

Governing law; jury trial waiver

The Indenture will be governed by, and construed in accordance with, the laws of the State of New York. The Indenture provides that the Issuer, Parent, the trustee, and each holder of a note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Indenture, the notes or any transaction contemplated thereby.

Submission to jurisdiction; waiver of immunity

In connection with any legal action or proceeding arising out of or relating to the notes or the Indenture, the Issuer and Parent will agree in the Indenture:

•	to submit to the exclusive jurisdiction of any U.S. federal or New York state court sitting in the Borough of Manhattan in the City of New York, and any appellate court thereof;

•

that all claims in respect of such legal action or proceeding may be heard and determined in such U.S. federal or state court in the Borough of Manhattan in the City of New York and waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding and any right of jurisdiction in such action or proceeding on account of our place of residence or domicile; and

•	to appoint Corporation Service Company, with an office at 1180 Avenue of the Americas, Suite 210, New York, New York 10036, as process agent.

The process agent will receive, on the Issuer’s or Parent’s behalf, service of copies of the summons and complaint and any other process which may be served in any such legal action or proceeding brought in such U.S. federal or New York state court sitting in the Borough of Manhattan in the City of New York. Service may be made by mailing or delivering a copy of such process to the Issuer or Parent, as the case may be, at the address specified above for the process agent.

A final judgment in any of the above legal actions or proceedings will be conclusive and may be enforced in other jurisdictions, in each case, to the extent permitted under the applicable laws of such jurisdiction.

In addition to the foregoing, the holders may serve legal process in any other manner permitted by applicable law. The above provisions do not limit the right of any holder to bring any action or proceeding (including a proceeding for enforcement of judgement) against the Issuer or Parent in any other court or jurisdiction in accordance with applicable law.

To the extent that the Issuer or Parent has or hereafter may acquire or have attributed to it any sovereign or other immunity under any law, the Issuer and Parent will agree in the Indenture to waive, to the fullest extent permitted by law, such immunity from jurisdiction or to service of process in respect of any legal suit, action or proceeding arising out of or relating to the Indenture, the notes or the guarantee.

Currency indemnity

The U.S. dollar is the sole currency of account and payment for all sums payable by the Issuer or Parent under or in connection with the notes and the guarantee, including damages. If, for the purposes of obtaining judgment in any court in any jurisdiction in connection with the notes or the guarantee, it becomes necessary to convert into a particular currency the amount due under or in connection with the notes or the guarantee, then conversion shall be made at the rate of exchange prevailing on the day the decision became enforceable (or if such day is not a business day, the next preceding business day) at the place where it was rendered. The Issuer’s or Parent’s obligations under or in connection with the notes and the guarantee, as the case may be, will be discharged only to the extent that the relevant holder is able to purchase in the London foreign exchange markets in accordance with normal banking procedures, on the date of the relevant receipt or recovery by it (or, if it is not practicable to make such purchase on such date, on the first date on which it is practicable to do so), U.S. dollars in the amount originally due to it (whether pursuant to any judgment or otherwise) with any other currency paid to that holder. If the holder cannot purchase U.S. dollars in the amount originally to be paid, the Issuer or Parent will indemnify the holder for any resulting loss or damage sustained by it and pay the difference. The holder, however, will agree that, if the amount of U.S. dollars purchased exceeds the amount originally to be paid to such holder, the holder will reimburse the excess to the Issuer or Parent. The holder will not be obligated to make this reimbursement if the Issuer or Parent is in default of its obligations under the notes or the guarantee, as applicable. The indemnity undertaken by the Issuer and Parent in favor of the holders as described above will constitute an obligation separate and independent from the other obligations contained in the Indenture, shall give rise to a separate and independent cause of action, shall apply irrespective of any waiver granted by the holder of any note or guarantee or the trustee from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under or in connection with the notes, the guarantee or under any judgment or order.

Trustee

Wells Fargo Bank, National Association will serve as trustee, paying agent, and security registrar under the Indenture.

The Issuer and Parent maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Global notes

The notes will be issued as registered notes in global form, without interest coupons. Upon issuance, each of the global notes will be deposited with the trustee, as custodian for DTC. See “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus. Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only under the circumstances described in “Legal Ownership and Book-Entry Issuance—Global Securities—Special Situations When a Global Security will be Terminated” in the accompanying prospectus.

Definitions

“Attributable Debt” means the present value, determined as set forth in the Indenture, of the obligation of a lessee for rental payments for the remaining term of any lease.

“Bridge Loan Facility” means any 364-day senior unsecured bridge loan facility of up to €1.75 billion pursuant to the Senior Unsecured 364-Day Bridge Facility Commitment Letter, dated as of November 6, 2014, among the Parent, JPMorgan Chase Bank, N.A. and Barclays Bank PLC, as amended, restated, supplemented or otherwise modified from time to time.

“Consolidated Net Tangible Assets” means the total amount of Parent’s assets (less applicable reserves and other properly deductible items) after deducting (i) all current liabilities (excluding liabilities that are extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined, and excluding short term debt and the current portion of long term debt) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on Parent’s most recent consolidated balance sheet and determined on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, for purposes of calculating Consolidated Net Tangible Assets, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP that have been made by Parent or any of its Subsidiaries subsequent to the date of the most recent consolidated balance sheet of the Parent and on or prior to or simultaneously with the applicable date of calculation shall be calculated on a pro forma basis assuming that all such acquisitions, dispositions, mergers, consolidations and disposed operations had occurred on the date of such most recent consolidated balance sheet but shall not be required to give effect to any acquisition, disposition, merger, consolidation and disposed operation, or related series of acquisitions, dispositions, mergers, consolidations and disposed operations in the ordinary course of business or that individually or in the aggregate do not exceed $50,000,000 per transaction.

“Debt” of any Person means, without duplication, (a) any notes, bonds, debentures or similar evidences of indebtedness for money borrowed and (b) any guarantees thereof.

“Equity Interests” means the shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a person.

“Existing Notes” means Parent’s 1.30% Senior Notes due 2016, 2.30% Senior Notes due 2018, 4.00% Senior Notes due 2023 and 5.30% Senior Notes due 2043 in an aggregate principal amount of $2,300,000,000 as issued under an Indenture, dated as of November 8, 2013.

“Existing Revolving Credit Agreement” means Parent’s existing Revolving Credit Agreement, dated September 6, 2013, among the Parent, Barclays Bank PLC, as administrative agent, and the financial institutions and lenders from time to time party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Funded Debt” means all Debt which (i) has a final maturity, or a maturity renewable or extendable at the option of the borrower or issuer thereof, more than one year after the date as of which Funded Debt is to be determined and (ii) ranks at least equally with the notes.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, that are in effect from time to time, it being understood that, for purposes of the Indenture, all references to codified accounting standards specifically named in the Indenture shall be deemed to include any successor, replacement, amended or updated accounting standard under GAAP. At any time after the Issue Date, the Issuer may elect, for all purposes of the Indenture, to apply IFRS accounting principles (or any successor, replacement, amended or updated accounting principles to IFRS that are then in effect in the Issuer’s jurisdiction of organization) in lieu of GAAP, and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS as in effect from time to time (or such successor, replacement, amended or updated accounting principles) as previously calculated or determined in accordance with GAAP; provided that (1) from and after such election, all financial statements and reports required to be provided pursuant to the Indenture (and all financial statements and reports required to be filed with the Securities and Exchange Commission or that are otherwise provided to shareholders of Parent) shall be prepared on the basis of IFRS (or such successor, replacement, amended or updated accounting principles), (2) from and after such election, all ratios, computations and other determinations based on GAAP contained in the Indenture shall be computed in conformity with IFRS (or such successor, replacement, amended or updated accounting principles) with retroactive effect being given thereto assuming that such election had been made on the Issue Date of the notes and (3) all accounting terms and references in the Indenture to accounting standards shall be deemed to be references to the most comparable terms or standards under IFRS (or such successor, replacement, amended or updated accounting principles). The Issuer shall give notice of any such election made in accordance with this definition to the Trustee and the holders of notes promptly after having made such election (and in any event, within 15 days thereof).

“Issue Date” means                     , 2014.

“Lien” means any mortgage, pledge, security interest or other lien or encumbrance.

“New Revolving Credit Facility” means the revolving credit facilities of up to $1.0 billion arranged by JPMorgan Chase Bank, N.A. and Barclays Bank PLC entered into to replace the revolving credit facilities under the Existing Revolving Credit Agreement.

“New Term Loan Facility” means the Term Loan Credit Agreement, to be dated on or about the Issue Date, among the Issuer and the Parent, as borrowers, the lenders party hereto, JPMorgan Chase Bank, N.A., as administrative agent, Barclays Bank PLC, as syndication agent, and Bank of America, N.A., HSBC Bank USA, N.A., Wells Fargo Bank, National Association, Credit Suisse AG, Cayman Islands Branch and Citibank, N.A., as documentation agents, as amended, restated, supplemented or otherwise modified from time to time, or, alternatively, any amendment or amendment or restatement to the Parent’s existing Term Loan Credit Agreement, dated September 6, 2013, among the Parent, Barclays Bank PLC, as administrative agent, and the financial institutions and lenders from time to time party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Principal Property” means, as of any date, any building structure or other facility together with the underlying land and its fixtures, used primarily for manufacturing, processing, research, warehousing, distribution or production, and owned or leased or to be owned or leased by Parent or any Restricted Subsidiary, and in each case the gross book value of which as of such date exceeds 1.5% of Parent’s Consolidated Net Tangible Assets measured as of the end of the most recent quarter for which financial statements are available, other than any such land, building, structure or other facility or portion thereof which, in the opinion of Parent’s board of directors, is not of material importance to the business conducted by Parent and its subsidiaries, considered as one enterprise.

“Restricted Subsidiary” means any Subsidiary of Parent which owns or leases a Principal Property and which could secure the notes offered hereby with such Principal Property without there being adverse tax consequences to Parent or its subsidiaries.

“Sale and Lease-Back Transactions” means any arrangement with any person providing for the leasing by Parent or a Restricted Subsidiary of any Principal Property that Parent or such Restricted Subsidiary has sold or transferred or is about to sell or transfer to such person. However, the definition does not include transactions between Parent and a Restricted Subsidiary.

“Share Purchase Agreement” means the Agreement for the Sale and Purchase of 685,348,257 Shares Of Omega Pharma Invest NV, dated as of November 6, 2014, among Alychlo NV and Holdco I BE NV as the sellers and Parent as the purchaser, as amended, supplemented or otherwise modified from time to time.

“Subsidiary” or “subsidiary” means any corporation or other entity of which Voting Shares are at the time directly or indirectly owned by the Parent (or if such term is used with reference to any other person, by such other person).

“Voting Shares” means shares of stock (or similar equity interests) of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors; provided that, for the purposes hereof, shares of stock (or similar equity interests) that carry only the right to vote conditionally on the happening of an event shall not be considered voting shares whether or not such event shall have happened.

Material U.S. federal income tax consequences

This summary of material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes is limited to beneficial owners of the notes that:

•

acquire the notes in this offering at a price equal to the “issue price” of the notes (i.e., the first price at which a substantial amount of the notes is sold, other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers);

•	except as specifically discussed below, are U.S. holders (as defined below); and

•	will hold the notes as capital assets.

As used in this prospectus supplement, a “U.S. holder” means a beneficial owner of notes who or that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation (or entity treated as a corporation for such purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in its gross income for U.S. federal income tax purposes without regard to its source; or

•

a trust, if either (x) it is subject to the primary supervision of a court within the United States and one or more “United States persons” have the authority to control all substantial decisions of the trust or (y) it has a valid election in effect under applicable Treasury regulations to be treated as a “United States person.”

The U.S. federal income tax considerations set forth below are based upon the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed Treasury regulations thereunder, and current administrative rulings and court decisions, all of which are subject to change or differing interpretations (possibly with retroactive effect). We have not and will not seek any rulings from the Internal Revenue Service (the “IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes that are different from those discussed below or that a court will not agree with any such positions.

This summary does not discuss all of the aspects of U.S. federal income taxation that may be relevant to a beneficial owner of the notes in light of such beneficial owner’s particular investment or other circumstances. This summary also does not discuss considerations or consequences relevant to persons subject to special provisions of U.S. federal income tax law, such as:

•	entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•	pass-through entities (including partnerships and entities and arrangements classified as partnerships for U.S. federal income tax purposes) and beneficial owners of pass-through entities;

•	U.S. expatriates;

•	persons that are subject to the alternative minimum tax;

•	financial institutions, regulated investment companies, real estate investment trusts, insurance companies, and dealers or traders in securities or currencies;

•	U.S. holders having a “functional currency” other than the U.S. dollar; and

•	persons that will hold the notes as part of a constructive sale, wash sale, conversion transaction or other integrated transaction or a straddle, hedge or synthetic security.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level, and partnerships considering an investment in the notes and partners in such partnerships should consult their own tax advisors regarding the U.S. federal income tax consequences of purchasing, owning and disposing of the notes. In addition, this summary does not address the tax consequences to U.S. holders that purchase the notes other than in this offering or at a price other than the issue price of the notes.

Finally, this summary does not address the effect of any U.S. federal estate or gift tax laws or any U.S. state or local or non-U.S. tax laws on a beneficial owner of the notes. Each beneficial owner of the notes should consult a tax advisor as to the particular tax consequences to it of purchasing, owning and disposing of the notes, including the applicability and effect of any U.S. federal estate or gift tax laws or any U.S. state or local or non-U.S. tax laws.

Stated Interest.    Stated interest on the notes will be included in a U.S. holder’s gross income as ordinary interest income at the time it is paid or accrued in accordance with the U.S. holder’s usual method of accounting for U.S. federal income tax purposes. In addition to stated interest on the Notes (which includes any foreign tax withheld from interest payments a U.S. holder receives), a U.S. holder will be required to include in income any additional amounts paid in respect of such foreign tax withheld.

Stated interest on the notes (and any additional amounts in respect of such interest) will constitute foreign source income for U.S. foreign tax credit purposes. Such income generally will constitute “passive category income” or, in the case of certain U.S. holders, “general category income,” for U.S. foreign tax credit purposes. The rules governing the foreign tax credit are complex. U.S. holders are urged to consult their own tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Dispositions of the Notes.    Unless a nonrecognition provision of the U.S. federal income tax laws applies, upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S. holder will recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized on the sale, exchange, redemption, retirement or other taxable disposition (other than amounts attributable to accrued stated interest, which will be treated as described above) and the U.S. holder’s tax basis in the note. A U.S. holder’s tax basis in a note will generally be its cost for the note.

Gain or loss recognized by a U.S. holder on the sale, exchange, redemption, retirement or other taxable disposition of a note will generally be capital gain or loss. The gain or loss recognized by a U.S. holder will be long-term capital gain or loss if the note has been held for more than one year at the time of the disposition. Long-term capital gains recognized by individual and certain other non-corporate U.S. holders generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Capital gain or loss recognized by a U.S. holder generally will be U.S. source gain or loss. Consequently, a U.S. holder may not be able to claim a credit for any foreign tax imposed upon a disposition of a note unless such credit can be applied (subject to applicable limitations) against tax due on the U.S. holder’s other income treated as derived from foreign sources.

Medicare tax on investment income

A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (i) the U.S. holder’s “net investment income” (or undistributed “net investment income” in the case of an estate or trust) for the relevant tax year and (ii) the excess of the U.S. holder’s modified adjusted gross income for such taxable year over $200,000 ($250,000 in the case of joint filers). For these purposes, “net investment income” will generally include interest paid with respect to a note and net gain attributable to the disposition of a note (in each case, unless such note is held in connection with certain trades or businesses), but will be reduced by any deductions properly allocable to such income or net gain.

Certain Reporting Requirements.    Individual U.S. holders (and to the extent specified in applicable Treasury regulations, certain individual non-U.S. holders and certain U.S. holders that are entities) that hold “specified foreign financial assets,” whose aggregate value exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher amounts as prescribed by applicable Treasury regulations) are required to file a report on IRS Form 8938 with information relating to the assets for each such taxable year. Specified foreign financial assets (as defined in Section 6038D of the Internal Revenue Code) would include, among other things, the notes, unless the notes are held in an account maintained by a U.S. “financial institution” (as defined in Section 6038D of the Internal Revenue Code). Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. holder (and to the extent specified in applicable Treasury regulations, an individual non-U.S. holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. holders (including U.S. entities) and non-U.S. holders should consult their own tax advisors regarding their reporting obligations with respect to specified foreign financial assets.

Backup Withholding.    In general, “backup withholding” may apply to payments of interest made on a note to, and to the proceeds of a disposition (including a retirement or redemption) of a note received by, a non-corporate beneficial owner of the notes if that beneficial owner fails to provide an accurate taxpayer identification number to its applicable payor (and to certify that such beneficial owner is not subject to backup withholding) or otherwise comply with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and may be credited against a beneficial owner’s U.S. federal income tax liability, and may entitle the beneficial owner to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders.    For purposes of the following discussion a “non-U.S. holder” means a beneficial owner of the notes that is not, for U.S. federal income tax purposes, a U.S. holder or a partnership. A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on:

•	interest received in respect of the notes, unless those payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States; or

•

gain realized on the sale, exchange, redemption or retirement of the notes, unless that gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States or, in the case of gain realized by an individual non-U.S. holder, the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Non-U.S. holders should consult their own tax advisors regarding their U.S. federal income, branch profits and withholding tax consequences if they are subject to any of the exceptions noted above.

A non-U.S. holder may be required to certify its non-U.S. status to avoid backup withholding on payments of interest made on a note and on proceeds of a disposition (including a retirement or redemption) of a note.

THIS SUMMARY DOES NOT DISCUSS ANY TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES OTHER THAN U.S. FEDERAL INCOME TAX CONSEQUENCES AND INVESTORS SHOULD SEEK ADVICE FROM THEIR OWN TAX ADVISORS WITH RESPECT TO SUCH OTHER TAX CONSEQUENCES AS WELL AS THEIR PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES.

Irish tax considerations

The following is a summary based on the laws and practices currently in force in Ireland regarding the tax position of investors beneficially owning their notes and should be treated with appropriate caution. Particular rules may apply to certain classes of taxpayers holding notes. The summary does not constitute tax or legal advice and the comments below are of a general nature only. Prospective investors in the notes should consult their professional advisers on the tax implications of the purchase, holding, redemption or sale of the notes and the receipt of interest thereon under the laws of their country of residence, citizenship or domicile.

Withholding tax

In general, tax at the standard rate of income tax (currently 20 per cent), is required to be withheld from payments of Irish source interest. However, an exemption from withholding on interest payments exists under Section 64 of the Taxes Consolidation Act, 1997 (the 1997 Act) for certain interest bearing securities issued by a body corporate (such as the Issuer) which are quoted on a recognised stock exchange (which would include the Irish Stock Exchange) (quoted Eurobonds).

Any interest paid on such quoted Eurobonds can be paid free of withholding tax provided:

1.	the person by or through whom the payment is made is not in Ireland; or

2.	the payment is made by or through a person in Ireland, and either:

2.1.	the quoted Eurobond is held in a clearing system recognised by the Irish Revenue Commissioners (e.g. Euroclear, and Clearstream, Luxembourg are so recognised), or

2.2.	the person who is the beneficial owner of the quoted Eurobond and who is beneficially entitled to the interest is not resident in Ireland and has made a declaration to the person by or through whom the payment is made in the prescribed form.

So long as the notes are quoted on a recognised stock exchange and are held in a recognised clearing system such as Euroclear and/or Clearstream, Luxembourg (or, if not so held, payments on the notes are made through a paying agent not in Ireland), interest on the notes can be paid by the Issuer and any paying agent acting on behalf of the Issuer without any withholding or deduction for or on account of Irish income tax.

If, for any reason, the quoted Eurobond exemption referred to above does not or ceases to apply, the Issuer can still pay interest on the notes free of withholding tax provided it is a qualifying company within the meaning of Section 110 of the 1997 Act (a Qualifying Company) and provided the interest is paid to a person resident in either (i) a member state of the European Union (other than Ireland) or (ii) a country with which Ireland has signed a comprehensive double taxation agreement (such a country mentioned in either (i) or (ii) being a Relevant Territory). For this purpose, residence is determined by reference to the law of the country in which the recipient claims to be resident. This exemption from withholding tax will not apply, however, if the interest is paid to a company in connection with a trade or business carried on by it through a branch or agency located in Ireland.

In certain limited circumstances a payment of interest by the Issuer which is considered dependent on the results of the Issuer’s business or which represents more than a reasonable commercial return can be re-characterised as a distribution subject to dividend withholding tax.

A payment of profit dependent or excessive interest on the notes will not be re-characterised as a distribution to which dividend withholding tax could apply where, broadly, the noteholder is:

(i) an Irish tax resident person;

(iii) a person subject to tax in a Relevant Territory which generally applies to profits, income or gains received from sources outside that territory without any reduction computed by reference to the amount of the payment;

(iii) neither a person which is a company which directly or indirectly controls the Issuer or which is controlled by a third company which directly or indirectly controls the Issuer nor is a person (including any connected person) (a) from whom the Issuer has acquired assets, (b) to whom the Issuer has made loans or advances, or (c) with whom the Issuer has entered into a return agreement (as defined in section 110(1) of the 1997 Act) where the aggregate value of such assets, loans, advances or agreements represents 75% or more of the assets of the Issuer (such a person falling within this category of person being a Specified Person); or

(iv) an exempt pension fund, government body or other resident in a Relevant Territory person (which is not a Specified Person).

In certain circumstances, Irish tax will be required to be withheld at the standard rate from interest on any quoted Eurobond, where such interest is collected by a bank or other agent in Ireland on behalf of any noteholder.

Taxation of noteholders

Notwithstanding that a noteholder may receive interest on the notes free of withholding tax, the noteholder may still be liable to pay Irish income tax. Interest paid on the notes may have an Irish source and therefore be within the charge to Irish income tax and the universal social charge. Ireland operates a self assessment system in respect of income tax and any person, including a person who is neither resident nor ordinarily resident in Ireland, with Irish source income comes within its scope.

However, interest on the notes will be exempt from Irish income tax if the recipient of the interest is resident in a Relevant Territory provided either (i) the notes are quoted Eurobonds and are exempt from withholding tax as set out above and the recipient is not a resident of Ireland (ii) in the event of the notes not being or ceasing to be quoted Eurobonds exempt from withholding tax, if the Issuer is a Qualifying Company, or (iii) if the Issuer has ceased to be a Qualifying Company, the recipient of the interest is a company and the jurisdiction concerned imposes a tax that generally applies to interest receivable in that jurisdiction by companies from sources outside that jurisdiction.

In addition, provided that the notes are quoted Eurobonds and are exempt from withholding tax as set out above, the interest on the notes will be exempt from Irish income tax if the recipient of the interest is (i) a company under the control, directly or indirectly, of persons who by virtue of the law of a relevant territory are resident in that country and that person or persons are not themselves under the control whether directly or indirectly of a person who is not resident in such a country, or (ii) a company, the principal class of shares of such company, or another company of which the recipient company is a 75% subsidiary, is substantially and regularly traded on one or more recognised stock exchanges in Ireland or a relevant territory or a stock exchange approved by the Irish Minister for Finance.

Notwithstanding these exemptions from income tax, a corporate recipient that carries on a trade in Ireland through a branch or agency in respect of which the notes are held or attributed, may have a liability to Irish corporation tax on the interest.

Noteholders receiving interest on the notes which does not fall within any of the above exemptions may be liable to Irish income tax and the universal social charge on such interest.

Capital gains tax

A holder of notes will not be subject to Irish tax on capital gains on a disposal of notes unless such holder is resident or ordinarily resident in Ireland or carries on a trade in Ireland through a branch or agency in respect of which the notes are used or held.

Capital acquisitions tax

A gift or inheritance comprising of notes will be within the charge to capital acquisitions tax if either (i) the disponer or the donee/successor in relation to the gift or inheritance is resident or ordinarily resident in Ireland (or, in certain circumstances, if the disponer is domiciled in Ireland irrespective of his residence or that of the donee/successor) or (ii) if the notes are regarded as property situate in Ireland.

Bearer notes are generally regarded as situated where they are physically located at any particular time. Registered notes are generally regarded as situated where the principal register of noteholders is maintained or is required to be maintained, but the notes may be regarded as situated in Ireland regardless of their physical location or the location of the register as they secure a debt due by an Irish resident debtor and they may be secured over Irish property. Accordingly, if such Notes are comprised in a gift or inheritance, the gift or inheritance may be within the charge to tax regardless of the residence status of the disponer or the donee/successor.

Stamp duty

Provided the Issuer remains a Qualifying Company no stamp duty or similar tax is imposed in Ireland on the issue, transfer or redemption of the notes provided the money raised on the issue of the notes is used in the course of the Issuer’s business.

EU Savings Directive

The Council of the European Union has adopted a directive regarding the taxation of interest income known as the “European Union Directive on the Taxation of Savings Income (Directive 2003/48/EC)”.

Ireland has implemented the directive into national law. Any Irish paying agent making an interest payment on behalf of the Issuer to an individual, and certain residual entities defined in the 1997 Act, resident in another EU Member State and certain associated and dependent territories of a Member State will have to provide details of the payment to the Irish Revenue Commissioners who in turn will provide such information to the competent authorities of the state or territory of residence of the individual or residual entity concerned.

On 24 March 2014, the Council of the European Union adopted a directive amending the EU Savings Directive which when implemented will amend and broaden the scope of the reporting requirements. Member States have until 1 January 2016 to adopt national legislation necessary to comply with the amending directive.

Information exchange and the implementation of FATCA in Ireland

With effect from 1 July 2014 the Issuer may be obliged to report certain information in respect of U.S. investors (noteholders) in the Issuer to the Irish Revenue Commissioners who will then share that information with the U.S. tax authorities.

These obligations stem from US legislation, the Foreign Account Tax Compliance provisions of the U.S. Hiring Incentives to Restore Employment Act of 2010 (FATCA), which may impose a 30% US withholding tax on certain ‘withholdable payments’ made on or after 1 July 2014 unless the payee enters into and complies with an agreement with the U.S. Internal Revenue Service (IRS) to collect and provide to the IRS substantial information regarding direct and indirect owners and account holders.

Due to doubts as to whether FATCA could have extraterritorial effect, certain countries, including Ireland, have entered into intergovernmental agreements with the U.S. regarding the implementation of FATCA. On 21 December 2012 Ireland signed an Intergovernmental Agreement (IGA) with the United States to Improve International Tax Compliance and to Implement FATCA. Under this agreement Ireland agreed to implement legislation to collect certain information in connection with FATCA and the Irish and U.S. tax authorities have agreed to automatically exchange this information. The IGA provides for the annual automatic exchange of information in relation to accounts and investments held by certain U.S. persons in a broad category of Irish financial institutions and vice versa.

Under the IGA and the Financial Accounts Reporting (United States of America) Regulations 2014 (the Irish Regulations) implementing the information disclosure obligations, Irish financial institutions such as the Issuer are required to report certain information with respect to U.S. account holders to the Revenue Commissioners. The Revenue Commissioners will automatically provide that information annually to the IRS. The Issuer must obtain the necessary information from investors required to satisfy the reporting requirements whether under the IGA, the Irish Regulations or any other applicable legislation published in connection with FATCA and such information may be sought from each holder and beneficial owner of the notes. It should be noted that the Irish Regulations require the collection of information and filing of returns with the Irish Revenue Commissioners regardless as to whether the Issuer holds any U.S. assets or has any U.S. investors. However to the extent that the notes are listed on a recognised stock exchange (which includes the Irish Stock Exchange) the Issuer should have no reportable accounts in a tax year. The Irish Revenue Commissioners in guidance notes have indicated that listing of itself is sufficient in this regard. Where the Issuer has no reportable accounts in a tax year it is required to make a nil return for that year to the Irish Revenue Commissioners.

While the IGA and Irish Regulations should serve to reduce the burden of compliance with FATCA, and accordingly the risk of a FATCA withholding on payments to the Issuer in respect of its assets, no assurance can be given in this regard.

Certain ERISA considerations

The following discussion is a summary of certain considerations associated with the purchase of the notes by (i) employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (“Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, an “ERISA Plan”).

A fiduciary of an ERISA Plan considering investing assets of an employee benefit plan or other retirement plan, account or arrangement in the notes should consult its legal advisor about ERISA, Section 4975 of the Code and any applicable Similar Laws before making such an investment. Specifically, taking into account the facts and circumstances of ERISA Plan, the fiduciary should consider, among other matters whether the investment is appropriate under the terms of the ERISA Plan and the fiduciary standards of ERISA or other applicable Similar Laws, including standards with respect to prudence, diversification and delegation of control and the prohibited transaction provisions of ERISA, the Code and any applicable Similar Laws.

In addition, Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of the notes by an ERISA plan with respect to which we or the initial purchasers are considered to be a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code and/or Similar Laws, unless the investment is acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption, of which there are many. The Department of Labor has issued prohibited transaction class exemptions (a “PTCE”) that may provide exemptive relieve for direct or indirect prohibited transactions resulting from te acquisition, sale, purchase and holding of the notes, including, for example, PTCE 84-14 (for transactions determined by independent qualified professional asset managers), PTCE 90-1 (for insurance company pooled separate accounts), PTCE 91-38 (for bank collective investment funds), PTCE 95-60 (for insurance company general accounts) and PTCE 96-23 (for transactions managed by in-house asset managers). In addition to the foregoing, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide a statutory exemption for transactions between an ERISA Plan and a person that is a party in interest and/or a disqualified person (not including a fiduciary or an affiliate that, directly or indirectly, has or exercises discretionary authority or control or renders investment advice with respect to the assets of any ERISA Plan involved in the transaction) solely by reason of providing services to the Plan or by relationship to a service provider, provided that the ERISA Plan receives no less, nor pays no more, than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA or the Code or similar violation of any applicable Similar Laws. Accordingly, by acceptance of a note, each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) the acquisition or purchase and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing our notes on behalf of, or with the assets of, any ERISA Plan, consult with their counsel regarding the matters described herein.

Underwriting (Conflicts of interest)

The Issuer is offering the notes described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC and Barclays Capital Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters. We and the Issuer will enter into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, the Issuer has agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the principal amount of notes listed next to its name in the following table:

Name	Principal amount of 20 notes	Principal amount of 20 notes	Principal amount of 20 notes
J.P. Morgan Securities LLC	$	$	$
Barclays Capital Inc
Merrill Lynch, Pierce, Fenner & Smith Incorporated
HSBC Securities (USA) Inc.
Wells Fargo Securities, LLC

Total	$	$	$

The underwriters are committed to purchase all the notes offered by the Issuer if they purchase any notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the notes directly to the public at the initial public offering prices set forth on the cover page of this prospectus and to certain dealers at that price less a concession not to exceed     % of the principal amount with respect to the 20     notes,     % of the principal amount with respect to the 20     notes and     % of the principal amount with respect to the 20     notes. Any such dealers may resell notes to certain other brokers or dealers at a discount from the initial public offering price not to exceed     % of the principal amount with respect to the 20     notes,     % of the principal amount with respect to the 20     notes and     % of the principal amount with respect to the 20     notes. After the initial public offering of the notes, the offering price and other selling terms may be changed by the underwriters. Sales of notes made outside of the United States may be made by affiliates of the underwriters.

The underwriting fee is equal to the public offering price less the amount paid by the underwriters to the Issuer for the notes. The following table shows the per note and total underwriting discounts and commissions to be paid to the underwriters.

Paid by us	Principal amount of 20 notes		Principal amount of 20 notes		Principal amount of 20 notes
Per note		%		%		%
Total	$		$		$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $            .

A prospectus supplement in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The underwriters may agree to allocate a notes to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not, without the prior written consent of J.P. Morgan Securities LLC and Barclays Capital Inc., during the period beginning on the date of this prospectus supplement and continuing to and including the closing date of this offering, offer, sell, contract to sell, or otherwise dispose of any debt securities of the Issuer or the Parent or warrants to purchase debt securities of the Issuer or the Parent substantially similar to the notes (other than commercial paper issued in the ordinary course of business).

We and the Issuer have jointly and severally agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

The notes are new issues of securities, and there are currently no established trading markets for the notes. The Issuer intends to apply for the notes to be listed on the Irish Global Exchange Market of the Stock Exchange. If the notes are not listed on the Irish Stock Exchange, we intend to list the notes on another securities exchange. If such listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. In addition, the underwriters have advised us that they intend to make a market in the notes of each series, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that liquid trading markets will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may have the effect of preventing or retarding a decline in the market price of the notes or cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

It is expected that delivery of the notes will be made against payment therefor on or about                     , 2014, which is the              business day following the date hereof (such settlement cycle being referred to as “T+        ”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next              succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+        , to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing and the next              succeeding business days should consult their own advisors.

Other than in the United States, no action has been taken by us, the Issuer or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying base prospectus, registration statement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus come are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Selling restrictions

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) was implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus may be made to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

•

in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to prospective investors in the Republic of Ireland

The notes may only be offered or sold to the public in the Republic of Ireland or underwritten or placed in conformity with the provisions of: (i) the Prospectus (Directive 2003/71/EC) Regulations 2005 (as amended) and any rules issued under Section 51 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005 (as amended); (ii) the European Communities (Markets in Financial Instruments) Regulations 2007 (as amended) and any codes of conduct used in connection therewith and the provisions of the Investor Compensation Act 1998; (iii) the Central Bank Acts 1942—2011 (as amended) and any codes of conduct rules made under Section 117(1) of the Central Bank Act 1989; (iv) the Market Abuse (Directive 2003/6/EC) Regulations 2005 (as amended) and any rules issued under Section 34 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005 by the Central Bank of Ireland; (v) the Companies Acts 1963-2013 (as amended), and (vi) the Investment Intermediaries Act 1995 (as amended, supplemented and replaced) and any codes of conduct, guidance and other requirements issued in connection therewith.

Israel

This prospectus supplement and the accompanying prospectus are not, and under no circumstances are to be construed as, an advertisement or a public offering of securities in Israel. Any public offer or sale of the notes in Israel may be made only in accordance with the Israel Securities Law-1968 (which requires, among other things, the filing of a prospectus in Israel).

Canada

The offering of the notes in Canada is being made on a private placement basis in reliance on exemptions from the prospectus requirements under the securities laws of each applicable Canadian province and territory where the notes may be offered and sold, and therein may only be made with investors that are purchasing as principal and that qualify as both an “accredited investor” as such term is defined in National Instrument 45-106 Prospectus and Registration Exemptions and as a “permitted client” as such term is defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligation. Any offer and sale of the notes in any province or territory of Canada may only be made through a dealer that is properly registered under the securities legislation of the applicable province or territory wherein the notes are offered and/or sold or, alternatively, by a dealer that qualifies under and is relying upon an exemption from the registration requirements therein.

Any resale of the notes by an investor resident in Canada must be made in accordance with applicable Canadian securities laws, which may require resales to be made in accordance with prospectus and registration requirements, statutory exemptions from the prospectus and registration requirements or under a discretionary exemption from the prospectus and registration requirements granted by the applicable Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the notes outside of Canada.

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

Certain relationships

Affiliates of certain of the underwriters are acting as arrangers and/or lenders under our Bridge Loan Facility, New Term Loan Facility and any other New Facilities described in “Summary—The related financing transactions.” J.P. Morgan Securities LLC and Barclays Bank PLC, an affiliate of Barclays Capital Inc., are acting as joint lead arrangers of the Bridge Loan Facility, the New Term Loan Facility and any other New Facilities; and JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, is expected to act as administrative agent under those facilities.

In addition, the Existing Term Loan Credit Agreement and/or the Existing Revolving Credit Agreement may be replaced in connection with the Acquisition, and outstanding amounts thereunder may be repaid, including with a portion of the net proceeds of this offering. Affiliates of certain of the underwriters, including JPMorgan Chase Bank, N.A., Barclays Bank PLC and Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporation, are lenders under the Existing Term Loan Credit Agreement and/or Existing Revolving Credit Agreement and, accordingly, may receive a portion of the net proceeds of this offering.

The affiliates of the underwriters who are expected to act as lenders under the Bridge Loan Facility have agreed to provide us with interim bridge financing in an aggregate amount of up to €1.75 billion in the event this offering and/or certain other financing in connection with the Acquisition is not consummated.

J.P. Morgan Securities LLC and Barclays Capital Inc. are acting as financial advisors to our company in connection with the Acquisition.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. For example, certain of the underwriters, including J.P. Morgan Securities LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, HSBC Securities (USA) Inc. and Wells Fargo Securities, LLC, acted as underwriters in the recent offering of ordinary shares by the Parent. The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of the underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Conflicts of interest

Affiliates of J.P. Morgan Securities LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, HSBC Securities (USA) Inc., and Wells Fargo Securities, LLC may each receive more than 5% of the net proceeds of this offering in connection with the repayment of our Existing Term Loan Credit Agreement. See “Use of proceeds.” Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. J.P. Morgan Securities LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, HSBC Securities (USA) Inc. and Wells Fargo Securities, LLC will not confirm sales of the notes to any account over which it/they exercise(s) discretionary authority without the prior written approval of the customer.

Validity of securities

Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York, will pass upon certain matters of New York law with respect to this offering. A&L Goodbody will pass upon matters of Irish law with respect to the notes sold under this prospectus supplement. Certain legal matters in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York, with respect to matters of New York law.

Experts

The consolidated financial statements of Perrigo Company plc appearing in Perrigo’s Annual Report (Form 10-K) for the year ended June 28, 2014 (including the schedule appearing therein), and the effectiveness of Perrigo’s internal control over financial reporting as of June 28, 2014 (excluding the internal control over financial reporting of Elan Corporation, plc), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on the effectiveness of Perrigo’s internal controls over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Elan Corporation, plc from the scope of such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Omega Pharma Invest NV included in Exhibit 99.1 of Perrigo Company plc’s Current Report on Form 8-K filed on November 20, 2014 have been incorporated herein by reference in reliance on the report (which contains a qualification relating to the exclusion of comparative information, as discussed in note 2.1) of PricewaterhouseCoopers Reviseurs d’Entreprises scrl, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and financial statement schedule of Elan Corporation, plc as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, appearing in Perrigo Company plc’s Current Report on Form 8-K filed on August 15, 2014, have been incorporated by reference herein, in reliance upon the report of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

Service of process and enforcement of liabilities

We have been advised by our Irish counsel, A&L Goodbody, that a judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in Ireland. There is no treaty between Ireland and the United States providing for the reciprocal enforcement of foreign judgments. The following requirements must be met before the foreign judgment will be deemed to be enforceable in Ireland:

•	The judgment must be for a definite sum;

•	The judgment must be final and conclusive; and

•	The judgment must be provided by a court of competent jurisdiction.

An Irish court will also exercise its right to refuse judgment if the foreign judgment was obtained by fraud, if the judgment violated Irish public policy, if the judgment is in breach of natural justice or if it is irreconcilable with an earlier foreign judgment.

It may be difficult for a securityholder to effect service of process within the U.S. or to enforce judgments obtained against us in U.S. courts. We have agreed that we may be served with process with respect to actions based on offers and sales of securities made in the United States and other violations of U.S. securities laws by having Perrigo Company, a wholly-owned subsidiary of Perrigo Company plc, be our U.S. agent appointed for that purpose. Perrigo Company is located at 515 Eastern Avenue, Allegan, Michigan 49010. A judgment obtained against us in a U.S. court would be enforceable in the United States but could be executed upon only to the extent we have assets in the United States. An Irish court may impose civil liability on us or our directors or officers with respect to a violation of U.S. federal securities laws, provided that the facts surrounding such violation would constitute or give rise to a cause of action under Irish law.

PROSPECTUS

Perrigo Company plc

Perrigo Finance plc

Debt Securities

Ordinary Shares

Preferred Shares

Guarantees of Debt Securities

Perrigo Company plc may from time to time issue debt securities, including convertible debt securities, ordinary shares, par value €0.001 per share, and preferred shares, par value $0.0001 per share, including convertible preferred shares, described in this prospectus in one or more offerings and may guarantee debt securities issued by Perrigo Finance plc under this prospectus. Perrigo Finance plc, a finance subsidiary of Perrigo Company plc, may issue from time to time debt securities described in this prospectus and may guarantee debt securities, including convertible debt securities, issued by Perrigo Company plc under this prospectus. The accompanying prospectus supplement will specify the terms of the securities. We urge you to read carefully this prospectus, any accompanying prospectus supplement, and any documents we incorporate by reference in this prospectus and any accompanying prospectus supplement before you make your investment decision. Perrigo Company plc’s ordinary shares are listed and traded on the New York Stock Exchange and the Tel Aviv Stock Exchange under the symbol “PRGO.”

We may sell these securities to or through underwriters, dealers and agents, or directly to purchasers, on a delayed or continuous basis or through any other means described in this prospectus under “Plan of Distribution” and in supplements to this prospectus in connection with a particular offering of securities.

This prospectus describes some of the general terms that may apply to the securities and the general manner in which they may be offered. The specific terms of the securities and the specific manner in which they may be offered, including the names of any underwriters, dealers or agents, will be described in the applicable supplement to this prospectus.

Investing in our securities involves risks. You should carefully consider all of the information set forth in this prospectus. In addition, you should carefully consider the risk factors on page 2 of this prospectus and in any accompanying prospectus supplement or any documents we incorporate by reference in this prospectus and any accompanying prospectus supplement, before deciding to invest in any of our securities.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 20, 2014.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the “SEC,” as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the “Securities Act,” in the case of Perrigo Company plc, and a wholly-owned subsidiary of a well-known seasoned issuer, in the case of Perrigo Finance plc, utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings. No limit exists on the aggregate amount of securities we may sell pursuant to the registration statement.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement to this prospectus, any documents that we incorporate by reference in this prospectus and any prospectus supplement and the additional information described below under “Where You Can Find More Information” before making an investment decision. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any documents we incorporate by reference in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects or other information concerning us may have changed since that date.

In this prospectus, unless otherwise indicated or unless the context otherwise requires, “Perrigo,” “the Company,” “we,” “us,” “our” and similar terms refer to Perrigo Company plc (formerly known as Perrigo Company Limited, and prior thereto, Blisfont Limited), a public limited company incorporated under the laws of Ireland, and its consolidated subsidiaries, including Perrigo Finance plc (formerly known as Elan Finance plc).

PERRIGO COMPANY PLC

We develop, manufacture and distribute over-the-counter (“OTC”) and generic prescription (“Rx”) pharmaceuticals, nutritional products and active pharmaceutical ingredients (“API”), and have a specialty sciences business comprised of assets focused predominantly on the treatment of Multiple Sclerosis (Tysabri®). We are the world’s largest manufacturer of OTC healthcare products for the store brand market. Our mission is to offer uncompromised “Quality Affordable Healthcare Products®,” and we do so across a wide variety of product categories primarily in the United States, the United Kingdom, Mexico, Israel and Australia, as well as many other key markets worldwide, including Canada, China and Latin America.

We have five reportable segments, aligned primarily by type of product: Consumer Healthcare, Nutritionals, Rx Pharmaceuticals, API and Specialty Sciences. In conjunction with the acquisition of Elan, we expanded our operating segments to include the Specialty Sciences segment, which is comprised of assets focused predominantly on the treatment of Multiple Sclerosis (Tysabri®). In addition, we have an Other category that consists of the Israel Pharmaceutical and Diagnostic Products operating segment, which does not individually meet the quantitative thresholds required to be a separately reportable segment. This segment structure is consistent with the way our management makes operating decisions, allocates resources and manages the growth and profitability of our business.

Perrigo Company plc was incorporated under the laws of Ireland on June 28, 2013, and became the successor registrant of Perrigo Company on December 18, 2013 in connection with the consummation of the acquisition of Elan Corporation, plc (“Elan”). Our principal executive offices are located at the Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland, and our administrative offices are located at 515 Eastern Avenue, Allegan, MI. Our telephone number is +353 1 7094000. Our website address is www.perrigo.com, where we make available free of charge our reports on Forms 10-K, 10-Q and 8-K, including any amendments to these reports, as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. Information contained on our website is not incorporated by reference in and does not constitute part of this prospectus. These filings are also available to the public at www.sec.gov.

PERRIGO FINANCE PLC

Perrigo Finance plc was incorporated under the laws of Ireland on October 19, 2004, and was formerly known as Elan Finance plc until it changed its name on November 4, 2014. Perrigo Finance plc is a finance subsidiary of Perrigo Company plc whose primary purpose is to finance the business operations of Perrigo Company plc and its subsidiaries.

RISK FACTORS

Before deciding to invest in our securities, you should carefully consider the risk factors and forward-looking statements described in Part I, Item 1A of our most recent Annual Report on Form 10-K for the year ended June 28, 2014 and Part II, Item 1A of our Quarterly Report on Form 10-Q for the fiscal quarter ended September 27, 2014 (which is incorporated by reference herein). In addition, you should carefully consider the risk factors and other information in any accompanying prospectus supplement or any documents we incorporate by reference in this prospectus or in any accompanying prospectus supplement, before deciding to invest in any of our securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and any documents we incorporate by reference herein or therein and oral statements made from time to time by us may contain so-called “forward-looking statements” (within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act). These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements or those of our industry to be materially different from those expressed or implied by any forward-looking statements. In particular, statements about our expectations, beliefs, plans, objectives, assumptions, future events or future performance contained in this prospectus, any prospectus supplement and any documents we incorporate by reference herein or therein are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or the negative of those terms or other comparable terminology. One should carefully evaluate these forward-looking statements in light of factors, including risk factors, described under “Risk Factors” above and in any applicable prospectus supplement and in the documents incorporated by reference herein or in any prospectus supplement in which we discuss in more detail various important factors that could cause actual results to differ from expected or historic results. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this prospectus are made only as of the date hereof, and unless otherwise required by applicable securities laws, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be set forth in the filings that will be incorporated by reference herein as described below under “Where You Can Find More Information” and in any prospectus supplement hereto.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for each of the periods indicated are as follows:

Three Months Ended September 27,	Fiscal Years
2014	2014	2013	2012	2011	2010
4.8x	3.3x	8.7x	8.1x	9.8x	9.7x

For purposes of computing the ratio of earnings to fixed charges, (1) earnings consist of income from continuing operations before income taxes plus fixed charges, and (2) fixed charges consist of interest expense on indebtedness, amortization of deferred financing fees and an interest component related to rent expense.

USE OF PROCEEDS

Except as may be otherwise set forth in the applicable prospectus supplement accompanying this prospectus, we plan to add the net proceeds we receive from sales of the securities offered by this prospectus to our general funds and to use the funds for general corporate purposes. These could include capital expenditures; the repayment of debt; investment in subsidiaries; additions to working capital; the repurchase, redemption or retirement of securities; acquisitions and other business opportunities. We will provide additional information about the use of net proceeds from the sale of our securities that we may offer from time to time pursuant to this prospectus in the applicable prospectus supplement relating to a particular offering.

EXCHANGE RATES

The following tables show, for the periods indicated, the exchange rate between the U.S. dollar and the Euro. This information is provided solely for your information, and we do not represent that Euros could be converted into U.S. dollars at these rates or at any other rate, during the periods indicated or at any other time. These rates are not the rates used by us in the preparation of our consolidated financial statements included or incorporated by in this prospectus.

As used in this prospectus, the term “Noon Buying Rate” refers to the rate of exchange for Euros, expressed in U.S. dollars per Euro, in the City of New York for cable transfers payable in foreign currencies as certified by the Federal Reserve Bank of New York for customs purposes. The Noon Buying Rate certified by the New York Federal Reserve Bank for the Euro on November 14, 2014 was $1.2494 = €1.00. The following tables describe, for the periods and dates indicated, information concerning the Noon Buying Rate for the Euro. Amounts are expressed in U.S. dollars per €1.00.

	U.S. dollar per Euro 1.00
	High	Low	Period Average(1)	Period End
Fiscal Year Ended
June 28, 2014	1.3927	1.2774	1.3571	1.3631
June 29, 2013	1.3692	1.2062	1.2935	1.3010
June 30, 2012	1.4523	1.2364	1.3406	1.2668
June 25, 2011	1.4875	1.2187	1.3628	1.4189
June 26, 2010	1.5100	1.1959	1.3923	1.2332

Three Months Ended September 27,
2014	1.3690	1.2686	1.3276	1.2686

Month
May 2014	1.3924	1.3596	1.3739	1.3640
June 2014	1.3690	1.3522	1.3595	1.3690
July 2014	1.3681	1.3375	1.3533	1.3390
August 2014	1.3436	1.3150	1.3315	1.3150
September 2014	1.3136	1.2628	1.2889	1.2628
October 2014	1.2812	1.2517	1.2677	1.2530
November 2014 (data as of November 14, 2014)	1.2554	1.2414	1.2468	1.2494

(1)	The average of the Noon Buying Rates on each day of the relevant period.

DESCRIPTION OF SECURITIES

Perrigo Company plc may issue from time to time, in one or more offerings, debt securities, including convertible debt securities, ordinary shares, par value €0.001 per share, and preferred shares, par value $0.0001 per share, including convertible preferred shares, and it may guarantee debt securities issued by Perrigo Finance plc under this prospectus. Perrigo Finance plc may issue from time to time, in one or more offerings, debt securities, and it may guarantee debt securities, including convertible debt securities, issued by Perrigo Company plc under this prospectus.

Perrigo Company plc’s ability to issue preferred shares is limited so long as its ordinary shares are listed on the Tel Aviv Stock Exchange. We will set forth in the applicable prospectus supplement a description of debt securities, including convertible debt securities, ordinary shares and preferred shares, including convertible preferred shares, which may be offered under this prospectus. The terms of the offering of debt securities, including convertible debt securities, guarantees, ordinary shares and preferred shares, including convertible preferred shares, the initial issue price and the net proceeds to us will be contained in the prospectus supplement and other offering material relating to such offer. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

DESCRIPTION OF ORDINARY SHARES

The following description of Perrigo’s share capital is a summary. This summary does not purport to be complete and is qualified in its entirety by reference to the Companies Acts 1963 – 2013 (the “Companies Acts”) and the complete text of Perrigo’s memorandum and articles of association, included as exhibits to our Annual Report on Form 10-K for the fiscal year ended June 28, 2014, which is incorporated by reference in this prospectus supplement. You should read those laws and documents carefully.

Capital Structure

Authorized Share Capital

Our authorized share capital of Perrigo is €10,000,000 and $1,000, divided into 10,000,000,000 ordinary shares of €0.001 each and 10,000,000 preferred shares of $0.0001 each.

We may issue shares subject to the maximum authorized share capital contained in our memorandum and articles of association. The authorized share capital may be increased or reduced by a resolution approved by a simple majority of the votes of a company’s shareholders cast at a general meeting (referred to under Irish law as an “ordinary resolution”). The shares comprising the authorized share capital of Perrigo may be divided into shares of such nominal value as the resolution shall prescribe. As a matter of Irish company law, the directors of a company may authorize the issuance of new ordinary or preferred shares without shareholder approval once authorized to do so by the articles of association or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution. The articles of association of Perrigo authorize the board of directors of Perrigo to issue new ordinary or preferred shares without shareholder approval for a period of five years from the date of adoption of such articles of association.

The rights and restrictions to which the ordinary shares will be subject are prescribed in Perrigo’s articles of association. Perrigo’s articles of association permit the board of directors, without shareholder approval, to determine certain terms of each series of the preferred shares issued by Perrigo, including the number of shares, designations, dividend rights, liquidation and other rights and redemption, repurchase or exchange rights.

Irish law does not recognize fractional shares held of record. Accordingly, Perrigo’s articles of association do not provide for the issuance of fractional shares of Perrigo, and the official Irish register of Perrigo does not reflect any fractional shares.

Whenever an alteration or reorganization of the share capital of Perrigo would result in any Perrigo shareholder becoming entitled to fractions of a share, the Perrigo board of directors may, on behalf of those shareholders that would become entitled to fractions of a share, arrange for the sale of the shares representing fractions and the distribution of the net proceeds of the sale in due proportion among the shareholders who would have been entitled to the fractions. For the purpose of any such sale, the Board may authorize any person to transfer the shares representing fractions to the purchaser, who shall not be bound to see to the application of the purchase money, nor shall the purchaser’s title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

Preemption Rights, Share Warrants and Options

Under Irish law, certain statutory preemption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, in December 2013, Perrigo opted out of these preemption rights in its articles of association as permitted under Irish company law. Because Irish law requires this opt-out to be renewed every five years by a resolution approved by not less than 75% of the votes of the shareholders of Perrigo cast at a general meeting (referred to under Irish law as a “special resolution”), Perrigo’s articles of association provide that this opt-out must be so renewed every five years. If the opt-out is not renewed, shares issued for cash must be offered to existing shareholders of Perrigo on a pro rata basis to their existing shareholding before the shares can be issued to any new shareholders. The statutory preemption rights do not apply where shares are issued for non-cash consideration (such as in a share-for-share acquisition) and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or where shares are issued pursuant to an employee option or similar equity plan.

The memorandum and articles of association of Perrigo provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which Perrigo is subject, the board is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the board deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as the board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Companies Acts provide that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association or an ordinary resolution of shareholders. Perrigo is subject to the rules of The New York Stock Exchange and the Code that require shareholder approval of certain equity plan and share issuances. Perrigo’s board of directors may authorize the issuance of shares upon exercise of warrants or options without shareholder approval or authorization (up to the relevant authorized share capital limit). In connection with the completion of the Elan acquisition, Perrigo assumed Perrigo Company Limited’s existing obligations to deliver shares under its equity incentive plans, pursuant to the terms thereof.

Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves generally means accumulated realized profits less accumulated realized losses and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless the net assets of Perrigo are equal to, or in excess of, the aggregate of Perrigo’s called up share capital plus undistributable reserves and the distribution does not reduce Perrigo’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which Perrigo’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed Perrigo’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not Perrigo has sufficient distributable reserves to fund a dividend must be made by reference to “relevant accounts” of Perrigo. The “relevant accounts” will be either the last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Companies Acts that give a “true and fair view” of Perrigo’s unconsolidated financial position and accord with accepted accounting practice. The relevant accounts must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

Perrigo’s memorandum and articles of association authorize the directors to declare dividends to the extent they appear justified by profits without shareholder approval. The board of directors may also recommend a dividend to be approved and declared by the Perrigo shareholders at a general meeting. The board of directors may direct that the payment be made by distribution of assets, shares or cash and no dividend issued may exceed the amount recommended by the directors. Dividends may be declared and paid in the form of cash or non-cash assets and may be paid in U.S. dollars or any other currency. All holders of ordinary shares of Perrigo will participate pro rata in respect of any dividend which may be declared in respect of ordinary shares by Perrigo.

The directors of Perrigo may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to Perrigo in relation to the shares of Perrigo.

The directors may also authorize Perrigo to issue shares with preferred rights to participate in dividends declared by Perrigo. The holders of preferred shares may, depending on their terms, rank senior to the Perrigo ordinary shares in terms of dividend rights and/or be entitled to claim arrears of a declared dividend out of subsequently declared dividends in priority to ordinary shareholders.

For information about the Irish tax issues relating to dividend payments, please see the section entitled “Irish Tax Considerations—Withholding Tax on Dividends.”

Share Repurchases, Redemptions and Conversions

Overview

Perrigo’s memorandum and articles of association provide that any ordinary share which Perrigo has agreed to acquire shall be deemed to be a redeemable share, unless the Board resolves otherwise. Accordingly, for Irish company law purposes, the repurchase of ordinary shares by Perrigo will technically be effected as a redemption of those shares as described below under “—Share Repurchases, Redemptions and Conversions—Repurchases and Redemptions by Perrigo.” If the articles of association of Perrigo did not contain such provision, all repurchases by Perrigo would be subject to many of the same rules that apply to purchases of Perrigo ordinary shares by subsidiaries described below under “—Share Repurchases, Redemptions and Conversions—Purchases by Subsidiaries of Perrigo” including the shareholder approval requirements described below and the requirement that any on-market purchases be effected on a “recognized stock exchange.” Neither Irish law nor any constituent document of Perrigo places limitations on the right of nonresident or foreign owners to vote or hold Perrigo ordinary shares. Except where otherwise noted, references elsewhere in this prospectus supplement to repurchasing or buying back ordinary shares of Perrigo refer to the redemption of ordinary shares by Perrigo or the purchase of ordinary shares of Perrigo by a subsidiary of Perrigo, in each case in accordance with the Perrigo memorandum and articles of association and Irish company law as described below.

Repurchases and Redemptions by Perrigo

Under Irish law, a company may issue redeemable shares and redeem them out of distributable reserves or the proceeds of a new issue of shares for that purpose. Perrigo may only issue redeemable shares if the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of Perrigo. All redeemable shares must also be fully-paid, and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may, upon redemption, be cancelled or held in treasury. Based on the provision of Perrigo’s articles described above, shareholder approval will not be required to redeem Perrigo ordinary shares.

Perrigo may also be given an additional general authority by its shareholders to purchase its own shares on-market which would take effect on the same terms and be subject to the same conditions as applicable to purchases by Perrigo’s subsidiaries as described below.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by Perrigo at any time must not exceed 10% of the nominal value of the issued share capital of Perrigo. Perrigo may not exercise any voting rights in respect of any shares held as treasury shares. Treasury shares may be cancelled by Perrigo or re-issued subject to certain conditions.

Purchases by Subsidiaries of Perrigo

Under Irish law, an Irish or non-Irish subsidiary may purchase shares of Perrigo either on-market or off-market. For a subsidiary of Perrigo to make on-market purchases of Perrigo ordinary shares, the shareholders of Perrigo must provide general authorization for such purchase by way of ordinary resolution. However, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase by a subsidiary of Perrigo ordinary shares is required. For an off-market purchase by a subsidiary of Perrigo, the proposed purchase contract must be authorized by special resolution of the shareholders before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution being passed, the purchase contract must be on display or must be available for inspection by shareholders at the registered office of Perrigo.

In order for a subsidiary of Perrigo to make an on-market purchase of Perrigo’s ordinary shares, such ordinary shares must be purchased on a “recognized stock exchange.” The New York Stock Exchange, on which the ordinary shares of Perrigo are listed, is specified as a recognized stock exchange for this purpose by Irish company law. The Tel Aviv Stock Exchange, on which the ordinary shares of Perrigo are also listed, is not a recognized stock exchange for the purposes of Irish company law.

The number of ordinary shares in Perrigo held by the subsidiaries of Perrigo at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of Perrigo. While a subsidiary holds ordinary shares of Perrigo, it cannot exercise any voting rights in respect of those ordinary shares. The acquisition of the ordinary shares of Perrigo by a subsidiary must be funded out of distributable reserves of the subsidiary.

Lien on Ordinary Shares, Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Perrigo’s articles of association provide that Perrigo will have a first and paramount lien on every ordinary share for all moneys payable, whether presently due or not, payable in respect of such Perrigo ordinary share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any ordinary shares to be paid, and if payment is not made, the ordinary shares may be forfeited. These provisions are standard in the articles of association of an Irish company limited by ordinary shares such as Perrigo and will only be applicable to ordinary shares of Perrigo that have not been fully paid up.

Consolidation and Division; Subdivision

Under its articles of association, Perrigo may, by ordinary resolution, consolidate and divide all or any of its share capital into shares of larger nominal value than its existing shares or subdivide its shares into smaller amounts than is fixed by its memorandum of association.

Reduction of Share Capital

Perrigo may, by ordinary resolution, reduce its authorized share capital in any way. Perrigo also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel its issued share capital in any manner permitted by the Companies Acts.

Annual Meetings of Shareholders

Perrigo is required to hold an annual general meeting at intervals of no more than 15 months, provided that an annual general meeting is held in each calendar year following the first annual general meeting and no more than nine months after Perrigo’s fiscal year-end.

Notice of an annual general meeting must be given to all Perrigo shareholders and to the auditors of Perrigo. The articles of association of Perrigo provide for a minimum notice period of 21 days, which is the minimum permitted under Irish law.

The only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are the presentation of the annual accounts, balance sheet and reports of the directors and auditors, the appointment of new auditors and the fixing of the auditor’s remuneration (or delegation of same). If no resolution is made in respect of the reappointment of an existing auditor at an annual general meeting, the existing auditor will be deemed to have continued in office.

Extraordinary General Meetings of Shareholders

Extraordinary general meetings of Perrigo may be convened by (i) the board of directors, (ii) on requisition of the shareholders holding not less than 10% of the paid up share capital of Perrigo carrying voting rights or (iii) on requisition of Perrigo’s auditors. Extraordinary general meetings are generally held for the purposes of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting, only such business shall be conducted as is set forth in the notice thereof.

Notice of an extraordinary general meeting must be given to all Perrigo shareholders and to the auditors of Perrigo. Under Irish law and Perrigo’s articles of association, the minimum notice periods are 21 days’ notice in writing for an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting.

In the case of an extraordinary general meeting convened by shareholders of Perrigo, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, the Perrigo board of directors has 21 days to convene a meeting of Perrigo shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of Perrigo’s receipt of the requisition notice.

If the board of directors becomes aware that the net assets of Perrigo are not greater than half of the amount of Perrigo’s called-up share capital, the directors of Perrigo must convene an extraordinary general meeting of Perrigo shareholders not later than 28 days from the date that they learn of this fact to consider how to address the situation.

Quorum for General Meetings

The articles of association of Perrigo provide that no business shall be transacted at any general meeting unless a quorum is present. A quorum shall be one or more persons holding or representing by proxy more than 50% of the total issued voting rights of Perrigo ordinary shares.

Voting

Perrigo’s articles of association provide that except where a greater majority is required by the Companies Acts, any question, business or resolution proposed at any general meeting shall be decided by a simple majority of the votes cast.

At any meeting of Perrigo, all resolutions put to the shareholders will be decided on a poll.

In accordance with the articles of association of Perrigo, the directors of Perrigo may from time to time authorize Perrigo to issue preferred shares. These preferred shares may have a vote for each such share. Treasury shares or shares of Perrigo that are held by subsidiaries of Perrigo will not be entitled to be voted at general meetings of shareholders.

Irish company law requires special resolutions of the shareholders at a general meeting to approve certain matters. Examples of matters requiring special resolutions include:

•	amending the objects or memorandum of association of Perrigo;

•	amending the articles of association of Perrigo;

•	approving a change of name of Perrigo;

•	authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

•	opting out of preemption rights on the issuance of new shares for cash;

•	re-registration of Perrigo from a public limited company to a private company;

•	variation of class rights attaching to classes of shares (where the articles of association do not provide otherwise);

•	purchase of own shares off-market;

•	reduction of issued share capital;

•	sanctioning a compromise/Scheme of Arrangement;

•	resolving that Perrigo be wound up by the Irish courts;

•	resolving in favor of a shareholders’ voluntary winding-up;

•	re-designation of shares into different share classes; and

•	setting the re-issue price of treasury shares.

Variation of Rights Attaching to a Class or Series of Shares

Under the Perrigo articles of association and the Companies Acts, any variation of class rights attaching to the issued shares of Perrigo must be approved in writing by holders of three-quarters of the issued shares in that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class, provided that, if the relevant class of holders has only one holder, that person present in person or by proxy shall constitute the necessary quorum.

The provisions of the articles of association of Perrigo relating to general meetings apply to general meetings of the holders of any class of shares except that the necessary quorum is determined in reference to the shares of the holders of the class.

Inspection of Books and Records

Under Irish law, shareholders have the right to: (i) receive a copy of the memorandum and articles of association of Perrigo and any act of the Irish Government which alters the memorandum of Perrigo; (ii) inspect and obtain copies of the minutes of general meetings and resolutions of Perrigo; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by Perrigo; (iv) receive copies of balance sheets and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (v) receive balance sheets of any subsidiary of Perrigo which have previously been sent to shareholders prior to an annual general meeting for the preceding ten years. The auditors of Perrigo will also have the right to inspect all books, records and vouchers of Perrigo. The auditors’ report must be circulated to the shareholders with Perrigo’s financial statements prepared in accordance with Irish law 21 days before the annual general meeting and must be read to the shareholders at Perrigo’s annual general meeting.

Acquisitions

An Irish public limited company may be acquired in a number of ways, including:

•	a court-approved Scheme of Arrangement under the Companies Acts. A Scheme of Arrangement with shareholders requires a court order from the Irish High Court and the approval of a majority in number representing 75% in value of the shareholders present and voting in person or by proxy at a meeting called to approve the scheme;

•	through a tender or takeover offer by a third party for all of the shares of Perrigo. Where the holders of 80% or more of Perrigo’s ordinary shares have accepted an offer for their shares in Perrigo, the remaining shareholders may also be statutorily required to transfer their shares. If the bidder does not exercise its “squeeze out” right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms. If shares of Perrigo were to be listed on the Irish Stock Exchange or another regulated stock exchange in the European Union, this threshold would be increased to 90%; and

•	it is also possible for Perrigo to be acquired by way of a transaction with an EU-incorporated company under the EU Cross-Border Mergers Directive 2005/56/EC. Such a transaction must be approved by a special resolution and by the Irish courts. If Perrigo is being merged with another EU company under the EU Cross-Border Mergers Directive 2005/56/EC and the consideration payable to Perrigo shareholders is not all in the form of cash, Perrigo shareholders may be entitled to require their shares to be acquired at fair value for cash.

Appraisal Rights

Generally, under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights. Under the European Communities (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish company limited by shares such as Perrigo and a company incorporated in the European Economic Area (the European Economic Area includes all member states of the European Union and Norway, Iceland and Liechtenstein), a shareholder (i) who voted against the special resolution approving the transaction or (ii) of a company in which 90% of the shares are held by the other party to the transaction has the right to request that the company acquire its shares for cash at a price determined in accordance with the share exchange ratio set out in the merger agreement.

Disclosure of Interests in Shares

Under the Companies Acts, Perrigo shareholders must notify Perrigo if, as a result of a transaction, the shareholder will become interested in 5% or more of the shares of Perrigo; or if as a result of a transaction a shareholder who was interested in more than 5% of the shares of Perrigo ceases to be so interested. Where a shareholder is interested in more than 5% of the shares of Perrigo, the shareholder must notify Perrigo of any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction. The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the shareholder is interested as a proportion of the entire nominal value of the issued share capital of Perrigo (or any such class of share capital in issue). Where the percentage level of the shareholder’s interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. Perrigo must be notified within five business days of the transactions or alteration of the shareholder’s interests that gave rise to the notification requirement. If a shareholder fails to comply with these notification requirements, the shareholder’s rights in respect of any Perrigo ordinary shares it holds will not be enforceable, either directly or indirectly. However, such person may apply to the court to have the rights attaching to such shares reinstated.

In addition to these disclosure requirements, Perrigo, under the Companies Acts, may, by notice in writing, require a person whom Perrigo knows or has reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued to have been, interested in shares comprised in Perrigo’s relevant share capital to: (i) indicate whether or not it is the case; and (ii) where such person holds or has during that time held an interest in the shares of Perrigo, to provide additional information, including the person’s own past or present interests in shares of Perrigo. If the recipient of the notice fails to respond within the reasonable time period specified in the notice, Perrigo may apply to court for an order directing that the affected shares be subject to certain restrictions, as prescribed by the Companies Acts, as follows:

•	any transfer of those shares, or in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, shall be void;

•	no voting rights shall be exercisable in respect of those shares;

•	no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

•	no payment shall be made of any sums due from Perrigo on those shares, whether in respect of capital or otherwise.

The court may also order that shares subject to any of these restrictions be sold with the restrictions terminating upon the completion of the sale.

In the event Perrigo is in an offer period pursuant to the Takeover Rules (as defined below), accelerated disclosure provisions apply for persons holding an interest in Perrigo securities of 1% or more.

Anti-Takeover Provisions

Takeover Rules and Substantial Acquisition Rules

A transaction in which a third party seeks to acquire 30% or more of the voting rights of Perrigo will be governed by the Irish Takeover Panel Act 1997 (the “Takeover Panel Act”) and the Irish Takeover Rules 2013 (the “Takeover Rules”) made thereunder and will be regulated by the panel (the “Panel”) pursuant to the Takeover Panel Act. The “General Principles” of the Takeover Rules and certain important aspects of the Takeover Rules are described below.

General Principles

The Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Panel:

•	in the event of an offer, all holders of security of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

•	the holders of the securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of the target company must give its views on the effects of implementation of the offer on employment, conditions of employment and the locations of the target company’s places of business;

•	the board of the target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

•	false markets must not be created in the securities of the target company, the bidder or of any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

•	a bidder must announce an offer only after ensuring that he or she can fulfill in full, any cash consideration, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

•	a target company must not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities; and

•	a substantial acquisition of securities (whether such acquisition is to be effected by one transactions or a series of transaction) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid

Under certain circumstances, a person who acquires shares or other voting rights in Perrigo may be required under the Takeover Rules to make a mandatory cash offer for the remaining outstanding shares in Perrigo at a price not less than the highest price paid for the shares by the acquirer (or any parties acting in concert with the acquirer) during the previous 12 months. This mandatory bid requirement is triggered if an acquisition of shares would increase the aggregate holding of an acquirer (including the holdings of any parties acting in concert with the acquirer) to shares representing 30% or more of the voting rights in Perrigo, unless the Panel otherwise consents. An acquisition of shares by a person holding (together with its concert parties) shares representing between 30% and 50% of the voting rights in Perrigo would also trigger the mandatory bid requirement if, after giving effect to the acquisition, the percentage of the voting rights held by that person (together with its concert parties) would increase by 0.05% within a 12-month period. Any person (excluding any parties acting in concert with the holder) holding shares representing more than 50% of the voting rights of a company is not subject to these mandatory offer requirements in purchasing additional securities.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements

If a person makes a voluntary offer to acquire outstanding ordinary shares of Perrigo, the offer price must be no less than the highest price paid for Perrigo ordinary shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period. The Panel has the power to extend the “look back” period to 12 months if the Panel, taking into account the General Principles, believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired ordinary shares of Perrigo (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of the total ordinary shares of Perrigo or (ii) at any time after the commencement of the offer period, the offer must be in cash (or accompanied by a full cash alternative) and the price per Perrigo ordinary share must not be less than the highest price paid by the bidder or its concert parties during, in the case of (i), the 12-month period prior to the commencement of the offer period and, in the case of (ii), the offer period. The Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of the total ordinary shares of Perrigo in the 12-month period prior to the commencement of the offer period if the Panel, taking into account the General Principles, considers it just and proper to do so.

An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

The Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between

15% and 30% of the voting rights of Perrigo. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of Perrigo is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of Perrigo and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Frustrating Action

Under the Takeover Rules, the Perrigo board of directors is not permitted to take any action which might frustrate an offer for the shares of Perrigo once the board of directors has received an approach which may lead to an offer or has reason to believe an offer is imminent, subject to certain exceptions. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material acquisitions or disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the board has reason to believe an offer is imminent. Exceptions to this prohibition are available where:

•	the action is approved by Perrigo’s shareholders at a general meeting; or

•	the Panel has given its consent, where:

•	it is satisfied the action would not constitute frustrating action;

•	Perrigo shareholders that hold 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

•	the action is taken in accordance with a contract entered into prior to the announcement of the offer; or

•	the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Certain other provisions of Irish law or the Perrigo memorandum and articles of association may be considered to have anti-takeover effects, including those described under the following captions: “—Capital Structure—Authorized Share Capital” (regarding issuance of preferred shares), “—Preemption Rights, Share Warrants and Options,” “—Disclosure of Interests in Shares.”

Corporate Governance

The articles of association of Perrigo allocate authority over the day-to-day management of Perrigo to the board of directors. The board of directors may then delegate any of its powers, authorities and discretions (with power to sub-delegate) to any committee, consisting of such person or persons (whether directors or not) as it thinks fit, but regardless, the directors will remain responsible, as a matter of Irish law, for the proper management of the affairs of Perrigo. Committees may meet and adjourn as they determine proper. Unless otherwise determined by the board of directors, the quorum necessary for the transactions of business at any committee meeting shall be a majority of the members of such committee then in office unless the committee shall consist of one or two members, in which case one member shall constitute a quorum.

Legal Name; Formation; Fiscal Year; Registered Office

The current legal and commercial name of Perrigo is Perrigo Company plc. Perrigo was incorporated in Ireland on June 28, 2013 as a private limited company, under the name Blisfont Limited (registration number 529592) and changed its name to Perrigo Company plc on July 30, 2013. Perrigo’s fiscal year is a 52-week or 53-week period, which ends the Saturday on or about June 30. Perrigo’s registered address is Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland.

Appointment of Directors

Perrigo’s articles of association provide that (subject to: (a) automatic increases to accommodate the exercise of the rights of holders of any class or series of shares in issue having special rights to nominate or appoint directors in accordance with the terms of issue of such class or series; and/or (b) any resolution passed increasing the number of directors) the number of directors will be not less than two and not more than eleven.

At each annual general meeting of Perrigo, all the directors shall retire from office and be re-eligible for re-election. Upon the resignation or termination of office of any director, if a new director shall be appointed to the board he will be designated to fill the vacancy arising.

No person shall be appointed director unless nominated as follows:

•	by the affirmative vote of two-thirds of the board of Perrigo;

•	with respect to election at an annual general meeting, by any shareholder who holds ordinary shares or other shares carrying the general right to vote at general meetings of Perrigo, who is a shareholder at the time of the giving of the notice and at the time of the relevant annual general meeting and who timely complies with the notice procedures set out in the articles of association;

•	with respect to election at an extraordinary general meeting requisitioned in accordance with section 132 of the Companies Act 1963, by a shareholder or shareholders who hold ordinary shares or other shares carrying the general right to vote at general meetings of Perrigo and who make such nomination in the written requisition of the extraordinary general meeting; or

•	by holders of any class or series of shares in Perrigo then in issue having special rights to nominate or appoint directors in accordance with the terms of issue of such class or series, but only to the extent provided in such terms of issue.

Directors shall be appointed as follows:

•	by shareholders by majority of votes cast at the annual general meeting in each year or at any extraordinary general meeting called for the purpose, except that, if resolutions are passed in respect of the election of directors which would result in the maximum number of directors being exceeded, then those directors, in such number as exceeds such maximum number, receiving at that meeting the lowest number of votes will not be elected;

•	by the board in accordance with the articles of association; or

•	so long as there is in office a sufficient number of directors to constitute a quorum of the board, the directors shall have the power at any time and from time to time to appoint any person to be director, either to fill a vacancy in the board or as an addition to the existing directors but so that the total number of directors shall not any time exceed the maximum number provided for in the articles of association.

Removal of Directors

Under the Companies Acts, the shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term at a meeting held on no less than 28 days’ notice and at which the director is entitled to be heard. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) that the director may have against Perrigo in respect of his removal.

The board of directors may appoint a person who is willing to act to be a director, either to fill a vacancy or as an additional director, provided that the appointment does not cause the number of directors to exceed any maximum number of directors so fixed. Perrigo may by ordinary resolution elect another person in place of a director removed from office and without prejudice to the powers of the directors under the articles, the company in general meeting may elect any person to be a director to fill a vacancy or an additional director, subject to the maximum number of directors set out in the articles of association.

Duration; Dissolution; Rights upon Liquidation

Perrigo’s duration will be unlimited. Perrigo may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding-up, a special resolution of shareholders is required. Perrigo may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where Perrigo has failed to file certain returns.

The rights of the shareholders to a return of Perrigo’s assets on dissolution or winding up, following the settlement of all claims of creditors, are prescribed in Perrigo’s articles of association and may be further prescribed in the terms of any preferred shares issued by the directors of Perrigo from time to time. The holders of preferred shares in particular may have the right to priority in a dissolution or winding up of Perrigo. The memorandum and articles of association provide that, subject to the priorities of any creditors, the assets will be distributed to shareholders in proportion to the paid-up nominal value of the shares held. Perrigo’s articles of association provide that the shareholders of Perrigo are entitled to participate pro rata in a winding up, but their right to do so is subject to the rights of any holders of the shares issued upon special terms and conditions to participate under the terms of any series or class of such shares.

Uncertificated Shares

Holders of ordinary shares of Perrigo will have the right upon request to require Perrigo to issue certificates for their shares. Subject to any such requests, Perrigo intends only to issue uncertificated ordinary shares.

No Sinking Fund

The Perrigo ordinary shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

The shares to be issued in the transactions will be duly and validly issued and fully paid.

Transfer and Registration of Shares

The transfer agent for Perrigo will maintain the share register, registration in which will be determinative of membership in Perrigo. A shareholder of Perrigo who holds shares beneficially will not be the holder of record of such shares. Instead, the depository or other nominee will be the holder of record of those shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through a depository or other nominee will not be registered in Perrigo’s official share register, as the depository or other nominee will remain the record holder of any such shares.

A written instrument of transfer is required under Irish law in order to register on Perrigo’s official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially to a person who holds such shares directly or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer is also required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on Perrigo’s official Irish share register. However, a shareholder who directly holds shares may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty, provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a sale of the shares.

Any transfer of Perrigo ordinary shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is duly stamped and provided to the transfer agent. Perrigo’s articles of association allow Perrigo, in its absolute discretion, to create an instrument of transfer and pay (or procure the payment of) any stamp duty, which is the legal obligation of a buyer. In the event of any such payment, Perrigo is (on behalf of itself or its affiliates) entitled to (i) seek reimbursement from the buyer or seller (at its discretion), (ii) set-off the amount of the stamp duty against future dividends payable to the buyer or seller (at its discretion) and (iii) claim a lien against the Perrigo ordinary shares on which it has paid stamp duty. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in Perrigo ordinary shares has been paid unless one or both of such parties is otherwise notified by Perrigo.

Perrigo’s memorandum and articles of association, as they will be in effect as of the effective time of the acquisition, delegate to Perrigo’s secretary the authority to execute an instrument of transfer on behalf of a transferring party.

In order to help ensure that the official share register is regularly updated to reflect trading of Perrigo ordinary shares occurring through normal electronic systems, Perrigo regularly produces any required instruments of transfer in connection with any transactions for which it pays stamp duty (subject to the reimbursement and set-off rights described above). In the event that Perrigo notifies one or both of the parties to a share transfer that it believes stamp duty is required to be paid in connection with the transfer and that it will not pay the stamp duty, the parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from Perrigo for this purpose) or request that Perrigo execute an instrument of transfer on behalf of the transferring party in a form determined by Perrigo. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to Perrigo’s transfer agent, the buyer will be registered as the legal owner of the relevant shares on Perrigo’s official Irish share register (subject to the matters described below).

The directors may suspend registration of transfers from time to time, not exceeding 30 days in aggregate each year.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

Street Name and Other Indirect Holders

We generally will not recognize investors who hold securities in accounts at banks or brokers as legal holders of securities. Holding in that way is called holding in street name. Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you intend to hold securities in street name, you should check with the institution through which you will hold your securities to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons or entities who are the direct holders of securities, i.e., those who are registered as holders of securities. As noted above, we do not have obligations to you if you hold in street name or through other indirect means, either because you choose to hold securities in that manner or because we issued the securities in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

What is a Global Security? A global security is a special type of indirectly held security, as described above under “—Street Name and Other Indirect Holders”. If we choose to issue securities in the form of global securities only, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution or clearing system, or their nominee, that we select and by requiring that the securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depository. The Depository Trust Company, New York, New York, known as DTC, may be a depository for one or more series of securities. For information regarding DTC, see “—Considerations Relating to DTC”.

Any person wishing to own a security included in a global security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depository. The prospectus supplement indicates whether we will issue your securities only in the form of global securities.

Special Investor Considerations for Global Securities. The account rules of your financial institution and the rules of the depository, as well as general laws relating to securities transfers, will govern your rights as an indirect holder of a global security. We will not recognize you as a registered holder of securities and instead will deal only with the depository that holds the global security.

You should be aware that if securities are issued only in the form of global securities:

•	You cannot have securities registered in your own name.

•	You cannot receive physical certificates for your interest in the securities.

•	You will be a street name holder and must look to your own bank or broker for payments on the securities and protection of your legal rights relating to the securities. See “—Street Name and Other Indirect Holders”.

•	You may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities as direct holders.

•	The depository’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global security, and those policies may change from time to time. We and the trustee have no responsibility for any aspect of the depository’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depository in any way.

•	Financial institutions that participate in the depositary’s book-entry system and through which investors hold their interests in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the securities, and those policies may change from time to time. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

•	The depository will require that you purchase or sell interests in a global security within its system using same-day funds for settlement.

Special Situations When a Global Security will be Terminated. In a few special situations described below, the trustee will terminate the global security and will exchange interests in it for separate certificates representing securities. After that exchange, the choice of whether to hold securities directly or in street name will be up to you. You must consult your own bank or broker to find out how to have your interests in the securities transferred to your own name, so that you will be a direct holder. We previously described the rights of street name investors and direct holders in the securities in the subsections entitled “—Street Name and Other Indirect Holders” and “—Direct Holders”.

The special situations for termination of a global security are:

•	When the depository notifies us that it is unwilling, unable or no longer qualified to continue as depository,

•	When we notify the trustee that we wish to terminate the global security, or

•	When an event of default on the securities has occurred and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular securities of the series covered by the prospectus supplement. When a global security terminates, the depository, and not we or the trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

Considerations Relating to DTC. DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include other organizations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the Commission.

Purchases of securities within the DTC system must be made by or through DTC participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of the notes, which we refer to as the “beneficial owner,” is in turn to be recorded on the DTC participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings from the direct or indirect DTC participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes will be effected only through entries made on the books of DTC participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

In instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the securities. Under its usual procedures DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Distribution payments on the securities will be made by the trustee, after we deposit funds with the trustee for that purpose, to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participants and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the trustee, and disbursements of such payment to the beneficial owners are the responsibility of direct and indirect participants.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. We do not have any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in any of the following ways (or in any combination):

•	to or through underwriting syndicates represented by managing underwriters;

•	to or through one or more underwriters without a syndicate for them to offer and sell to the public;

•	to or through dealers or agents; and

•	directly to investors.

The securities we distribute by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

We may sell securities from time to time to one or more underwriters, who would purchase the securities as principal on a firm commitment basis for resale to the public. If we sell securities to underwriters, we may execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include any required information about underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

We may solicit offers to purchase securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. If required, the prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

From time to time, we may sell securities to one or more dealers acting as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public.

Any underwriter or agent involved in the offer and sale of any securities will be named in the applicable prospectus supplement.

Underwriters, agents and dealers may be entitled, under agreements with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

Each issuance of securities (other than any add-on issuance) will be a new issue, and there will be no established trading market for any security prior to its original issue date, other than the ordinary shares, which are listed on the New York Stock Exchange. We may, but are not required to, list a particular issuance of securities on a securities exchange or arrange for admission of a particular issuance of securities on an automated quotation system. Any underwriters to whom we sell securities for public offering may make a market in those securities. However, no such underwriter that makes a market will be obligated to do so, and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for any of the securities.

Unless otherwise indicated in the applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.

In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to other underwriters a portion of the underwriting discount received by it because these underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses and for which they will receive customary compensation.

VALIDITY OF SECURITIES

Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York, will pass upon matters of New York law with respect to securities sold under this prospectus. A&L Goodbody will pass upon matters of Irish law with respect to securities sold under this prospectus. Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Perrigo Company plc appearing in Perrigo’s Annual Report (Form 10-K) for the year ended June 28, 2014 (including the schedule appearing therein), and the effectiveness of Perrigo’s internal control over financial reporting as of June 28, 2014 (excluding the internal control over financial reporting of Elan Corporation, plc), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on the effectiveness of Perrigo’s internal controls over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Elan Corporation, plc from the scope of such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Omega Pharma Invest NV included in Exhibit 99.1 of Perrigo Company plc’s Current Report on Form 8-K filed on November 20, 2014 have been incorporated herein by reference in reliance on the report (which contains a qualification relating to the exclusion of comparative information, as discussed in note 2.1) of PricewaterhouseCoopers Reviseurs d’Entreprises scrl, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and financial statement schedule of Elan Corporation, plc as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, appearing in Perrigo Company plc’s Current Report on Form 8-K filed on August 15, 2014, have been incorporated by reference herein, in reliance upon the report of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company under the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at the SEC’s Internet website, www.sec.gov, or at the office of the New York Stock Exchange, on which our ordinary shares are listed. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-3000 or visit the New York Stock Exchange website, www.nyse.com. In addition, you may request copies of these filings at no cost by writing or telephoning us at the following address: Perrigo Company plc, Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland, +353-1-7094000; or at our Internet website, www.perrigo.com. Information contained on our website is not incorporated by reference in and does not constitute part of this prospectus.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus or any prospectus supplement to a contract or other document filed or incorporated by reference as an exhibit to our registration statement, the reference is only a summary. For a copy of the contract or other document, you should refer to the exhibits that are a part of the registration statement or incorporated by reference in the registration statement by the filing of a Current Report on Form 8-K, Form 10-Q, Form 10-K or otherwise. You may review a copy of the registration statement and the documents we incorporate by reference at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s Internet website as listed above.

The following documents filed with the SEC (File No. 001-36353 and File No. 333-190859) pursuant to the Exchange Act are incorporated by reference in this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended June 28, 2014;

•	Quarterly Report on Form 10-Q for the quarter ended September 27, 2014;

•	Current Reports on Form 8-K (not including portions thereof furnished under Item 2.02 or Item 7.01 and exhibits related thereto) filed on December 19, 2013 (Film No.: 131287596), August 15, 2014 (except for the information filed pursuant to Item 9.01(b) and the filed exhibits relating to this information), November 6, 2014, November 12, 2014, November 12, 2014, November 20, 2014, November 20, 2014 and November 20, 2014; and

•	Proxy Statement on Schedule 14A filed on October 1, 2014.

Also, all documents filed by us with the SEC under File No. 001-36353 and File No. 333-190859 pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (not including Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 under Form 8-K) after the date of this prospectus and prior to termination of the offering to which this prospectus relates shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, copies of any document incorporated by reference into this prospectus, excluding exhibits other than those exhibits that are specifically incorporated by reference in this prospectus. You can obtain a copy of any document incorporated by reference by writing or calling us at our principal executive offices as follows:

Perrigo Company plc

Treasury Building

Lower Grand Canal Street

Dublin 2, Ireland

+353-1-7094000

Information on our website is not part of this prospectus, and you should not rely on that information in making your investment decision unless that information is also in this prospectus or has been expressly incorporated by reference in this prospectus.

$         % Senior Notes due 20

$         % Senior Notes due 20

$         % Senior Notes due 20

Perrigo Finance plc

Fully and unconditionally guaranteed by

Perrigo Company plc

Joint book-running managers

J.P. Morgan		Barclays

BofA Merrill Lynch	HSBC	Wells Fargo Securities